                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant /x/

Check the appropriate box:
/ / Preliminary Proxy Statement  / / Confidential, for the use of the Commission
                                     only (as permitted by Rule 14a-6(e)(2))

/ / Definitive Proxy Statement
/X/ Definitive Additional Materials

/ / Soliciting Material Pursuant to Rule 14a-12

                               DIME BANCORP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant As Specified In Its Charter)

                         NORTH FORK BANCORPORATION, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/x/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)   Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
2)   Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
4)   Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
5)   Total fee paid:

--------------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1)   Amount previously paid:

--------------------------------------------------------------------------------
2)   Form, Schedule or Registration Statement No.

--------------------------------------------------------------------------------
3)   Filing party:

--------------------------------------------------------------------------------
4)   Date filed:

THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.






                        NORTH FORK BANCORPORATION, INC.
           OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK
            (INCLUDING ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)
                                      OF
                              DIME BANCORP, INC.
                                      FOR
                         0.9302 SHARES OF COMMON STOCK
                                      OF
                        NORTH FORK BANCORPORATION, INC.
                                      AND
                        $2.00 NET TO THE SELLER IN CASH



     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MAY 31, 2000 UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.



     North Fork Bancorporation, Inc., a Delaware corporation, hereby offers, upon the terms and subject to the conditions set forth herein and in the related letter of transmittal, to exchange 0.9302 shares of North Fork common stock and $2.00 in cash for each outstanding share of common stock of Dime Bancorp, Inc., a Delaware corporation, including the associated preferred share purchase rights issued pursuant to the Dime stockholder protection rights agreement. In connection with the offer, FleetBoston Financial Corporation has agreed to invest $250 million in North Fork. See "The Offer--Source and Amount of Funds."


     The purpose of this offer is for North Fork to acquire control of, and ultimately the entire common equity interest in, Dime. North Fork intends, promptly after consummation of the offer, to seek to have Dime consummate a merger with North Fork or a wholly owned subsidiary of North Fork in which each outstanding share of common stock of Dime (except for treasury shares of Dime and shares beneficially owned directly or indirectly by North Fork for its own account) would be converted into the same number of North Fork shares and the same amount of cash per Dime share as is paid in the offer, subject to appraisal rights available under Delaware law.



     We believe that our proposed business combination of North Fork and Dime would be more favorable to you than the proposed merger of Dime and Hudson United Bancorp announced on September 15, 1999. Based on the closing price of North Fork common stock on the NYSE on March 27, 2000, the offer has a value of $17.06 per Dime share. In the proposed Dime-Hudson merger, you would receive shares of Dime United which have an implied value of $12.01 per Dime share based on the exchange ratios in the proposed Dime-Hudson merger and the closing price of Hudson common stock on March 27, 2000. Based on these closing prices, the North Fork offer represents a premium of $5.05 per share of Dime common stock, or approximately 42%, over the implied value of the proposed Dime-Hudson merger. Based on closing prices for North Fork common stock and Hudson common stock for each trading day since the announcement of our offer on March 5, 2000, the value of our offer has represented an average premium of approximately 37.5% over the implied value of the proposed Dime-Hudson merger. You should be aware that because the number of North Fork shares you receive per Dime share in the offer is fixed, the value of the offer will fluctuate as the market price of North Fork common stock changes.



     Our obligation to exchange North Fork common stock and cash for Dime common stock is subject to the conditions listed under "The Offer--Conditions of Our Offer."


     North Fork's common stock is listed on the New York Stock Exchange under the symbol "NFB" and Dime's common stock is listed on the New York Stock Exchange under the symbol "DME."


     WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. We are separately soliciting proxies from Dime stockholders to vote against the proposed Dime-Hudson merger. Such solicitation of proxies is being made pursuant to proxy solicitation materials which are being mailed separately.


                                ---------------
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE SECURITIES NORTH FORK IS OFFERING THROUGH THIS DOCUMENT ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.


                                ---------------
                   The Co-Dealer Managers for the Offer are


Salomon Smith Barney                           Sandler O'Neill & Partners, L.P.

                                ---------------

           The date of this preliminary prospectus is March 27, 2000.

                               TABLE OF CONTENTS





                                                    PAGE
                                                   -----
QUESTIONS AND ANSWERS
   ABOUT THE PROPOSED
   ACQUISITION .................................    1
WHERE YOU CAN FIND MORE
   INFORMATION .................................    4
SUMMARY ........................................    7
SELECTED HISTORICAL
   FINANCIAL INFORMATION OF
   NORTH FORK ..................................   11
NORTH FORK COMBINED PRO
   FORMA FINANCIAL
   INFORMATION .................................   14
SELECTED HISTORICAL
   FINANCIAL INFORMATION OF
   DIME ........................................   16
SELECTED PRO FORMA
   COMBINED FINANCIAL
   INFORMATION FOR ALL
   TRANSACTIONS ................................   19
COMPARATIVE PER SHARE
   DATA ........................................   23
THE NORTH FORK OFFER ...........................   26
REASONS FOR THE NORTH FORK
   OFFER .......................................   26
BACKGROUND OF THE OFFER ........................   31
   Background ..................................   31
   Information Concerning the Proposed
      Dime-Hudson Merger .......................   33
THE OFFER ......................................   34
   Timing of Our Offer .........................   35
   Litigation ..................................   35
   Extension, Termination and
      Amendment ................................   38
   Exchange of Dime Shares; Delivery
      of North Fork Common Stock and
      Cash .....................................   39
   Cash Instead of Fractional Shares of
      North Fork Common Stock ..................   40
   Withdrawal Rights ...........................   40
   Procedure for Tendering .....................   40
   Guaranteed Delivery .........................   42
   Certain Federal Income Tax
      Consequences .............................   43
   Effect of Offer on Market for Dime
      Shares; Registration Under the
      Exchange Act .............................   45



                                                    PAGE
                                                   -----
   Purpose of Our Offer; the North
      Fork-Dime Merger; Appraisal
      Rights ...................................   46
   Conditions of Our Offer .....................   48
      Minimum Tender Condition .................   48
      Dime-Hudson Merger Agreement
         and Option Condition ..................   48
      North Fork Stockholder Approval
         Condition .............................   48
      Regulatory Approval Condition ............   48
      Rights Plan Condition ....................   50
      DGCL 203 Condition .......................   50
      North Fork-Dime Merger
         Agreement Condition ...................   51
      Certain Other Conditions of the
         Offer .................................   51
   Source and Amount of Funds ..................   52
   Certain Relationships with Dime .............   54
   Fees and Expenses ...........................   55
   Accounting Treatment ........................   55
   Stock Exchange Listing ......................   56
THE COMPANIES ..................................   57
   North Fork Bancorporation, Inc. .............   57
   General .....................................   57
   Management and Additional
      Information ..............................   57
   Dime Bancorp, Inc. ..........................   57
REGULATION AND SUPERVISION
   OF NORTH FORK ...............................   58
   General .....................................   58
   Payment of Dividends ........................   58
   Transactions with Affiliates ................   59
   Holding Company Liability ...................   59
   Prompt Corrective Action ....................   59
   Capital Adequacy ............................   60
   Enforcement Powers of the Federal
      Banking Agencies .........................   61
   Control Acquisitions ........................   61
   Financial Modernization Legislation .........   62
   Future Legislation ..........................   62
DESCRIPTION OF NORTH FORK
   CAPITAL STOCK ...............................   62
   General .....................................   62

                                           PAGE
                                          -----
   Common Stock .......................     63
   Preferred Stock ....................     63
   Anti-Takeover Provisions ...........     64
COMPARISON OF STOCKHOLDER
   RIGHTS .............................     64
   Summary of Material Differences
      Between the Rights of North Fork
      Stockholders and the Rights of
      Dime Stockholders ...............     65
DIME INFORMATION ......................     69
LEGAL MATTERS .........................     70
EXPERTS ...............................     70
FORWARD-LOOKING
   STATEMENTS .........................     71
PRICE RANGE OF COMMON
   STOCK AND DIVIDENDS ................     72
   North Fork .........................     72
   Dime ...............................     72
   North Fork Dividend Policy .........     72
PRO FORMA CONDENSED
   COMBINED FINANCIAL
   STATEMENTS (UNAUDITED) .............     73
SCHEDULE A: DIRECTORS AND
   OFFICERS OF NORTH FORK .............    A-1
SCHEDULE B: OWNERSHIP OF
   SHARES OF CERTAIN
   BENEFICIAL OWNERS AND
   NORTH FORK MANAGEMENT ..............    B-1
SCHEDULE C: SECTION 203 OF
   THE DELAWARE GENERAL
   CORPORATION LAW ....................    C-1


     This document incorporates important business and financial information about North Fork and Dime from documents filed with the SEC that have not been included in or delivered with this document. This information is available at the Internet web site the SEC maintains at HTTP://WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 4.


     YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL-FREE 1-800-755-7250.



     In order to receive timely delivery of the documents, you must make your requests no later than May 24, 2000.

             QUESTIONS AND ANSWERS ABOUT THE PROPOSED ACQUISITION

Q:      WHAT IS NORTH FORK PROPOSING?

A: We are proposing to acquire control of, and ultimately the entire common equity interest in, Dime by offering to exchange all outstanding shares of Dime common stock and the associated preferred share purchase rights for shares of North Fork common stock and cash. We intend, promptly after completion of the offer, to seek to merge Dime with North Fork or a wholly owned subsidiary of North Fork. As a result of the merger, each share of Dime common stock which has not been exchanged or accepted for exchange in the offer would be converted into the same number of North Fork shares and the same amount of cash per Dime share as is paid in the offer, subject to appraisal rights.

Q:      WHAT WILL I RECEIVE IN EXCHANGE FOR MY SHARES?

A: We are offering 0.9302 shares of North Fork common stock and $2.00 net in cash for each share of Dime common stock validly tendered and not properly withdrawn. You will not receive any fractional shares of North Fork common stock. Instead, you will receive cash in an amount equal to the market value of any fractional North Fork share you would otherwise have been entitled to receive.

Q: WHY IS A TRANSACTION WITH NORTH FORK BETTER THAN THE PROPOSED MERGER OF DIME AND HUDSON?


A: Based on the closing price of North Fork common stock on the NYSE on March 27, 2000, the offer has a value of $17.06 per Dime share. In the proposed Dime-Hudson merger, you would receive shares of Dime United which have an implied value of $12.01 based on the exchange ratios in the proposed Dime-Hudson merger of 0.60255 and the closing price of Hudson common stock on March 27, 2000. Based on these closing prices, the offer represents a premium of $5.05 per share of Dime common stock, or approximately 42% over the implied value of the proposed Dime-Hudson merger. Based on closing prices for North Fork common stock and Hudson common stock for each trading day since the announcement of our offer on March 5, 2000, the value of our offer has represented an average premium of approximately 37.5% over the implied value of the proposed Dime-Hudson merger. You should be aware that because the number of North Fork shares you receive per Dime share in the offer is fixed, the value of the offer will fluctuate as the market price of North Fork common stock changes.

        In addition, we believe that our proposed acquisition represents an opportunity to enhance value for Dime stockholders by providing, among other things:

         o  better long-term growth prospects,

         o  improved cash dividends, and

         o management with a proven track record of successfully integrating acquisitions.

Q:      HOW DO I PARTICIPATE IN YOUR OFFER?

A:      To tender your shares, you should do the following:

         o If you hold shares in your own name, complete and sign the enclosed letter of transmittal and return it with your share certificates to First Chicago Trust Company of New York, the exchange agent for the offer, at the appropriate address specified on the back cover page of this prospectus before the expiration date of the offer.

         o If you hold your shares in "street name" through a broker, instruct your broker to tender your shares before the expiration date of the offer.

Q:      WHAT IS FLEETBOSTON'S INVOLVEMENT IN THE OFFER?

A: As described more fully under "The Offer--Source and Amount of Funds," FleetBoston is investing $250 million in North Fork. The proceeds of this investment will provide us with funds for the cash portion of the offer. Assuming conversion of the preferred stock and exercise of the common stock purchase rights to be acquired by FleetBoston for its investment, FleetBoston would own approximately 7% of North Fork following the merger with Dime. FleetBoston will make this investment in us only in connection with the completion of our acquisition of Dime common stock in the offer. In connection with its agreement to invest in North Fork, FleetBoston has agreed, among other things, to certain "standstill" provisions with respect to each of North Fork, Dime and Hudson.

Q:      HOW WOULD YOU GO ABOUT COMPLETING YOUR PROPOSED ACQUISITION?


A: We have taken several steps in furtherance of our offer, including the following:

         o We have been actively soliciting Dime stockholders to vote against the proposed Dime-Hudson merger.

         o  We commenced our offer on March 15, 2000.

         o On March 15, 2000, we filed an application with the Federal Reserve Board to obtain the regulatory approvals necessary to complete the offer and the merger.

         o Promptly after the SEC declares our registration statement effective we intend to file with the SEC proxy materials to be used for soliciting the approval by our stockholders of the issuance of our shares in the offer and the merger.


Q:      HOW LONG WILL IT TAKE TO COMPLETE YOUR PROPOSED OFFER?

A: If the Dime stockholders do not approve the proposed Dime-Hudson merger, the timing of completion of the offer will depend on when the Dime-Hudson merger agreement is terminated. If Dime and Hudson mutually agree to terminate their merger agreement promptly, the offer could close in the later part of the second quarter of 2000. If the Dime-Hudson merger agreement is not terminated until June 30, 2000, which is the earliest date that Dime or Hudson can unilaterally terminate their merger agreement in the event that Dime stockholders do not approve the Dime-Hudson merger, the offer could close in the third quarter of 2000. These schedules assume that the Dime board promptly cooperates with us following termination of the Dime-Hudson merger agreement. However, your board of directors may try to delay our offer. By tendering your shares, you will be sending a message to Dime's management and board that you want Dime to participate in a combination with us.

Q:      WHY HAVE YOU BROUGHT A LAWSUIT AGAINST DIME?


A: We have filed a lawsuit against Dime and certain members of its board of directors in Delaware because certain of the provisions of Dime's merger agreement with Hudson prevent Dime's board of directors from discussing our offer with us or recommending that Dime stockholders accept a competing offer. We believe that the Dime board of directors has violated its fiducary duties to Dime's stockholders in agreeing to these provisions of Dime's agreement with Hudson, and we are seeking a court order invalidating these provisions.

Q:      WHAT ARE THE CONDITIONS TO YOUR OFFER?

A:      Our offer is subject to several conditions, including:

         o tender of enough shares of Dime so that, after completion of the offer, we own at least a majority of Dime shares (on a fully diluted basis);

         o the stockholders of Dime not having approved the merger of Dime and Hudson;

         o the valid termination of the merger agreement between Dime and Hudson, the valid termination of the stock option agreement between Dime and Hudson and the surrender to Dime of the option granted to Hudson thereunder for an amount not to exceed $50 million in cash;

         o the execution of a definitive merger agreement between North Fork and Dime;

         o  the receipt of all required regulatory approvals;

         o making Dime's "poison pill" stockholder rights plan inapplicable to our offer;

         o our being satisfied that the provisions of Section 203 of the Delaware General Corporation Law do not apply to our offer and the proposed North Fork-Dime merger; and

         o the approval by our stockholders of the issuance of North Fork stock in the offer and the merger.

        These conditions and other conditions to our offer are discussed in this prospectus under "The Offer--Conditions of Our Offer."

Q:      WILL I BE TAXED ON THE NORTH FORK SHARES AND CASH THAT I RECEIVE?

A: We expect that you will not be taxed on the North Fork shares that you receive, except to the extent that you receive cash in lieu of fractional shares. In general, however, we expect that, if you realize a gain on the exchange, you will be required to recognize gain up to the amount of cash that you receive, but that, if you realize a loss on the exchange, you will not be permitted to recognize it.


Q: DO THE STATEMENTS ON THE COVER PAGE REGARDING THE POSSIBILITY THAT THE INFORMATION IN THIS PROSPECTUS MAY BE CHANGED AND THE REGISTRATION STATEMENT FILED WITH THE SEC NOT YET BEING EFFECTIVE MEAN THAT THE OFFER HAS NOT COMMENCED?

A: No. Completion of this prospectus and effectiveness of the registration statement are not necessary for the offer to commence. The SEC recently changed its rules to permit exchange offers to begin before the related registration statement has become effective, and we are taking advantage of the rule changes with the goal of combining North Fork and Dime faster than similar combinations could previously have been accomplished. We cannot, however, accept for exchange any shares tendered in the offer until the registration statement is declared effective by the SEC and the other conditions to our offer have been satisfied or, where permissible, waived.


Q:      WHERE CAN I FIND OUT MORE INFORMATION ABOUT NORTH FORK AND DIME?

A: You can find out information about North Fork and Dime from various sources described under "Where You Can Find More Information" on page 4.

Q:      WHO CAN I CALL WITH QUESTIONS ABOUT THE OFFER?

A: You can contact our information agent, D.F. King & Co., Inc., toll-free at 1-800-755-7250.

                      WHERE YOU CAN FIND MORE INFORMATION

     North Fork and Dime file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following locations of the SEC:


  Public Reference Room      North East Regional Office        Midwest Regional Office
  450 Fifth Street, N.W.        7 World Trade Center           500 West Madison Street
         Room 1024                   Suite 1300                      Suite 1400
  Washington, D.C. 20549      New York, New York 10048      Chicago, Illinois 60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates.


     The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like North Fork and Dime, who file electronically with the SEC. The address of that site is HTTP://WWW.SEC.GOV.


     You can also inspect reports, proxy statements and other information about North Fork and Dime at the offices of the NYSE, 20 Broad Street, New York, New York 10005.



     We filed a registration statement on Form S-4 to register with the SEC the North Fork common shares to be issued pursuant to our offer, and we are filing an amended registration statement. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. In addition, on March 15, 2000 we filed with the SEC a statement on Schedule TO pursuant to rule 14d-3 under the Securities Exchange Act of 1934 to furnish certain information about our offer. The schedule TO has subsequently been amended. You may obtain copies of the Form S-4 and the Schedule TO (and any amendments to those documents) in the manner described above.



     The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that North Fork and Dime have previously filed with the SEC. These documents contain important information about North Fork and Dime and their financial condition.

     The following documents listed below that North Fork and Dime have previously filed with the SEC are incorporated by reference:


NORTH FORK SEC FILINGS                                   PERIOD
------------------------------------------------------   -------------------------------------------
Annual Report on Form 10-K ...........................   Year ended December 31, 1998, as filed on
                                                         March 29, 1999
Quarterly Report on Form 10-Q ........................   Quarter ended September 30, 1999, as filed
                                                         on November 15, 1999
Quarterly Report on Form 10-Q ........................   Quarter ended June 30, 1999, as filed on
                                                         August 6, 1999
Quarterly Report on Form 10-Q ........................   Quarter ended March 31, 1999, as filed on
                                                         May 14, 1999
The description of North Fork common stock set
 forth in North Fork's registration statements filed
 by North Fork pursuant to Section 12 of the
 Exchange Act including any amendment or report
 filed for purposes of updating any such description.

The portions of North Fork's proxy statement for the annual meeting of stockholders held on April 27, 1999 that have been incorporated by reference in the 1998 North Fork Form 10-K.

The financial information set forth in North Fork's
 prospectus filed with the SEC with respect to North
 Fork's acquisition of JSB Financial, Inc. pursuant to
 rule 424(b) of the Securities Act (the "JSB
 Acquisition Prospectus") ............................   Filed on January 12, 2000

Current Reports on Form 8-K ..........................   Filed on:
                                                          o  March 14, 2000
                                                          o  March 13, 2000
                                                          o  March 3, 2000
                                                          o  February 3, 2000
                                                          o  January 12, 2000
                                                          o  December 30, 1999
                                                          o  October 25, 1999
                                                          o  August 31, 1999
                                                          o  August 16, 1999


DIME SEC FILINGS                                    PERIOD
-------------------------------------------------   -------------------------------------------
Annual Report on Form 10-K (except for the report
 of Dime's independent accountants contained
 therein which is not incorporated herein by
 reference because the consent of Dime's
 independent accountants has not yet been
 obtained) ......................................   Year ended December 31, 1998, as filed on
                                                    March 31, 1999
Quarterly Report on Form 10-Q ...................   Quarter ended September 30, 1999, as filed
                                                    on November 15, 1999
Quarterly Report on Form 10-Q ...................   Quarter ended June 30, 1999, as filed on
                                                    August 16, 1999
Quarterly Report on Form 10-Q ...................   Quarter ended March 31, 1999, as filed on
                                                    May 17, 1999

DIME SEC FILINGS (CONT'D)                                      PERIOD
------------------------------------------------------------   ----------------------------------------
The description of Dime's common stock set forth in
 Dime's registration statement on Form 8-A filed
 pursuant to Section 12 of the Exchange Act,
 including any amendment or report filed with the
 SEC for the purpose of updating this description ..........   Filed on January 10, 1995

The description of the rights agreement, contained in
 Dime's registration statement on Form 8-A filed
 pursuant to Section 12 of the Exchange Act,
 including any amendment or report filed with the
 SEC for the purpose of updating this description. .........   Filed on November 3, 1995

Current Reports on Form 8-K ................................   Filed on:
                                                                o  March 21, 2000
                                                                o  March 14, 2000
                                                                o  March 13, 2000
                                                                o  March 10, 2000
                                                                o  March 8, 2000
                                                                o  February 29, 2000
                                                                o  January 20, 2000
                                                                o  October 20, 1999
                                                                o  September 24, 1999
                                                                o  September 20, 1999
                                                                o  September 15, 1999
                                                                o  May 27, 1999
                                                                o  April 26, 1999
                                                                o  April 19, 1999 (Form 8-K/A amending
                                                                   Current Report on Form 8-K filed with
                                                                   the SEC on January 28, 1999)
                                                                o  April 15, 1999


     All documents filed by North Fork and Dime pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date of this prospectus to the date that shares are accepted for exchange pursuant to our offer (or the date that our offer is terminated) shall also be deemed to be incorporated herein by reference.



     DOCUMENTS INCORPORATED BY REFERENCE ARE AVAILABLE FROM US WITHOUT CHARGE UPON REQUEST TO OUR INFORMATION AGENT, D.F. KING & CO., INC., 77 WATER STREET, NEW YORK, NEW YORK 10005, TOLL-FREE 1-800-755-7250. IN ORDER TO ENSURE TIMELY DELIVERY, ANY REQUEST SHOULD BE SUBMITTED NO LATER THAN MAY 24, 2000. IF YOU REQUEST ANY INCORPORATED DOCUMENTS FROM US, WE WILL MAIL THEM TO YOU BY FIRST CLASS MAIL, OR ANOTHER EQUALLY PROMPT MEANS, WITHIN ONE BUSINESS DAY AFTER WE RECEIVE YOUR REQUEST.



     We have not authorized anyone to give any information or make any representation about our offer that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                    SUMMARY

     This brief summary does not contain all of the information that should be important to you. You should carefully read this entire document and the other documents to which this document refers you to fully understand the offer. See "Where You Can Find More Information" on page 4.

THE NORTH FORK OFFER (PAGE 26)



       We are proposing a business combination of North Fork Bancorporation, Inc. and Dime Bancorp, Inc. We are offering to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash per Dime common share validly tendered and not properly withdrawn. The consideration we are offering you has a value of $17.06 per share, based on the closing price of North Fork common stock on March 27, 2000. We intend, promptly after completion of the offer, to seek to merge Dime with North Fork or a wholly owned subsidiary. Each share of Dime common stock which has not been exchanged or accepted for exchange in the offer would be converted into the same number of North Fork shares and the same amount of cash as is paid in the offer, subject to appraisal rights. In connection with the offer, FleetBoston has agreed to invest $250 million in North Fork. See "The Offer--Source and Amount of Funds."



INFORMATION ABOUT NORTH FORK AND DIME

(PAGE 57)



NORTH FORK BANCORPORATION, INC.
275 Broad Hollow Road
Melville, New York 11747
(631) 844-1004



       North Fork is a commercial bank holding company. Our primary subsidiary is North Fork Bank, a commercial bank which operates 154 banking facilities throughout the greater New York City metropolitan area. Based on the closing price of North Fork common stock on March 27, 2000, our market capitalization was approximately $2.8 billion. At September 30, 1999, on a pro forma basis giving effect to our acquisitions of JSB Financial and Reliance Bancorp, we had total assets of $16.1 billion, deposits of $9.3 billion and stockholders' equity of $1.2 billion.


DIME BANCORP, INC.
589 Fifth Avenue
New York, New York 10017
(212) 326-6170


       Dime is a savings and loan holding company. Dime's primary subsidiary is The Dime Savings Bank of New York, FSB, a federal savings bank that operates 127 banking offices throughout the greater New York City metropolitan area. At September 30, 1999, Dime had consolidated assets of $22.6 billion, consolidated deposits of $13.3 billion and consolidated stockholders' equity of $1.5 billion. Based on the closing price of Dime's common stock on March 27, 2000, Dime's market capitalization was approximately $1.8 billion.


REASONS FOR THE NORTH FORK OFFER (PAGE 26)

       We believe that our acquisition of Dime represents a compelling opportunity to enhance value for both Dime and North Fork stockholders. Among the benefits that we believe Dime stockholders would obtain from the combination of North Fork and Dime are the following:


 o Significant Premium. Based on March 27, 2000 closing prices, our offer represents a premium of approximately 42% over the implied value of the proposed Dime-Hudson merger.


 o Better Long-Term Growth Prospects. We believe that a combination of North Fork and Dime has better long-term growth prospects than the proposed Dime-Hudson merger, potentially resulting in increased shareholder value over the long-term.

 o Low Execution Risk. Based on North Fork's substantial experience with thrift acquisitions and the similarity of Dime's banking business (exclusive of Dime's mortgage banking subsidiary) to the businesses of the majority of institutions that North Fork has acquired, North Fork believes that it can manage the execution risk associated with the proposed acquisition of Dime and maintain superior operating returns.

 o Improved Cash Dividends. Based on North Fork's current annual dividend of $0.72 per share, Dime stockholders would receive a pro forma equivalent dividend of $0.67, or more than 190% above Dime's current annual dividend rate. In addition to the increased dividend, you will have the opportunity to invest and earn a return on the cash portion of the consideration to be paid in the offer.


COMPARATIVE MARKET PRICE INFORMATION

(PAGE 72)


       North Fork and Dime common stock trade on the NYSE under the symbols "NFB" and "DME," respectively.


       The following table lists the closing prices of North Fork common stock and Dime common stock, the value of the North Fork offer per share of Dime common stock and the implied value of the Dime-Hudson merger per share of Dime common stock, on March 3, 2000, the last trading day before we announced the offer, and on March 27, 2000, the date of this prospectus. The value of the North Fork offer per Dime share at the specified dates represents the closing price of a share of North Fork common stock on that date multiplied by the exchange ratio of 0.9302, plus $2.00. The implied value of the Dime-Hudson merger per Dime share at the specified dates represents the closing price of a share of Hudson common stock on that date multiplied by the exchange ratio of
0.60255 in the Dime-Hudson merger.






                                               PER DIME SHARE
                                          ------------------------
                                                          IMPLIED
                     NORTH                                VALUE OF
                     FORK        DIME       VALUE OF       DIME-
                    COMMON      COMMON     NORTH FORK      HUDSON
                     STOCK      STOCK         OFFER        MERGER
                   --------   ---------   ------------   ---------
March 3, 2000      $16.13     $12.94      $17.00         $12.09
March 27, 2000     $16.19     $16.13      $17.06         $12.01
                   ------     ------      ------         ------


       The value of the North Fork offer will fluctuate because the market price of North Fork common stock will change prior to consummation of the offer, while the 0.9302 exchange ratio is fixed, and the implied value of the Dime-Hudson merger will fluctuate because the market price of Hudson common stock will change while the Dime-Hudson merger agreement is in effect. You should obtain current stock price quotations for North Fork common stock, Dime common stock and Hudson United common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.



DIVIDEND POLICY OF NORTH FORK (PAGE 72)


       The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of legally available funds. Our past practice has been to pay dividends on our common stock at a rate of 30% to 40% of operating earnings. For three of the past four fiscal quarters, we have paid a cash dividend of $0.15 per common share, and we paid a cash dividend of $0.18 per common share for our most recent fiscal quarter ended December 31, 1999. Following completion of the offer and the merger, we expect to continue paying quarterly cash dividends on a basis consistent with our past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and our board of directors' consideration of other relevant factors. No assurance can be given that we will continue to pay dividends on our common stock in the future.



THE OFFER (PAGE 34)


Summary of the Offer


       We are offering, upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash for each outstanding share of common stock of Dime that is validly tendered on or prior to the expiration date and not properly withdrawn. The term "expiration date" means 12:00 midnight, New York City time, on May 31, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived.


Conditions of Our Offer

       Our obligation to exchange shares of our common stock and cash for Dime shares pursuant to the offer is subject to several conditions referred to below under "The Offer--Conditions of Our Offer," including conditions that would require Dime's stockholders not to approve the proposed Dime-Hudson merger, a minimum number of shares of Dime common stock to be tendered, Dime's board making Dime's stockholder rights plan inapplicable to our offer, a valid termination of the Dime-Hudson merger agreement, Dime entering into a merger agreement with North Fork, approval by our stockholders of the issuance of North Fork common stock in the offer and the merger, receipt of all required regulatory approvals and satisfaction of other conditions that are discussed below.

Timing of the Offer


       Our offer is currently scheduled to expire on May 31, 2000; however, we currently intend to extend our offer from time to time as necessary until all the conditions to the offer have been satisfied or waived. See "The Offer--Extension, Termination and Amendment."


Extension, Termination and Amendment

       We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Dime shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Dime shares.

       Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay our acceptance for exchange or our exchange of any Dime shares pursuant to our offer, regardless of whether we previously accepted Dime shares for exchange, or to terminate our offer and not accept for exchange or exchange any Dime shares not previously accepted for exchange or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the condition relating to the North Fork stockholder approval, the condition relating to regulatory approvals and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the North Fork shares to be issued in our offer) or otherwise to amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to the stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

Exchange of Shares; Delivery of North Fork
Common Stock and Cash

       Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, shares validly tendered and not properly withdrawn as promptly as practicable after the expiration date and promptly after they are tendered during any subsequent offering period.

Withdrawal Rights

       Your tender of Dime shares pursuant to the offer is irrevocable, except that Dime shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after May 16, 2000.

Subsequent Offering Period

       We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Dime shares pursuant to the offer if the requirements under rule 14d-11 of the Securities Exchange Act of 1934 have been met. You will not have the right to withdraw Dime shares that you tender in the subsequent offering period, if any.


Procedure for Tendering Shares

       For you to validly tender Dime shares pursuant to our offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message, which is explained below, in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Dime shares must be received by the exchange agent at such address, or those Dime shares must be tendered pursuant to the procedures for book-entry tender set forth in "The Offer" (and a confirmation of receipt of such tender received), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth in "The Offer--Guaranteed Delivery."



APPRAISAL RIGHTS (PAGE 46)


       The offer does not entitle you to appraisal rights with respect to your Dime shares. Dime stockholders who have not validly tendered their shares in the offer and do not vote in favor of the merger will have the right under the Delaware General Corporation Law to dissent and demand appraisal of their Dime shares in accordance with Section 262 of the Delaware General Corporation Law.


       See "The Offer--Purpose of Our Offer; the North Fork-Dime Merger; Appraisal Rights" on page 46.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES (PAGE 43)



       We expect that you will not be taxed on the North Fork shares that you receive, except to the extent that you receive cash in lieu of fractional shares. In general, however, we expect that, if you realize a gain on the exchange, you will be required to recognize gain up to the amount of cash that you receive, but that, if you realize a loss on the exchange, you will not be permitted to recognize it.



NORTH FORK WILL ACCOUNT FOR THE MERGER USING THE "PURCHASE" METHOD (PAGE 55)



       North Fork will account for the merger as a purchase for financial reporting purposes.



FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (PAGE 71)



       This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of each of North Fork and Dime, as well as certain information relating to the offer. Also, statements preceded by, followed by or that include the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates," or similar expressions, are forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to various factors.

            SELECTED HISTORICAL FINANCIAL INFORMATION OF NORTH FORK

     The following is a summary of selected consolidated financial data of North Fork for each of the years in the five-year period ended December 31, 1998 and the nine-month periods ended September 30, 1999 and 1998. This information is derived from historical financial statements previously filed by North Fork with the SEC. See "Where You Can Find More Information" on page 4. You should read this summary together with these financial statements and their accompanying notes. We believe that this financial information includes all adjustments necessary for a fair presentation of such information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period. This information does not reflect the pro forma impact of our two most recent acquisitions, Reliance and JSB, which closed on February 18, 2000 and February 29, 2000, respectively. For further information see "North Fork Combined Pro Forma Financial Information" beginning on page 14.

                        NORTH FORK BANCORPORATION, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)




                                                   NINE MONTHS
                                               ENDED SEPTEMBER 30,
                                         -------------------------------
                                               1999            1998
                                         --------------- ---------------
CONSOLIDATED SUMMARY
 STATEMENTS OF INCOME:
Interest Income ........................   $   604,444     $   560,984
Interest Expense .......................       267,591         245,888
                                           -----------     -----------
Net Interest Income ....................       336,853         315,096
Provision for Loan Losses (2) ..........         3,750          14,500
Non-Interest Income (2)(3) .............        54,214          43,906
Other Non-Interest Expense (4) (2)......       112,943         111,681
Capital Securities Costs ...............        12,633          12,633
Amortization & Write-down of
 Intangible Assets (2) .................         6,267          12,403
Merger Related Restructure
 Charges (2) ...........................            --          52,452
                                           -----------     -----------
Income Before Income Taxes .............       255,474         155,333
Provision for Income Taxes (5) (2) .....        89,416          44,394
                                           -----------     -----------
Net Income .............................   $   166,058     $   110,939
                                           ===========     ===========
SHARE DATA: (6)
Weighted Average Shares -- Basic .......       137,342         140,547
Weighted Average Shares -- Diluted......       138,197         141,680
Common Shares Outstanding at
 Period-End ............................       133,316         143,295

CONSOLIDATED PER SHARE DATA: (6)
Net Income -- Basic ....................   $      1.21     $      0.79
Net Income -- Diluted (2) ..............          1.20            0.78
Cash Dividends (7) .....................          0.45            0.38
Dividend Payout Ratio (2) ..............            37%             48%
Stated Book Value at Period-End ........   $      5.38     $      6.09

CONSOLIDATED BALANCE SHEET DATA
 AT PERIOD-END:
Total Assets ...........................   $11,914,847     $10,224,071
Securities:
 Available-for-Sale ....................     3,598,197       3,188,063
 Held-to-Maturity ......................     1,279,978         988,814
Loans, net .............................     6,386,042       5,655,875
Allowance for Loan Losses ..............        68,950          73,606
Deposits ...............................     6,570,898       6,469,273
Federal Funds Purchased &
 Securities Sold Under Agreements
 to Repurchase .........................     2,676,416       2,435,096
Other Borrowings .......................     1,494,000          35,000
Capital Securities .....................       199,308         199,283
Stockholders' Equity ...................       717,576         873,027



                                                                 YEARS ENDED DECEMBER 31,
                                         -------------------------------------------------------------------------
                                               1998            1997           1996          1995          1994
                                         --------------- --------------- ------------- ------------- -------------
CONSOLIDATED SUMMARY
 STATEMENTS OF INCOME:
Interest Income ........................   $   753,100     $   724,424    $  613,762    $  530,239    $  471,496
Interest Expense .......................       328,456         326,803       281,107       242,129       192,524
                                           -----------     -----------    ----------    ----------    ----------
Net Interest Income ....................       424,644         397,621       332,655       288,110       278,972
Provision for Loan Losses (2) ..........        15,500           8,100         8,000        13,525         9,475
Non-Interest Income (2)(3) .............        64,318          59,322        44,826        35,581        19,581
Other Non-Interest Expense (4) (2)......       146,607         157,182       172,425       140,983       154,449
Capital Securities Costs ...............        16,843           9,235            25            --            --
Amortization & Write-down of
 Intangible Assets (2) .................        14,479           7,292         6,364         1,688         1,543
Merger Related Restructure
 Charges (2) ...........................        52,452              --        21,613        19,024        14,338
                                           -----------     -----------    ----------    ----------    ----------
Income Before Income Taxes .............       243,081         275,134       169,054       148,471       118,748
Provision for Income Taxes (5) (2) .....        75,106         104,613        74,606        69,567        42,557
                                           -----------     -----------    ----------    ----------    ----------
Net Income .............................   $   167,975     $   170,521    $   94,448    $   78,904    $   76,191
                                           ===========     ===========    ==========    ==========    ==========
SHARE DATA: (6)
Weighted Average Shares -- Basic .......       140,706         136,761       136,504       142,297       136,054
Weighted Average Shares -- Diluted......       141,766         139,333       138,707       144,227       142,055
Common Shares Outstanding at
 Period-End ............................       141,072         139,478       136,961       140,262       138,607

CONSOLIDATED PER SHARE DATA: (6)
Net Income -- Basic ....................   $      1.19     $      1.24    $     0.69    $     0.55    $     0.56
Net Income -- Diluted (2) ..............          1.18            1.22          0.68          0.55          0.54
Cash Dividends (7) .....................          0.65            0.38          0.28          0.18          0.12
Dividend Payout Ratio (2) ..............            55%             32%           36%           26%           25%
Stated Book Value at Period-End ........   $      5.89     $      5.53    $     4.45    $     4.15    $     3.80

CONSOLIDATED BALANCE SHEET DATA
 AT PERIOD-END:
Total Assets ...........................   $10,679,556     $10,073,632    $8,691,434    $7,622,458    $6,842,809
Securities:
 Available-for-Sale ....................     2,980,223       2,156,624     1,301,891     1,425,868       344,316
 Held-to-Maturity ......................     1,571,545       1,763,308     1,851,575     1,770,734     2,463,007
Loans, net .............................     5,714,293       5,739,131     5,044,073     4,086,497     3,761,979
Allowance for Loan Losses ..............        71,759          74,393        73,280        77,899        86,952
Deposits ...............................     6,427,622       6,337,939     6,199,860     5,504,475     5,345,300
Federal Funds Purchased &
 Securities Sold Under Agreements
 to Repurchase .........................     2,955,096       2,104,036     1,075,487       987,229       491,766
Other Borrowings .......................        35,000         449,600       590,088       457,278       409,006
Capital Securities .....................       199,289         199,264        99,637            --            --
Stockholders' Equity ...................       831,250         770,889       609,434       582,515       527,212

                                             NINE MONTHS
                                         ENDED SEPTEMBER 30,
                                    -----------------------------
                                         1999           1998
                                    -------------- --------------
CONSOLIDATED AVERAGE
 BALANCE SHEET DATA:
Total Assets ......................  $11,319,022    $10,012,801
Securities ........................    4,763,573      3,722,703
Loans, net ........................    5,991,922      5,744,394
Total Deposits ....................    6,521,679      6,481,241
Federal Funds Purchased &
 Securities Sold Under Agreements
 to Repurchase ....................    3,042,175      2,114,106
Other Borrowings ..................      552,557        234,032
Stockholders' Equity ..............      825,414        824,658



                                                           YEARS ENDED DECEMBER 31,
                                    ----------------------------------------------------------------------
                                         1998           1997          1996          1995          1994
                                    -------------- ------------- ------------- ------------- -------------
CONSOLIDATED AVERAGE
 BALANCE SHEET DATA:
Total Assets ......................  $10,107,386    $9,557,020    $8,283,418    $7,099,152    $6,880,831
Securities ........................    3,835,761     3,783,276     3,346,563     2,879,863     2,781,830
Loans, net ........................    5,729,743     5,357,470     4,531,541     3,919,342     3,724,486
Total Deposits ....................    6,484,243     6,179,024     6,114,852     5,402,606     5,403,927
Federal Funds Purchased &
 Securities Sold Under Agreements
 to Repurchase ....................    2,236,257     1,944,592       939,365       658,050       611,114
Other Borrowings ..................      185,783       485,200       533,516       397,830       289,082
Stockholders' Equity ..............      837,413       667,211       589,352       558,816       503,491

----------
(1) (A) During the periods presented, the following acquisitions were accounted for using the pooling-of-interests method of accounting:

    (a) March 1998, New York Bancorp Inc. ("NYB")

    (b) December 1996, North Side Savings Bank

    (c) January 1995, Hamilton Bancorp, Inc. (merged with NYB)

    (d) November 1994, Metro Bancshares Inc.


    (B) The following acquisitions were accounted for using the purchase method of accounting:

    (a) June 1998, Amivest Corporation

    (b) December 1997, Superior Savings of New England (formerly Branford Savings Bank)

    (c) March 1996, domestic banking business of Extebank

    (d) March 1996, ten Long Island branches of First Nationwide Bank

    (e) July 1995, Great Neck Bancorp


      North Fork's consolidated results of operations reflect activity of the acquired businesses specified in 1(B) above subsequent to the acquisition dates.

(2) Merger related restructure charges and other special items incurred in the first quarter of 1998 consisted of a $52.5 million merger related restructure charge, an additional $11.5 million loan loss provision, a $6 million write-down of intangible assets, securities losses of $2.5 million, and $1.8 million of other operating expenses (net of $20.7 million in tax benefits). Tax items included a charge of $5 million related to the recapture of bad debt reserve of NYB's banking subsidiary, Home Federal Savings Bank, for state and local tax purposes and a benefit of $20 million, which resulted from a corporate reorganization. Diluted earnings per share and the dividend payout ratio excluding the merger related restructure charge and other special items would have been $1.06 and 35%, and $1.46 and 45% for the periods ended September 30, 1998 and December 31, 1998, respectively.

(3) Includes $4.5 million of interest on a tax settlement received by NYB from the Internal Revenue Service during 1997.

(4) Includes a $17.8 million Savings Association Insurance Fund ("SAIF") recapitalization charge incurred during 1996.

(5) Includes a $5.7 million benefit for NYB's cumulative effect of change in accounting for income taxes during 1994.

(6) Amounts have been restated to give effect for the 3-for-2 common stock split effective May 15, 1998, the 2-for-1 common stock split effective May 15, 1997, NYB's 4-for-3 common stock split effective July 24, 1997, NYB's 3-for-2 common stock split effective January 23, 1997, and NYB's 10% common stock dividend effective February 14, 1994.

(7) Cash dividends per share represent North Fork's historical cash dividends.

     See accompanying "Selected Financial Ratios" on page 22 for additional information.

              NORTH FORK COMBINED PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)

     The following table is a summary of selected financial information for North Fork, JSB and Reliance on a pro forma combined basis ("North Fork Combined"), which is presented as follows:

   (a) the balance sheet information for all periods presented gives effect to the JSB merger as if it had been consummated at the end of the periods presented, and the income statement information for all periods presented gives effect to the JSB merger as if it had been consummated at the beginning of the periods presented; and

   (b) the balance sheet information as of and for the nine months ended September 30, 1999 and 1998 and as of and for the year ended December 31, 1998 gives effect to the Reliance merger as if it had been consummated at the end of such periods, and the income statement information for the nine months ended September 30, 1999 and 1998 and for the year ended December 31, 1998 gives effect to the Reliance merger as if it had been consummated at the beginning of such periods.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork and JSB as of and for their annual reporting periods ended December 31 for each of the periods indicated. Financial information for the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998 combine North Fork, JSB and Reliance, with results of Reliance presented to coincide with the reporting period for North Fork. North Fork completed the Reliance merger, which was accounted for as a purchase, on February 18, 2000, and the JSB merger, which was accounted for as a pooling-of-interests, on February 29, 2000.

     The details regarding the North Fork Combined financial information and pro forma adjustments are set forth on pages 93 to 104 of the JSB Acquisition Prospectus, which has been incorporated herein by reference. See "Where You Can Find More Information" on page 4.

     We anticipate that each of the JSB merger and the Reliance merger will result in financial benefits to the combined company, including reduced operating expenses and enhanced opportunities to increase revenue. The pro forma information, while helpful in illustrating the financial characteristics of North Fork Combined under one set of assumptions, does not reflect these anticipated financial benefits.


     The selected pro forma combined financial information has been derived from the historical financial statements of North Fork, JSB and Reliance incorporated by reference into this document and the pro forma combined financial statements and related notes set forth in the JSB Acquisition Prospectus. See "Where You Can Find More Information" on page 4, and "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 73. You should read this summary together with these financial statements and their accompanying notes.


     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience as a result of the JSB merger and the Reliance merger.

                        NORTH FORK BANCORPORATION, INC.
              NORTH FORK COMBINED PRO FORMA FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)



                                                       NINE MONTHS
                                                   ENDED SEPTEMBER 30,               YEARS ENDED DECEMBER 31,
                                              ----------------------------- -------------------------------------------
                                                   1999           1998           1998          1997           1996
                                              -------------- -------------- ------------- -------------- --------------
CONSOLIDATED SUMMARY STATEMENTS OF
 INCOME:
 Interest Income ............................  $   799,839    $   753,136    $ 1,010,162   $   834,035    $   722,107
 Interest Expense ...........................      363,939        343,486        459,204       366,677        321,324
                                               -----------    -----------    -----------   -----------    -----------
   Net Interest Income ......................      435,900        409,650        550,958       467,358        400,783
 Provision for Loan Losses ..................        3,913         15,141         16,501         8,748          8,640
 Non-Interest Income ........................       63,035         54,305         77,728        79,382         49,173
 Other Non-Interest Expense .................      161,862        160,135        210,477       184,616        197,983
 Capital Securities Costs ...................       15,706         14,379         19,591         9,235             25
 Amortization & Write-down of
   Intangible Assets ........................       16,072         22,207         27,552         7,292          6,364
 Merger Related Restructure Charges .........           --         52,452         52,452            --         21,613
                                               -----------    -----------    -----------   -----------    -----------
   Income Before Income Taxes ...............      301,382        199,641        302,113       336,849        215,331
 Provision for Income Taxes .................      113,146         59,124         95,102       129,238         94,158
                                               -----------    -----------    -----------   -----------    -----------
   Net Income ...............................  $   188,236    $   140,517    $   207,011   $   207,611    $   121,173
                                               ===========    ===========    ===========   ===========    ===========
SHARE DATA:
 Weighted Average Shares -- Basic ...........      169,969        171,539        171,395       166,335        166,690
 Weighted Average Shares -- Diluted .........      172,335        174,645        174,332       169,903        170,015
 Common Shares Outstanding at
   Period-End ...............................      171,580        172,733        172,034       169,238        166,310

CONSOLIDATED PER SHARE DATA:
 Net Income -- Basic ........................  $      1.11    $      0.82    $      1.21   $      1.25    $      0.73
 Net Income -- Diluted ......................         1.09           0.80           1.19          1.22           0.71
 Cash Dividends .............................         0.45           0.38           0.65          0.38           0.28
 Book Value at Period-End ...................         7.20           8.39           8.14          6.73           5.68

CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD-END:
 Total Assets ...............................  $16,051,230    $14,325,050    $14,828,866   $11,608,663    $10,207,450
 Securities:
   Available-for-Sale .......................    4,557,186      4,174,788      3,992,054     2,226,512      1,359,771
   Held-to-Maturity .........................    1,783,197      1,553,109      2,095,023     2,116,275      2,312,084
 Loans, net..................................    8,626,381      7,780,112      7,860,971     6,744,756      5,904,174
 Allowance for Loan Losses ..................       83,955         88,603         86,909        80,273         78,607
 Deposits ...................................    9,269,426      9,279,858      9,231,654     7,479,869      7,362,162
 Federal Funds Purchased & Securities
   Sold Under Agreements to
   Repurchase ...............................    3,004,750      2,754,848      3,142,283     2,104,036      1,075,487
 Other Borrowings ...........................    1,877,655        271,700        446,129       449,600        590,088
 Capital Securities .........................      244,308        244,283        244,289       199,264         99,637
 Stockholders' Equity .......................    1,235,851      1,449,083      1,400,185     1,138,403        944,733

CONSOLIDATED AVERAGE BALANCE SHEET DATA:
 Total Assets ...............................  $15,402,407    $13,903,509    $14,039,639   $11,091,598    $ 9,817,132
 Securities .................................    6,375,985      5,241,272      5,375,295     4,247,513      3,893,545
 Loans, net..................................    8,157,285      7,804,457      7,810,913     6,269,877      5,357,503
 Total Deposits .............................    9,249,486      9,244,478      9,266,978     7,330,401      7,296,380
 Federal Funds Purchased & Securities
   Sold Under Agreements to
   Repurchase ...............................    3,320,005      2,428,691      2,535,353     1,944,592        939,365
 Other Borrowings ...........................      952,204        382,215        377,746       485,200        533,516
 Stockholders' Equity .......................    1,373,760      1,390,406      1,400,377     1,015,819        921,397

     See accompanying "Selected Financial Ratios" on page 22, for additional information.

               SELECTED HISTORICAL FINANCIAL INFORMATION OF DIME


     The following is a summary of selected consolidated financial data of Dime for each of the years in the five-year period ended December 31, 1998 and the nine-month periods ended September 30, 1999 and 1998. This information is derived from historical financial statements previously filed by Dime with the SEC. See "Where You Can Find More Information" on page 4. You should read this summary together with Dime's financial statements and their accompanying notes. Certain Dime financial information has been reclassified to conform with North Fork's financial information. Results for the interim periods do not necessarily indicate results that may be expected for any other interim or annual period.

                              DIME BANCORP, INC.
                   SELECTED HISTORICAL FINANCIAL INFORMATION
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)




                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,
                                        ---------------------------
                                             1999          1998
                                        ------------- -------------
CONSOLIDATED SUMMARY STATEMENTS OF
 INCOME:
 Interest Income ......................  $1,033,385    $1,073,899
 Interest Expense .....................     608,754       679,830
                                         ----------    ----------
  Net Interest Income .................     424,631       394,069
 Provision for Loan Losses ............      22,500        24,000
 Non-Interest Income ..................     435,625       380,405
 Other Non-Interest Expense ...........     445,373       416,539
 Amortization & Write-down of
  Intangible Assets ...................      10,603         8,554
 Amortization of Mortgage
  Servicing Assets ....................      93,797        61,465
 Merger Related Restructure
  Charges .............................          --            --
 Minority Interest -- Preferred
  Stock Dividend of Subsidiary ........          --            --
                                         ----------    ----------
 Income Before Provision/(Benefit)
  for Income Taxes, Extraordinary
  Items and Cumulative Effect of a
  Change in Accounting Principle ......     287,983       263,916
 Provision/(Benefit) for Income
  Taxes ...............................     106,374        84,452
                                         ----------    ----------
Net Income before Extraordinary
 Items and Cumulative Effect of a
 Change in Accounting Principle .......     181,609       179,464
 Extraordinary Items -- Losses on
  Early Extinguishment of Debt,
  Net of Tax Benefits                        (4,127)       (4,057)
 Cumulative Effect of Change in
  Accounting for Goodwill .............          --            --
                                         ----------    ----------
 Net Income ...........................  $  177,482    $  175,407
                                         ==========    ==========
SHARE DATA:
 Weighted Average Shares -- Basic .....     111,664       114,140
 Weighted Average Shares --
  Diluted .............................     112,937       115,919
 Common Shares Outstanding at
  Period-End ..........................     110,755       112,027

CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items
  and Cumulative Effect of a
  Change in Accounting Principle ......  $     1.63    $     1.57
 Net Income ...........................        1.59          1.54
 Diluted Earnings per Common
  Share:
 Income before Extraordinary Items
  and Cumulative Effect of a
  Change in Accounting Principle ......        1.61          1.54
 Net Income ...........................        1.57          1.51
 Cash Dividends .......................        0.17          0.14
 Dividend Payout Ratio ................          11%            9%
 Book Value at Period-End(3) ..........  $    13.31    $    11.96



                                                              YEARS ENDED DECEMBER 31,
                                        ---------------------------------------------------------------------
                                             1998          1997          1996          1995          1994
                                        ------------- ------------- ------------- ------------- -------------
CONSOLIDATED SUMMARY STATEMENTS OF
 INCOME:
 Interest Income ......................  $1,420,885    $1,382,815    $1,350,698    $1,357,131    $1,136,862
 Interest Expense .....................     893,652       899,753       889,403       947,505       707,785
                                         ----------    ----------    ----------    ----------    ----------
  Net Interest Income .................     527,233       483,062       461,295       409,626       429,077
 Provision for Loan Losses ............      32,000        49,000        41,000        39,650        55,799
 Non-Interest Income ..................     525,030       145,291        85,978        74,712        89,900
 Other Non-Interest Expense ...........     561,863       336,962       327,970       298,793       305,487
 Amortization & Write-down of
  Intangible Assets ...................      11,487         4,501         1,177            --            --
 Amortization of Mortgage
  Servicing Assets ....................      92,291        29,751        19,382        20,652        20,297
 Merger Related Restructure
  Charges .............................          --         9,931         3,504        15,331        58,258
 Minority Interest -- Preferred
  Stock Dividend of Subsidiary ........          --            --            --            --        11,433
                                         ----------    ----------    ----------    ----------    ----------
 Income Before Provision/(Benefit)
  for Income Taxes, Extraordinary
  Items and Cumulative Effect of a
  Change in Accounting Principle ......     354,622       198,208       154,240       109,912        67,703
 Provision/(Benefit) for Income
  Taxes ...............................     113,479        75,034        49,984        47,727       (53,138)
                                         ----------    ----------    ----------    ----------    ----------
Net Income before Extraordinary
 Items and Cumulative Effect of a
 Change in Accounting Principle .......     241,143       123,174       104,256        62,185       120,841
 Extraordinary Items -- Losses on
  Early Extinguishment of Debt,
  Net of Tax Benefits                        (4,057)       (1,460)           --            --            --
 Cumulative Effect of Change in
  Accounting for Goodwill .............          --            --            --            --       (92,887)
                                         ----------    ----------    ----------    ----------    ----------
 Net Income ...........................  $  237,086    $  121,714    $  104,256    $   62,185    $   27,954
                                         ==========    ==========    ==========    ==========    ==========
SHARE DATA:
 Weighted Average Shares -- Basic .....     113,452       106,585       103,742        99,356        98,334
 Weighted Average Shares --
  Diluted .............................     115,153       108,613       109,097       109,742       107,668
 Common Shares Outstanding at
  Period-End ..........................     111,570       116,358       104,744        99,706        98,601

CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items
  and Cumulative Effect of a
  Change in Accounting Principle ......  $     2.13    $     1.15    $     1.00    $     0.63    $     1.23
 Net Income ...........................        2.09          1.14          1.00          0.63          0.28
 Diluted Earnings per Common
  Share:
 Income before Extraordinary Items
  and Cumulative Effect of a
  Change in Accounting Principle ......        2.09          1.13          0.96          0.57          1.12
 Net Income ...........................        2.06          1.12          0.96          0.57          0.26
 Cash Dividends .......................        0.19          0.12            --            --            --
 Dividend Payout Ratio ................           9%           11%          NA            NA            NA
 Book Value at Period-End(3) ..........  $    12.42    $    11.30    $     9.76    $     9.03    $     8.43

                                             NINE MONTHS ENDED
                                               SEPTEMBER 30,
                                       -----------------------------
                                            1999           1998
                                       -------------- --------------
CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD-END:
 Total Assets ........................  $22,601,151    $21,242,833
 Securities:
  Available-for-Sale .................    4,165,499      3,298,991
  Held-to-Maturity ...................           --             --
 Loans Held-for-Sale .................    1,716,810      3,612,110
 Loans, net ..........................   14,256,834     12,567,119
 Allowance for Loan Losses ...........      137,077        111,949
 Deposits ............................   13,293,748     13,546,265
 Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase ...........    3,141,236      1,989,118
 Other Borrowings ....................    4,164,595      3,708,002
 Capital Securities ..................      152,213        162,000
 Stockholders' Equity ................    1,474,509      1,339,802

CONSOLIDATED AVERAGE BALANCE SHEET
 DATA:
 Total Assets ........................  $21,545,812    $21,360,506
 Securities ..........................    3,876,262      3,767,331
 Loans, net ..........................   15,577,855     15,814,222
 Total Deposits ......................   13,322,311     13,894,844
 Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase ...........    3,100,355      1,644,130
 Other Borrowings ....................    3,277,363      4,173,172
 Stockholders' Equity ................    1,443,920      1,319,160


                                                                YEARS ENDED DECEMBER 31,
                                       --------------------------------------------------------------------------
                                            1998           1997           1996           1995           1994
                                       -------------- -------------- -------------- -------------- --------------
CONSOLIDATED BALANCE SHEET DATA AT
 PERIOD-END:
 Total Assets ........................  $22,320,850    $21,848,000    $18,870,108    $20,326,620    $19,647,937
 Securities:
  Available-for-Sale .................    3,653,550      5,295,591      2,855,816      4,389,555        796,300
  Held-to-Maturity ...................           --             --      4,363,971      5,085,736      8,609,897
 Loans Held-for-Sale .................    3,884,886      1,841,862        115,325        139,370         16,621
 Loans, net ..........................   12,748,068     12,984,507     10,738,057      9,830,313      9,351,622
 Allowance for Loan Losses ...........      105,081        104,718        106,495        128,295        170,383
 Deposits ............................   13,651,460     13,847,275     12,856,739     12,572,203     12,811,269
 Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase ...........    2,245,218      2,975,774      3,550,234      1,632,453          9,741
 Other Borrowings ....................    4,365,625      3,147,401      1,264,957      4,982,099      5,748,993
 Capital Securities ..................      162,005        196,137             --             --             --
 Stockholders' Equity ................    1,385,665      1,314,858      1,022,337        976,530        905,125

CONSOLIDATED AVERAGE BALANCE SHEET
 DATA:
 Total Assets ........................  $21,383,818    $20,192,188    $19,941,253    $20,500,594    $18,828,059
 Securities ..........................    3,680,844      6,538,797      8,370,954      9,647,257      9,223,194
 Loans, net ..........................   15,882,257     12,143,482     10,364,385      9,548,241      8,581,389
 Total Deposits ......................   13,837,664     13,246,206     12,681,445     12,620,855     11,725,154
 Federal Funds Purchased &
  Securities Sold Under
  Agreements to Repurchase ...........    1,803,181      3,628,681      2,672,914      1,398,041        193,730
 Other Borrowings ....................    4,064,376      2,022,281      3,446,391      5,379,483      5,851,412
 Stockholders' Equity ................    1,328,906      1,102,079      1,006,285        948,113        860,124

(1) (A) During January 1995, Anchor Bancorp, Inc., merged with and into Dime. The merger was accounted for using the pooling-of-interests method of accounting.

      (B) During the periods presented, the following acquisitions were accounted for using the purchase method of accounting:

      (a) August 1999, Automobile Finance unit of Citicorp

      (b) May 1999, Lakeview Financial, Inc.

      (c) October 1997, North American Mortgage Company

      (d) April 1997, BFS Bancorp, Inc.


(2) The historical information does not include the acquisition by Dime Savings Bank of 28 branches of Key Bank effective as of October 18, 1999. There were no separate financial statements for the assets of Key Bank acquired, and Dime has stated it does not believe that this acquisition represents a significant acquisition in the context of Dime's historical financial data and under rules established by the SEC.


(3) During the years ended December 31, 1995 and 1994, the computation assumes that warrants to acquire 8.4 million shares of Dime common stock at $.01 per share were exercised. The warrants, which were held by the FDIC, were exercised in May 1996.


     See accompanying "Selected Financial Ratios" on page 22 for additional information.

               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                             FOR ALL TRANSACTIONS
                                  (UNAUDITED)

     The following table shows selected financial information for North Fork, JSB, Reliance and Dime on a pro forma combined basis as follows:

   (a) the balance sheet information as of and for the nine months ended September 30, 1999 and 1998 and as of and for the year ended December 31, 1998 gives effect to each of the Reliance merger and the North Fork-Dime merger as if it had been consummated at the end of such periods, and the income statement information for the nine months ended September 30, 1999 and 1998 and for the year ended December 31, 1998 gives effect to each of the Reliance merger and the North Fork-Dime merger as if it had been consummated at the beginning of such periods.

   (b) the balance sheet information for all periods presented gives effect to the JSB merger as if it had been consummated at the end of the periods presented, and the income statement information for all periods presented gives effect to the JSB merger as if it had been consummated at the beginning of the periods presented.

     The selected pro forma combined year-end balance sheet and income statement information reflects information for North Fork and JSB as of and for their annual reporting periods ended December 31 for each of the periods indicated. Financial information for the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998 combine North Fork, JSB, Reliance and Dime, with results of Reliance presented to coincide with the reporting period for North Fork. North Fork completed the Reliance merger, which was accounted for as a purchase, on February 18, 2000 and the JSB merger, which was accounted for as a pooling-of-interests, on February 29, 2000.

     We anticipate that each of the JSB merger, the Reliance merger and the proposed North Fork-Dime merger will result in financial benefits to the combined company, including reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect these anticipated financial benefits.


     The selected pro forma combined financial information has been derived from and should be read with the historical financial statements of North Fork, JSB, Reliance and Dime incorporated by reference into this document and the Pro Forma Condensed Combined Financial Statements (Unaudited) and related notes included in this document. See "Where You Can Find More Information" on page 4, and "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page
73.


     This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the JSB merger, the Reliance merger or the offer and the North Fork-Dime merger.

                        NORTH FORK BANCORPORATION, INC.
               SELECTED PRO FORMA COMBINED FINANCIAL INFORMATION
                             FOR ALL TRANSACTIONS
                                  (UNAUDITED)
              (in thousands, except ratios and per share amounts)



                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                           -------------------------------
                                                                 1999            1998
                                                           --------------- ---------------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
 Interest Income .........................................   $ 1,683,895     $ 1,677,706
 Interest Expense ........................................       836,950         887,573
                                                             -----------     -----------
  Net Interest Income ....................................       846,945         790,133
 Provision for Loan Losses ...............................        26,413          39,141
 Non-Interest Income .....................................       498,660         434,710
 Other Non-Interest Expense ..............................       607,235         576,674
 Capital Securities Costs ................................        15,706          14,379
 Amortization & Write-down of Intangible Assets ..........        49,164          55,299
 Amortization of Mortgage Servicing Assets ...............        93,797          61,465
 Merger Related Restructure Charges ......................            --          52,452
 Income Before Provision for Income Taxes, Extraordinary
  Items and Preferred Dividends ..........................       553,290         425,433
 Provision for Income Taxes ..............................       204,813         128,869
                                                             -----------     -----------
 Net Income before Extraordinary Items and Preferred
  Dividends ..............................................       348,477         296,564
 Extraordinary Items-Losses on Early Extinguishment
  of Debt, net of tax benefits ...........................        (4,127)         (4,057)
                                                             -----------     -----------
 Net Income ..............................................       344,350         292,507
 Preferred Dividends .....................................        14,063          14,063
                                                             -----------     -----------
  Net Income for Common Shareholders .....................   $   330,287     $   278,444
                                                             ===========     ===========
SHARE DATA:
 Weighted Average Shares -- Basic ........................       273,839         277,712
 Weighted Average Shares -- Diluted ......................       290,765         295,849
 Common Shares Outstanding at Period-End .................       274,333         276,666

CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items and Preferred Dividends   $      1.27     $      1.07
 Net Income ..............................................          1.26            1.05
 Diluted Earnings per Common Share:
 Income before Extraordinary Items and Preferred Dividends          1.20            1.00
 Net Income ..............................................          1.18            0.99
 Earnings per Share after Preferred Dividends:
 Basic ...................................................          1.21            1.00
 Diluted .................................................          1.14            0.94
 Cash Dividends ..........................................          0.45            0.38
 Book Value at Period-End ................................         11.44           11.62

CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
 Total Assets ............................................   $35,037,207     $31,952,709
 Securities:
  Available-for-Sale .....................................     4,785,351       3,536,445
  Held-to-Maturity .......................................     1,783,197       1,553,109
 Loans Held-for-Sale .....................................     1,716,180       3,612,110
 Loans, net ..............................................    22,626,592      20,090,608
 Allowance for Loan Losses ...............................       221,032         200,552
 Deposits ................................................    20,263,121      20,526,070
 Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ...............................     6,145,986       4,743,966
 Other Borrowings ........................................     4,042,250       1,979,702
 Capital Securities ......................................       385,446         395,208
 Stockholders' Equity ....................................     3,137,603       3,216,128



                                                                     YEARS ENDED DECEMBER 31,
                                                           ---------------------------------------------
                                                                 1998           1997           1996
                                                           --------------- -------------- --------------
CONSOLIDATED SUMMARY STATEMENTS OF INCOME:
 Interest Income .........................................   $ 2,231,941    $   834,035    $   722,107
 Interest Expense ........................................     1,171,865        366,677        321,324
                                                             -----------    -----------    -----------
  Net Interest Income ....................................     1,060,076        467,358        400,783
 Provision for Loan Losses ...............................        48,501          8,748          8,640
 Non-Interest Income .....................................       602,758         79,382         49,173
 Other Non-Interest Expense ..............................       772,340        184,616        197,983
 Capital Securities Costs ................................        19,591          9,235             25
 Amortization & Write-down of Intangible Assets ..........        71,675          7,292          6,364
 Amortization of Mortgage Servicing Assets ...............        92,291             --             --
 Merger Related Restructure Charges ......................        52,452             --         21,613
 Income Before Provision for Income Taxes, Extraordinary
  Items and Preferred Dividends ..........................       605,984        336,849        215,331
 Provision for Income Taxes ..............................       188,971        129,238         94,158
                                                             -----------    -----------    -----------
 Net Income before Extraordinary Items and Preferred
  Dividends ..............................................       417,013        207,611        121,173
 Extraordinary Items-Losses on Early Extinguishment
  of Debt, net of tax benefits ...........................        (4,057)            --             --
                                                             -----------    -----------    -----------
 Net Income ..............................................       412,956        207,611        121,173
 Preferred Dividends .....................................        18,750             --             --
                                                             -----------    -----------    -----------
  Net Income for Common Shareholders .....................   $   394,206    $   207,611    $   121,173
                                                             ===========    ===========    ===========
SHARE DATA:
 Weighted Average Shares -- Basic ........................       276,928        166,335        166,690
 Weighted Average Shares -- Diluted ......................       294,823        169,903        170,015
 Common Shares Outstanding at Period-End .................       275,543        169,238        166,310

CONSOLIDATED PER SHARE DATA:
 Basic Earnings per Common Share:
 Income before Extraordinary Items and Preferred Dividends   $      1.51    $      1.25    $      0.73
 Net Income ..............................................          1.49           1.25           0.73
 Diluted Earnings per Common Share:
 Income before Extraordinary Items and Preferred Dividends          1.41           1.22           0.71
 Net Income ..............................................          1.40           1.22           0.71
 Earnings per Share after Preferred Dividends:
 Basic ...................................................          1.42           1.25           0.73
 Diluted .................................................          1.34           1.22           0.71
 Cash Dividends ..........................................          0.65           0.38           0.28
 Book Value at Period-End ................................         11.66           6.73           5.68

CONSOLIDATED BALANCE SHEET DATA AT PERIOD-END:
 Total Assets ............................................   $33,534,542    $11,608,663    $10,207,450
 Securities:
  Available-for-Sale .....................................     3,708,270      2,226,512      1,359,771
  Held-to-Maturity .......................................     2,095,023      2,116,275      2,312,084
 Loans Held-for-Sale .....................................     3,884,886             --             --
 Loans, net ..............................................    20,352,416      6,744,756      5,904,174
 Allowance for Loan Losses ...............................       191,990         80,273         78,607
 Deposits ................................................    20,583,061      7,479,869      7,362,162
 Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase ...............................     5,387,501      2,104,036      1,075,487
 Other Borrowings ........................................     2,811,754        449,600        590,088
 Capital Securities ......................................       395,219        199,264         99,637
 Stockholders' Equity ....................................     3,213,093      1,138,403        944,733

                                                       NINE MONTHS ENDED
                                                         SEPTEMBER 30,                  YEARS ENDED DECEMBER 31,
                                                 ----------------------------- -------------------------------------------
                                                      1999           1998           1998           1997           1996
                                                 -------------- -------------- -------------- -------------- -------------
CONSOLIDATED AVERAGE BALANCE SHEET DATA:
 Total Assets ..................................  $36,948,219    $35,264,015    $35,423,457    $11,091,598    $9,817,132
 Securities ....................................   10,252,247      9,008,603      9,056,139      4,247,513     3,893,545
 Loans, net ....................................   23,735,140     23,618,679     23,693,170      6,269,877     5,357,503
 Total Deposits ................................   22,571,797     23,139,322     23,104,642      7,330,401     7,296,380
 Federal Funds Purchased & Securities Sold Under
  Agreements to Repurchase .....................    6,420,360      4,072,821      4,338,534      1,944,592       939,365
 Other Borrowings ..............................    4,229,567      4,555,387      4,442,122        485,200       533,516
 Stockholders' Equity ..........................    2,817,680      2,709,566      2,729,283      1,015,819       921,397



































     See accompanying "Selected Financial Ratios" on page 22 for additional information.

     The management of North Fork may adjust the combined pro forma financial information included in this prospectus as a result of their review of the classifications and accounting policies of Dime. The management of North Fork does not anticipate these adjustments to be material.

                           SELECTED FINANCIAL RATIOS
                                  (UNAUDITED)




                                                      AS OF OR FOR THE
                                                         NINE MONTHS                   AS OF OR FOR THE
                                                     ENDED SEPTEMBER 30,           YEARS ENDED DECEMBER 31,
                                                   -----------------------   ------------------------------------
                                                      1999         1998         1998         1997         1996
                                                   ----------   ----------   ----------   ----------   ----------
PERFORMANCE RATIOS:
Return on Average Total Assets:
 North Fork ....................................       1.96%        1.48%        1.66%        1.78%        1.14%
 North Fork Combined ...........................       1.63         1.35         1.47         1.87         1.23
 Dime ..........................................       1.10         1.10         1.11         NA           NA
 North Fork Combined/Dime Pro Forma ............       1.20         1.06         1.11         NA           NA
Return on Average Total Stockholders' Equity:
 North Fork ....................................      26.33        18.44        20.50        25.63        15.90
 North Fork Combined ...........................      18.54        14.08        15.38        21.01        13.34
 Dime ..........................................      15.67        17.72        17.80         NA           NA
 North Fork Combined/Dime Pro Forma ............      15.38        14.01        14.72         NA           NA
CAPITAL RATIOS:
Total Stockholders' Equity to Total Assets
 (end of period):
 North Fork ....................................       6.02         8.54         7.78         7.65         7.01
 North Fork Combined ...........................       7.70        10.12         9.44         9.81         9.26
 Dime ..........................................       6.52         6.31         6.21         NA           NA
 North Fork Combined/Dime Pro Forma ............       8.96        10.07         9.58         NA           NA
Tier 1 Risk-Based Capital:
 North Fork ....................................      12.76        16.58        15.19        15.33        13.82
 North Fork Combined ...........................      12.39        15.76        14.63        17.97        17.15
 Dime ..........................................       9.11         9.99         9.94         NA           NA
 North Fork Combined/Dime Pro Forma ............       9.84        11.70        11.23         NA           NA
 Regulatory Minimum Requirement ................       4.00         4.00         4.00         4.00         4.00
Total Risk-Based Capital:
 North Fork ....................................      13.75        17.83        16.39        16.58        15.11
 North Fork Combined ...........................      13.58        17.20        16.13        19.11        18.32
 Dime ..........................................      10.02        10.87        10.73         NA           NA
 North Fork Combined/Dime Pro Forma ............      10.90        12.85        12.35         NA           NA
 Regulatory Minimum Requirement ................       8.00         8.00         8.00         8.00         8.00
Leverage Ratio:
 North Fork ....................................       7.65         9.68         9.09         8.74         7.46
 North Fork Combined ...........................       7.46         9.22         8.72        10.53         9.47
 Dime ..........................................       6.17         6.06         5.98         NA           NA
 North Fork Combined/Dime Pro Forma ............       6.89         7.61         7.30         NA           NA
 Regulatory Minimum Requirement ................       4.00         4.00         4.00         4.00         4.00
ASSET QUALITY DATA:
Allowance for Loan Losses to Net Loans
 (end of period):
 North Fork ....................................       1.08         1.30         1.26         1.30         1.45
 North Fork Combined ...........................       0.97         1.14         1.11         1.19         1.33
 Dime ..........................................       0.96         0.89         0.82         NA           NA
 North Fork Combined/Dime Pro Forma ............       0.98         1.00         0.94         NA           NA
Allowance for Loan Losses to Nonperforming Loans
 (end of period):
 North Fork ....................................        450          430          470         198          146
 North Fork Combined ...........................        362          333          375         158          122
 Dime ..........................................        194          114          191         NA           NA
 North Fork Combined/Dime Pro Forma ............        235          161          245         NA           NA
Nonperforming Assets to Total Assets:
 North Fork ....................................       0.13         0.20         0.17         0.43         0.64
 North Fork Combined ...........................       0.15         0.22         0.18         0.49         0.69
 Dime ..........................................       0.40         0.62         0.37         NA           NA
 North Fork Combined/Dime Pro Forma ............       0.33         0.51         0.33         NA           NA

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)


     The following table shows historical per share information about basic and diluted net income, cash dividends and book value for each of North Fork and Dime for all periods presented and similar pro forma information for (a) North Fork Combined, which includes (i) the Reliance merger, with respect to information for September 30, 1999 and 1998 and the year ended December 31, 1998, and (ii) the JSB merger with respect to all periods presented; and (b) North Fork Combined/Dime, with respect to information for September 30, 1999 and 1998 and the year ended December 31, 1998. The pro forma comparative per share data assumes the North Fork-Dime merger had been consummated on January 1, 1998. We have also assumed that Dime will be merged with North Fork using the purchase method of accounting. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 73.

     The information listed as "Equivalent Pro Forma" was obtained by multiplying the North Fork Combined/Dime pro forma amounts by the "all stock equivalent" exchange ratio of 1.054. The "all stock equivalent" exchange ratio assumes that a Dime stockholder reinvests the $2.00 per share in cash received in the offer in shares of North Fork common stock at a per share price of $16.125, which was the closing price of North Fork common stock on March 3, 2000, the last trading day prior to announcement of the North Fork offer. We present this information to reflect the fact that Dime stockholders will receive more than 0.9302 shares of North Fork common stock for each share of Dime common stock exchanged in the offer.


     The information in the following table is based on the historical financial information that North Fork and Dime have presented in their prior SEC filings. The details regarding the North Fork Combined information are set forth in the JSB Acquisition Prospectus. We are incorporating this material into this document by reference. See "Where You Can Find More Information" on page 4. This information is for illustrative purposes only. The companies would likely have performed differently had they always been combined. You should not rely on this information as being indicative of the future results that the combined company will experience after the transactions described above.

                          COMPARATIVE PER SHARE DATA
                                  (UNAUDITED)




                                                      AS OF OR FOR THE
                                                         NINE MONTHS              AS OF OR FOR THE
                                                     ENDED SEPTEMBER 30,      YEARS ENDED DECEMBER 31,
                                                     -------------------   -------------------------------
                                                       1999       1998       1998        1997       1996
                                                     --------   --------   --------   ---------   --------
NORTH FORK COMMON STOCK:
Net Income per Share before
 Extraordinary Items and Preferred Dividends:
Basic:
 Historical ......................................    $ 1.21     $ 0.79     $ 1.19      $1.24      $0.69
 North Fork Combined (1) .........................      1.11       0.82       1.21       1.25       0.73
 North Fork Combined/Dime Pro Forma ..............      1.27       1.07       1.51        NA         NA
Diluted:
 Historical ......................................      1.20       0.78       1.18       1.22       0.68
 North Fork Combined (1) .........................      1.09       0.80       1.19       1.22       0.71
 North Fork Combined/Dime Pro Forma ..............      1.20       1.00       1.41        NA         NA
Net Income per Share after Extraordinary Items:
Basic:
 Historical ......................................      1.21       0.79       1.19       1.24       0.69
 North Fork Combined (1) .........................      1.11       0.82       1.21       1.25       0.73
 North Fork Combined/Dime Pro Forma ..............      1.26       1.05       1.49        NA         NA
Diluted:
 Historical ......................................      1.20       0.78       1.18       1.22       0.68
 North Fork Combined (1) .........................      1.09       0.80       1.19       1.22       0.71
 North Fork Combined/Dime Pro Forma ..............      1.18       0.99       1.40        NA         NA
Net Income after Extraordinary Items and Preferred
 Dividends:
Basic:
 Historical ......................................      1.21       0.79       1.19       1.24       0.69
 North Fork Combined (1) .........................      1.11       0.82       1.21       1.25       0.73
 North Fork Combined/Dime Pro Forma ..............      1.21       1.00       1.42        NA         NA
Diluted:
 Historical ......................................      1.20       0.78       1.18       1.22       0.68
 North Fork Combined (1) .........................      1.09       0.80       1.19       1.22       0.71
 North Fork Combined/Dime Pro Forma ..............      1.14       0.94       1.34        NA         NA
Cash Dividends Declared Per Common Share (2):
 Historical ......................................      0.45       0.38       0.65       0.38       0.28
 North Fork Combined .............................      0.45       0.38       0.65       0.38       0.28
 North Fork Combined/Dime Pro Forma ..............      0.45       0.38       0.65        NA         NA
Book Value Per Share at Period End (3):
 Historical ......................................      5.38       6.09       5.89       5.53       4.45
 North Fork Combined .............................      7.20       8.39       8.14       6.73       5.68
 North Fork Combined/Dime Pro Forma ..............     11.44      11.62      11.66        NA         NA
DIME COMMON STOCK:
Net Income per Share before
 Extraordinary Items and Preferred Dividends:
Basic:
 Historical ......................................      1.63       1.57       2.13       1.15       1.00
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.34       1.13       1.59        NA         NA

                                                      AS OF OR FOR THE
                                                         NINE MONTHS               AS OF OR FOR THE
                                                     ENDED SEPTEMBER 30,       YEARS ENDED DECEMBER 31,
                                                     -------------------   --------------------------------
                                                       1999       1998       1998        1997        1996
                                                     --------   --------   --------   ---------   ---------
Diluted:
 Historical ......................................    $ 1.61     $ 1.55     $ 2.09     $ 1.13      $ 0.96
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.26       1.06       1.49        NA          NA
Net Income per Share after Extraordinary Items:
Basic:
 Historical ......................................      1.59       1.54       2.09       1.14        1.00
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.33       1.11       1.57        NA          NA
Diluted:
 Historical ......................................      1.57       1.51       2.06       1.12        0.96
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.25       1.04       1.48        NA          NA
Net Income after Extraordinary Items and Preferred
Dividends:
Basic:
 Historical ......................................      1.59       1.54       2.09       1.14        1.00
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.20       0.99       1.41        NA          NA
Diluted:
 Historical ......................................      1.57       1.51       2.06       1.12        0.96
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      1.27       1.06       1.50        NA          NA
Cash Dividends Declared per Common Share (3):
 Historical ......................................      0.17       0.14       0.19       0.12        0.00
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................      0.47       0.40       0.69        NA          NA
Book Value Per Share at Period End:
 Historical ......................................     13.31      11.96      12.42      11.30        9.76
 North Fork Combined/Dime Pro Forma
   Equivalent (4) ................................     12.06      12.26      12.29        NA          NA

----------

(1) The North Fork Combined basic and diluted net income per share reflects information regarding the Reliance and JSB transactions that is set forth in detail on pages 17-18 of the JSB Acquisition Prospectus, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.

(2) The North Fork, North Fork Combined and North Fork Combined/Dime pro forma cash dividends per common share represent North Fork's historical dividends per share.

(3) The book value per share amounts are calculated by dividing historical, North Fork Combined and North Fork Combined/ Dime pro forma stockholders' equity by historical, North Fork Combined and North Fork Combined/Dime pro forma common shares outstanding, respectively. North Fork Combined/Dime pro forma common shares are calculated by adding North Fork Combined to Dime historical common shares outstanding as adjusted for the exchange ratio of 0.9302 and the pro forma weighted average common stock equivalents of the $250 million in North Fork preferred stock to be issued to FleetBoston. North Fork Combined common shares outstanding gives effect to the Reliance and JSB transactions on a pro forma basis as set forth in the JSB Acquisition Prospectus. See "Where You Can Find More Information" on page 4.

(4) The North Fork Combined/Dime pro forma equivalent amounts were computed by multiplying the corresponding North Fork Combined/Dime pro forma per share amounts above by the "all stock equivalent" exchange ratio of 1.054.




     The management of North Fork may adjust the combined pro forma financial information included in this prospectus as a result of their review of the classifications and accounting policies of Dime. The management of North Fork does not anticipate these adjustments to be material.

                             THE NORTH FORK OFFER

     We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Dime. The offer is the first step in our acquisition of Dime, and is intended to facilitate the acquisition of all Dime shares. We intend, as soon as practicable after consummation of the offer, to seek to merge Dime with and into North Fork or a wholly owned subsidiary of North Fork. The purpose of the North Fork-Dime merger is to acquire all Dime shares not tendered and exchanged pursuant to the offer. In the North Fork-Dime merger, each then outstanding share of Dime common stock (except for shares held in Dime's treasury and Dime shares that we own for our own account) would be converted into the right to receive 0.9302 shares of North Fork common stock and $2.00 net in cash.


                        REASONS FOR THE NORTH FORK OFFER

     We believe that our proposed acquisition of Dime represents a compelling opportunity to enhance value for both Dime and North Fork stockholders. Specifically, we estimate that a combination of North Fork and Dime would result in (a) accretion to North Fork's reported diluted earnings per share of 12.6% for 2001 and accretion to North Fork's diluted cash earnings per share (i.e., reported earnings before amortization of intangibles) of 17.4% in 2001 and (b) an increase in North Fork's tangible book value from $5.21 per share as of December 31, 1999 to an estimated $7.51 per share on a pro forma basis as of December 31, 2000 (assuming earnings for 2000 based on mean earnings per share estimates of I/B/E/S International Inc. as of March 5, 2000 of $1.82 for North Fork and $2.34 for Dime, net of purchase accounting adjustments, and assuming a dividend payout ratio for North Fork and Dime consistent with past practice) (I/B/E/S is a data service that monitors and publishes compilations of earnings estimates by selected research analysts). Since each Dime stockholder would become a North Fork stockholder upon consummation of our offer and the merger, the accretion benefits to North Fork shares would be enjoyed by Dime stockholders as well. For additional information concerning our offer, Dime stockholders and others are referred to our current report on form 8-K filed with the SEC on March 13, 2000, which includes the investor presentation materials with respect to our offer and a transcript of the related investor conference call held on March 6, 2000.


     In addition, we believe that the combination of North Fork and Dime will produce substantial benefits for Dime stockholders, including the following:


    o Significant Premium. Based on March 27, 2000 closing prices, the offer represents a premium of approximately 42% over the implied value of the proposed Dime-Hudson merger. Based on closing prices for North Fork common stock and Hudson common stock for each trading day since the announcement of our offer on March 5, 2000, the value of our offer has represented an average premium of approximately 37.5% over the implied value of the proposed Dime-Hudson merger.


    o Better Long-Term Growth Prospects. We believe that a combination of North Fork and Dime has better long-term growth prospects than the proposed Dime-Hudson merger, potentially resulting in increased shareholder value over the long-term. We have a proven history of strong profitability and growth in shareholder value based on several common benchmarks used to measure performance. The tables below set forth figures for certain common performance and profitability measurements for each of North Fork, Dime, Hudson, a bank peer group and a thrift peer group for Dime.

     On the basis of total return to shareholders, we have significantly outperformed Dime, Hudson and the bank and thrift peer groups.




                                          3 YEARS     5 YEARS     7 YEARS
                                         ---------   ---------   --------
Total Return to Shareholders (1)
  NORTH FORK                                58.3%    333.2%        645.6%
  DIME                                       5.1     100.1         234.0
  Hudson                                    24.4     127.2         225.8
  Bank Peer Group (2)                       31.3     150.3         178.8
  Thrift Peer Group (3)                    (11.6)    120.5          65.2


     A comparison of our operating performance data to operating performance data of Dime, Hudson and the bank and thrift peer groups demonstrates our superior operating performance.




                                         1996      1997      1998     1999
                                       -------   -------   -------   ------
Return on Average Assets
  NORTH FORK                           1.43%     1.75%     2.04%     1.92%
  DIME                                 0.62      0.64      1.13      1.11
  Hudson                               0.90      1.01      1.05      1.27
  Bank Peer Group (2)                  1.31      1.39      1.40      1.34
  Thrift Peer Group (3)                0.72      0.64      0.83      0.88

Return on Average Common Equity
  NORTH FORK                           19.9%     25.2%     25.2%     27.1%
  DIME                                 12.4      11.7      18.1      16.7
  Hudson                               10.6      12.6      14.0      20.2
  Bank Peer Group (2)                  17.0      17.5      16.9      16.8
  Thrift Peer Group (3)                14.7      13.4      17.8      17.9

Net Interest Margin
  NORTH FORK                           4.24%     4.42%     4.48%     4.16%
  DIME                                 2.40      2.51      2.68      2.91
  Hudson                               4.23      4.25      4.10      4.04
  Bank Peer Group (2)                  4.20      4.17      3.95      3.89
  Thrift Peer Group (3)                2.75      2.66      2.57      2.54

Operating Efficiency Ratio (4)
  NORTH FORK                           41.7%     37.5%     33.7%     33.2%
  DIME                                 57.4      56.7      63.5      62.2
  Hudson                               60.4      59.0      55.0      50.3
  Bank Peer Group (2)                  53.1      52.4      52.4      51.1
  Thrift Peer Group (3)                57.9      54.1      51.1      46.0

        ------------
        (1) Defined as stock price appreciation plus reinvestment of all dividends in common stock of the issuer on a pre-tax basis. All periods end December 31, 1999. Source: Bloomberg L.P.

        (2) Averages for a Bank Peer Group consisting of Summit Bancorp, Associated Banc-Corp and M&T Bancorp. These three bank holding companies, together with North Fork, comprised a bank peer group utilized in certain analyses performed by Dime's financial advisor and described in the Joint Proxy Statement/Prospectus dated February 8, 2000 with respect to the proposed Dime-Hudson merger.

        (3) Averages for a Thrift Peer Group for Dime consisting of Astoria Financial Corp., Sovereign Bancorp, Washington Mutual and Golden State Bancorp, Inc., which represents the peer group for Dime as per the Dime/Hudson investor presentation dated September 15, 1999 made in connection with the announcement of the proposed Dime-Hudson merger.

        (4) Defined as noninterest expenses (excluding goodwill amortization) divided by noninterest income (excluding securities gains and losses) plus net interest income, excluding all nonrecurring items.

           Source: SNL Securities and company reports (except data for Total Return to Shareholders -- See note (1) above). Data has been adjusted for prior acquisitions accounted for as poolings-of-interests and to exclude nonrecurring items.

      Of course, past performance is not a guarantee of future results. However, as evidenced from the figures set forth above, we have consistently achieved superior profitability, operating results and shareholder returns.


    o Low Execution Risk. We have acquired nine banking institutions during the past ten years. The majority of these institutions were "thrift institutions" whose businesses focused primarily on gathering consumer deposits and making residential mortgage loans. We believe that Dime's banking business (exclusive of Dime's mortgage banking subsidiary) is fundamentally similar to the businesses of the majority of institutions that we have acquired. We believe that our ability to continually lower our efficiency ratio while integrating acquisitions demonstrates our ability to manage execution risk and maintain superior operating returns. In analyzing the combination with Dime, we assumed cost savings of $100 million after-tax, which represents approximately 50% of our estimate of Dime's 2001 operating expense related to its banking operations, approximately 25% of our estimate of Dime's total 2001 operating expenses and approximately 15% of our estimate of total non-interest expense for North Fork and Dime on a combined basis for 2001. In analyzing the anticipated benefits of the combination with Dime, we have not assumed the realization of any revenue enhancements in connection with the transaction. See note 2 to the table below and see "--Cost Savings; Revenue Retention."

    o Improved Cash Dividends. During 1999 Dime paid dividends on its common stock of $0.23 per share. According to the Joint Proxy Statement/Prospectus, dated February 8, 2000, with respect to the proposed Dime-Hudson merger (the "Joint Proxy Statement/Prospectus"), pursuant to the proposed Dime-Hudson merger, Dime stockholders are expected to receive pro forma equivalent dividends of $0.60 per share (based on the exchange ratio of .60255 in the proposed Dime-Hudson merger and the proposed dividend of $1.00 per share that Dime United expects to pay if the proposed Dime-Hudson merger is completed). Based on our current annual dividend of $0.72 per share, Dime stockholders would receive a pro forma equivalent dividend of $0.67, or more than 190% above Dime's current annual dividend rate and more than 11% above the pro forma equivalent dividend per Dime share in the proposed Dime-Hudson merger. In the past five years, on a compounded basis, we have achieved a 40.1% annual growth rate in our per share dividend, compared to a 24.9% annual growth rate for Hudson's per share dividend over the same period. In addition to the increased dividend, Dime stockholders would have the opportunity to invest and earn a return on the cash portion of the consideration to be paid in the offer.

     The table on the opposite page sets forth the computation of our estimated 2001 pro forma earnings per share and cash earnings per share (earnings per share excluding the amortization of goodwill). Using I/B/E/S stand-alone earnings per share estimates for North Fork and Dime and assuming (i) the realization of cost savings as estimated by our management, (ii) the impact of deleveraging the pro forma balance sheet, (iii) the foregone net income from the proposed sale of branches to FleetBoston, (iv) foregone earnings on cash utilized in the transaction and (v) purchase accounting adjustments on a basis consistent with the adjustments described in "Notes to Pro Forma Condensed Combined Financial Statements (Unaudited)," the acquisition of Dime is expected to result in accretion to North Fork's earnings per share and cash earnings per share as set forth below. The factors that could affect our ability to achieve these results include (i) the failure to achieve estimated cost savings in the amounts or in the time period estimated, (ii) changes in interest rates, which could have an adverse effect on the combined company's net interest margin and earnings and (iii) changes in interest rates, which will affect the fair value of Dime's financial assets and liabilities, and changes in the market price of North Fork common stock between March 3, 2000 and the date that the value of the North Fork shares is determined for purchase accounting purposes, each of which could result in recognition of higher levels of goodwill and other intangibles, the amortization of which would reduce earnings. In addition, the information estimated below is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. The information estimated below and the related assumptions are not necessarily indicative of future performance, which may be significantly less favorable or more favorable than as set forth below.

                                                                         ESTIMATED 2001
                                                                           PRO FORMA
                                                                           NET INCOME
                                                                    -----------------------
                                                                     ($ IN MILLIONS, EXCEPT
                                                                      FOR PER SHARE DATA)
North Fork Net Income (1) .......................................           $ 352
Dime Net Income (1) .............................................             276
                                                                            -----
Total Net Income ................................................           $ 628
                                                                            =====
After-Tax Adjustments
 Cost Savings (2) ...............................................           $ 100
 Net Revenue Enhancements/Run-off ...............................               0
 Foregone Earnings on Cash Disbursements (3) ....................              (6)
 Branch Sale to FleetBoston and Deleveraging Impact (4) .........             (44)
 Incremental Goodwill Amortization and Net Purchase Accounting
   Adjustments (5) ..............................................              (2)
                                                                            --------
Pro Forma Net Income (6) ........................................           $ 676
                                                                            =======

North Fork Per Share Impact:
 Pro Forma Diluted EPS (7) ......................................           $2.27
 Stand Alone Diluted EPS (1) ....................................           $2.02
 GAAP Diluted EPS Accretion .....................................            12.6%

 Goodwill Amortization ..........................................           $  69
 Pro Forma Diluted Cash EPS .....................................           $2.50
 Stand Alone Diluted Cash EPS ...................................           $2.13
 Cash Diluted EPS Accretion .....................................            17.4%


----------
(1) Based on March 5, 2000 median I/B/E/S earnings per share estimates for 2001 of $2.02 for North Fork and $2.46 for Dime.


(2) Assumes after-tax cost savings of $100 million, equivalent to approximately 50% of North Fork's estimate of Dime's 2001 operating expenses related to its banking operations, approximately 25% of North Fork's estimate of Dime's total 2001 operating expenses and approximately 15% of North Fork's estimate of combined total non-interest expense for North Fork and Dime for 2001. See "--Cost Savings; Revenue Retention" below.


(3) Reflects foregone earnings on cash disbursements in connection with the completion of the transaction at an assumed annual rate of 7.00% pre-tax.



(4) Reflects foregone earnings in an amount equal to assumed net pre-tax income of 2.00% of deposit balances to be sold to FleetBoston, and a 1.25% annual pre-tax margin related to disposition of $2 billion in securities and retirement of associated liabilities to deleverage the balance sheet.


(5) Assumes incremental goodwill amortized over 20 years and the net impact of all purchase accounting adjustments, with amortization of premium and accretion of discount over the estimated remaining life of the associated asset or liability. See "Pro Forma Condensed Combined Financial Statements (Unaudited)."

(6) Prior to dividends paid on convertible preferred stock issued to FleetBoston.


(7) Based on Pro Forma Net Income and 297.7 million shares outstanding. Incorporates dilutive impact of convertible preferred stock and stock purchase rights issued to FleetBoston.

     Cost Savings; Revenue Retention. North Fork's estimate of cost savings in connection with its proposed acquisition of Dime is based on North Fork's estimate of the total cost to North Fork to operate Dime's core banking business in 2001 as part of a combined North Fork-Dime. This estimate was based on various considerations, including North Fork's prior experience in acquiring thrift institutions, North Fork's existing cost structure and North Fork's estimate of the direct costs and marginal back office and lending costs necessary to operate acquired thrift branches. Because North Fork was unable to discuss any of its cost savings assumptions or analyses with management of Dime and has had no access to Dime's internal information about its operations in connection with the preparation of North Fork's cost savings estimates, North Fork relied on publicly-available information concerning Dime, its general knowledge of the markets in which North Fork and Dime compete and North Fork's past experience with respect to its own operations and its integration of acquired financial institutions.

     For purposes of arriving at its estimates, North Fork analyzed Dime's core banking operations and Dime's mortgage banking subsidiary, North American Mortgage Company ("NAMCO"), as separate business segments. North Fork did not assume any cost savings associated with Dime's mortgage banking business, even though Dime's own publicly-available information reflects a continued downsizing of this business.

     While North Fork does not have sufficient information with respect to Dime's operations from which it may determine with precision where it would expect to derive its estimated cost savings, North Fork believes that between 50% and 60% of these cost savings would be derived from reductions in salary expenses associated with consolidation of executive management and back office personnel, between 10% and 15% of these costs savings would be associated with reduced costs from operation and maintenance of premises and equipment and the remaining amounts would be derived from the elimination of other redundant expenses as a result of consolidation of lending and back office operations.

     North Fork's estimate of after-tax cost savings of $100 million (or approximately $155 million on a pre-tax basis) is equivalent to approximately 50% of North Fork's estimate of Dime's total operating expenses associated with its core banking operations for 2001 and 25% of North Fork's estimate of Dime's total operating expenses for 2001 on a consolidated basis. North Fork's estimate of the total operating expenses associated with Dime's core banking operations on a stand-alone basis for 2001 was based on North Fork's estimate of Dime's 1999 fourth quarter operating expenses for its core banking operations, which was then annualized and grown at an assumed rate to reflect the impact of inflation. North Fork's estimate of Dime's 1999 fourth quarter operating expenses for its core banking operations was derived from actual revenue, profit and depreciation and amortization information for Dime for the third quarter of 1999, both on a consolidated basis and for its individual business segments, as published in Dime's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999 (the "Dime September 10-Q") and an assumed 37% tax rate for Dime. North Fork also reviewed other publicly-available information published by Dime, including information with respect to its operating results for the fourth quarter of 1999 and the full year 1999, which reflected (i) a sharp decline in residential mortgage loan production by NAMCO and a continued "downsizing" of NAMCO's business, and (ii) growth in Dime's core banking business as a result of its acquisitions of Lakeview Financial Corp. in May 1999, the automobile finance business of Citibank in August 1999 and the Long Island branch banking operations of KeyBank in October 1999.

     North Fork believes that it has the requisite experience to realize the estimated cost savings and has achieved comparable cost savings in prior acquisitions, although no assurance can be given that the estimated cost savings will be achieved or will occur in the time period anticipated. In addition, cost savings may not be limited to Dime's core banking business but may include cost savings associated with NAMCO as North Fork continues to evaluate this business segment. There can be no assurance that cost savings realized will not be offset by increases in other expenses, other charges to earnings or losses of revenue. See "Forward-Looking Statements."

     As indicated in the table above, North Fork has not assumed any net revenue enhancements in formulating its estimate of 2001 earnings per share. In addition, North Fork has not assumed any net run-off in revenue attributable to its acquisition of Dime. This latter assumption is based on North Fork's prior acquisition experience, where North Fork was able to grow net interest income and non-interest income while achieving targeted cost savings. If North Fork were permitted access to non-public information regarding Dime's business plans and operations, North Fork's assumptions of no net revenue enhancements or run-off might differ. North Fork intends generally to implement its cost savings measures in a manner that is designed to minimize the loss of revenues, although there can be no assurance that some revenue will not be lost. Factors that could cause a loss of revenues include unanticipated loss of customers due to a lack of customer acceptance of North Fork's deposit, lending and investment products and services.

     North Fork notes that it has not previously acquired an organization comparable in size to Dime or where there is the potential for management to be uncooperative in the integration process. Although North Fork believes that the integration of Dime's operations into North Fork will not present any significant difficulty, the integration of Dime into North Fork could result in difficulties that could adversely affect the results of operations of the combined company. See "Forward-Looking Statements."



                            BACKGROUND OF THE OFFER

BACKGROUND

     From time to time, North Fork is involved in due diligence investigations, discussions and negotiations concerning possible business combination transactions with other financial institutions. North Fork generally seeks to acquire financial institutions that would (a) complement its overall strategic focus, (b) provide opportunities for growth in markets where the target financial institution conducts business, and (c) improve North Fork's retail banking franchise.



     On September 15, 1999, Dime and Hudson announced that they had entered into the Dime-Hudson merger agreement and the Hudson option agreement. Among other things, the merger agreement contains several provisions which are designed to inhibit any competing offers for Dime from North Fork or anyone else, including (a) Dime's agreement not to enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime, (b) Dime's agreement to recommend the proposed Dime-Hudson merger to Dime stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime and
(c) Dime's agreement that it may not unilaterally terminate the merger agreement prior to June 30, 2000, even if Dime stockholders fail to approve the proposed Dime-Hudson merger.

     On or about February 9, 2000, Dime and Hudson mailed the Joint Proxy Statement/Prospectus relating to their proposed merger to their respective stockholders. Following the dissemination of the Joint Proxy Statement/Prospectus, representatives of North Fork and North Fork's outside financial advisors and legal counsel held several meetings to review and discuss North Fork's strategic options in light of the proposed Dime-Hudson merger and the upcoming special meeting of Dime stockholders, including the possibility of proceeding with an exchange offer for Dime shares and soliciting proxies from Dime stockholders to vote against the proposed Dime-Hudson merger. On February 19, 2000, "standstill provisions" contained in a confidentiality agreement between North Fork and Dime that was entered into in the summer of 1998 in connection with preliminary discussions between North Fork and Dime concerning a possible business combination transaction expired. These standstill provisions generally prohibited North Fork from submitting an acquisition proposal for Dime or making an offer for shares of Dime common stock. On February 22, 2000, representatives of North Fork initiated discussions with representatives of FleetBoston concerning the matters described under "The Offer--Source and Amount of Funds," including to ascertain FleetBoston's interest in making an equity investment in North Fork in connection with the offer. See "The Offer--Source and Amount of Funds."


     On March 5, 2000, North Fork's board of directors met to review the proposed terms of the offer, the proxy solicitation and the proposed arrangements with FleetBoston. Because the North Fork board believes that a combination of North Fork and Dime would offer compelling benefits to both companies, their stockholders and their other constituencies, it unanimously determined that North Fork should solicit proxies against the proposed Dime-Hudson merger, proceed with the offer, and initiate litigation in Delaware as described below under "The Offer--Litigation." The North Fork board also approved the agreement with FleetBoston regarding its proposed equity investment in North Fork.

     On March 5, 2000, North Fork signed a definitive agreement with FleetBoston providing for an equity investment in North Fork in connection with the offer.

     On March 5, 2000, North Fork announced its intention to commence the offer, to be followed by the merger, and that North Fork would be soliciting proxies against the proposed Dime-Hudson merger. On March 6, 2000, North Fork commenced the Delaware litigation and filed preliminary proxy materials with the SEC with respect to North Fork's proposed solicitation of proxies against the proposed Dime-Hudson merger.


     On March 7, 2000, Dime announced that its board of directors had unanimously rejected the offer and that it recommended that Dime stockholders not tender their shares to North Fork. On March 8, 2000, Dime filed with the SEC a supplement to the Joint Proxy Statement/Prospectus which stated, among other things, that Dime's board of directors (a) had concluded that the offer is inadequate and not in the best interests of Dime and its stockholders, (b) remained committed to the proposed Dime-Hudson merger and (c) recommended that Dime stockholders not tender their shares of Dime common stock in the offer.


     On March 9, 2000 North Fork brought a motion in the Court of Chancery in Delaware seeking a temporary restraining order to enjoin the Dime stockholder vote at the special meeting initially scheduled for March 15, 2000, alleging, among other things, that Dime's proxy statement supplement dated March 8, 2000, contained false and misleading information. Later in the day on March 9, 2000, Dime announced that it was postponing its special meeting of stockholders for the purpose of voting on the Dime-Hudson merger agreement to March 24, 2000. In light of this postponement, on March 10, 2000, North Fork withdrew its motion for a temporary restraining order. See "The Offer--Litigation."


     On or about March 13, 2000, North Fork mailed definitive proxy materials to Dime stockholders. These materials solicited proxies against the proposed Dime-Hudson merger. On March 14, 2000, North Fork filed the registration statement on Form S-4 containing a preliminary prospectus and the related letter of transmittal with respect to the offer, and on March 15, 2000, North Fork commenced the offer by mailing the preliminary prospectus, the letter of transmittal and related exchange offer materials to Dime stockholders. Also on March 15, North Fork filed its application with the Federal Reserve Board seeking approval of the offer and the proposed North Fork merger.

     On March 21, 2000, Dime filed a solicitation/recommendation statement on
Schedule 14D-9 containing the recommendation of its board of directors with respect to the offer. In the Schedule 14D-9, Dime's board of directors unanimously recommended that Dime stockholders reject North Fork's offer by not tendering their shares. Also on March 21, 2000, Dime announced that it was again postponing the special meeting of its stockholders, this time to May 17, 2000, and that it had set March 30, 2000 as the new record date for Dime stockholders of record entitled to vote at the special meeting.

     On March 22, 2000, Dime filed a complaint against North Fork and its individual directors in the United States District Court for the Eastern District of New York alleging claims under the federal securities laws. See "The Offer--Litigation."

     On March 23, 2000, North Fork announced that it had extended the expiration date of the offer to 12:00 midnight, New York City time, on Wednesday, May 31, 2000. North Fork determined to extend the expiration date of the offer in light of the postponement of Dime's special meeting of stockholders to May 17, 2000, and the expectation that North Fork may receive Federal Reserve Board approval for the offer and the merger as early as the latter part of May 2000. The failure of Dime stockholders to approve the proposed Dime-Hudson merger and the receipt of Federal Reserve Board approval are two conditions to our offer.

     On March 27, 2000, North Fork issued a press release announcing that it may be prepared to increase and/or change the mix of stock and cash in its offer, that it would welcome an opportunity to meet with Dime management and members of Dime's board of directors in order to provide them with an opportunity to convince North Fork that Dime's earnings potential is greater than estimated by North Fork, and that this process would serve as a basis for North Fork's consideration of both increasing and possibly changing the mix of stock and cash in its offer. North Fork also stated that it would enter into such discussions with Dime only with the consent of Hudson, as the merger agreement between Dime and Hudson currently prohibits Dime from entering into discussions with third parties, including North Fork, concerning acquisition transactions, and that North Fork's Chief Executive Officer, John A. Kanas, intended to contact Kenneth T. Neilson, Chief Executive Officer of Hudson, promptly to seek to obtain Hudson's consent to allow North Fork to enter into discussions with Dime.



INFORMATION CONCERNING THE PROPOSED DIME-HUDSON MERGER


     The Dime-Hudson merger agreement provides that in the proposed Dime-Hudson merger, Dime will be the surviving corporation and will change its name to Dime United. Each outstanding share of Dime common stock, other than those beneficially owned by Dime or Hudson, would be converted into 0.60255 shares of Dime United common stock, and each outstanding share of Hudson common stock, other than those beneficially owned by Dime or Hudson, would be converted into one share of Dime common stock. The obligations of Dime and Hudson to complete the proposed Dime-Hudson merger are subject to various conditions, including the following: (a) approval and adoption of the Dime-Hudson merger agreement by the stockholders of Dime and Hudson, (b) receipt and effectiveness of all governmental and other approvals, registrations and consents and the expiration of all related waiting periods required to consummate the proposed Dime-Hudson merger and the issuance of Dime United common stock, and (c) the receipt by each of Dime and Hudson of a letter from its respective independent auditors to the effect that the proposed Dime-Hudson merger will qualify for pooling-of-interests accounting treatment.


     Pursuant to the Hudson option agreement, Dime granted to Hudson an option to purchase 22,271,682 shares of Dime common stock (or approximately 19.9% of the issued and outstanding shares of Dime common stock at the time of grant of the Hudson option), at an exercise price of $17.75 per share, subject to certain adjustments.


     Hudson may exercise the Hudson option if both an "initial triggering event" and a "subsequent triggering event" occur prior to the occurrence of an event that would terminate the Hudson option. An initial triggering event has occurred under the Hudson option agreement by virtue of the filing of our registration statement with the SEC with respect to the offer. A subsequent triggering event under the Hudson option will have occurred if any person acquires beneficial ownership of 25% or more of the outstanding voting securities of Dime or if Dime enters into an agreement with respect to or otherwise proposes or recommends any transaction with a third party (other than Hudson) involving a merger or consolidation of, or a sale of all or a substantial part of the assets or deposits of or securities constituting 25% or more of the outstanding voting power of, Dime or any of its subsidiaries. Completion of the offer would constitute a subsequent triggering event and would result in the Hudson option becoming exercisable. Insofar as the exercise price of the Hudson option is higher than current trading prices for Dime common stock, the Hudson option has no value on an exercised basis.


     Upon the occurrence of a "repurchase event," Hudson has the right to require Dime to repurchase the Hudson option at a price equal to the amount by which the market value of the option (as determined pursuant to the Hudson option agreement) exceeds the exercise price of the option. Completion of the offer would constitute a repurchase event under the Hudson option. However, based on current trading prices of Dime common stock, the repurchase feature of the Hudson option would not have value because the exercise price of the Hudson option is higher than the current trading prices for Dime common stock. Furthermore, at any time within 90 days after a repurchase event, Hudson will have the right to surrender the Hudson option to Dime for a cash payment of $50 million. Our offer is conditioned on the valid termination of the Hudson option agreement and the surrender of the Hudson option to Dime for an amount not to exceed $50 million.


     The foregoing description of the Dime-Hudson merger agreement and the Hudson option agreement is qualified in its entirety by reference to the full text of the Dime-Hudson merger agreement and the Hudson option agreement, copies of which have been included as annexes to the Joint Proxy Statement/Prospectus included in Dime's Registration Statement on Form S-4, filed with the SEC on February 8, 2000.

                                   THE OFFER


     We are offering to exchange 0.9302 shares of North Fork common stock and $2.00 net in cash for each outstanding share of Dime common stock validly tendered and not properly withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal. Based on the closing price of North Fork common stock on March 27, 2000 of $16.19, the offer has a value of $17.06 per Dime share. The term "expiration date" means 12:00 midnight, New York City time, on May 31, 2000, unless we extend the period of time for which this offer is open, in which case the term "expiration date" means the latest time and date on which the offer, as so extended, expires.


     If you tender your shares, you will not be obligated to pay any charges or expenses of the exchange agent or any brokerage commissions. Except as set forth in the instructions to the letter of transmittal, transfer taxes on the exchange of Dime common stock pursuant to our offer will be paid by us or on our behalf.

     We are making this offer in order to acquire control of, and ultimately the entire common equity interest in, Dime. We intend, as soon as possible after completion of the offer, to seek to have Dime consummate the North Fork-Dime merger in which each outstanding share of Dime common stock (except for Dime common stock held by Dime, us or any of our subsidiaries other than in a fiduciary capacity or in respect of debt previously contracted) would be converted into the same number of North Fork shares and same amount of cash per Dime share as is paid in the offer, subject to appraisal rights available under Delaware law.

     If we obtain all of the shares of Dime pursuant to our offer to you, former stockholders in Dime would own approximately 35% of the shares of common stock of North Fork, assuming conversion of all the preferred stock and exercise of all the stock purchase rights to be issued to FleetBoston in connection with our completion of the offer. See "The Offer--Source and Amount of Funds."

     Our obligation to exchange shares of North Fork common stock and cash for Dime shares pursuant to the offer is subject to several conditions referred to below under "Conditions of Our Offer," including the minimum tender condition, the Dime-Hudson merger agreement condition, the rights plan condition, the North Fork stockholder approval condition, the regulatory approvals condition and other conditions that are discussed below.

     Our offer to acquire Dime common stock is also an offer to acquire Dime preferred share purchase rights ("Dime rights"), and, when we refer to the shares of Dime common stock, we are also referring to the associated rights, unless we indicate otherwise. In addition, all references to the Dime rights include the benefits to holders of those rights pursuant to the Dime stockholder protection rights agreement (the "Dime rights agreement"), including the right to receive any payment due upon redemption of Dime rights.

     You must tender one Dime right for each Dime share tendered in order to effect a valid tender of Dime shares, unless the Dime rights have been redeemed. The Dime rights are currently represented by the certificates for the Dime shares and your tender of Dime shares prior to the Dime distribution date will also constitute a tender of the associated Dime rights. We will not make a separate payment to you for the Dime rights. Upon the earlier to occur of (a) the close of business 10 days following a public announcement that a person or group of associated or affiliated persons other than Dime (a "Dime acquiring person"), has acquired beneficial ownership of 20% or more of the outstanding Dime shares or (b) the close of business 10 business days (or an earlier or later date determined by the Dime board of directors, prior to the time that any person becomes a Dime acquiring person) following the commencement of a tender offer or exchange offer upon consummation of which such person or group would be the beneficial owner of 20% or more of such outstanding Dime shares (we refer to the earliest of these dates as the "Dime distribution date"), separate certificates representing the Dime rights will be mailed to holders of record of Dime shares as soon as practicable after the Dime distribution date, and those separate Dime rights certificates alone will evidence the Dime rights. The Dime distribution date will occur on the tenth business day following the date we commence our offer unless, before that time, Dime's board of directors decides to set an earlier or later date as the Dime distribution date. According to Dime's solicitation/recommendation statement on
Schedule 14D-9 filed on March 21, 2000, the Dime board has acted to delay the distribution date pursuant to the Dime rights agreement. Dime has not announced when the distribution date will occur.


     If the Dime distribution date occurs and Dime or the related rights agent distributes separate certificates representing the Dime rights to you prior to the time that you tender your Dime shares pursuant to our offer, certificates representing a number of Dime rights equal to the number of Dime shares tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation received by the exchange agent with respect thereto, in order for those Dime shares to be validly tendered. If the Dime distribution date occurs and separate certificates representing the Dime rights are not distributed prior to the time Dime shares are tendered pursuant to our offer, Dime rights may be tendered prior to the time that you receive the certificates for Dime rights by use of the guaranteed delivery procedure described under "Guaranteed Delivery" below.

     We have asked Dime for its stockholder list and security position listings to communicate with you and to distribute our offer to you. As permitted under applicable law, Dime notified us that, in lieu of providing such information to us, it has elected to deliver this prospectus, the related letter of transmittal and other relevant materials to you and to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on Dime's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing, so that they can in turn send these materials to beneficial owners of Dime shares.



TIMING OF OUR OFFER


     Our offer is scheduled to expire at 12:00 midnight, New York City time on May 31, 2000. For more information, you should read the discussion under the caption "Extension, Termination and Amendment."



LITIGATION

     On March 6, 2000, we filed a complaint against Dime, certain members of the board of directors of Dime, and Hudson in the Court of Chancery of the State of Delaware, alleging, among other things, breaches of fiduciary duties by the Dime board in connection with the Dime-Hudson merger agreement. We also allege in the complaint that Hudson has aided and abetted the Dime board's breaches of its fiduciary duties. We believe that the board of directors of Dime has violated its fiduciary duties to Dime stockholders by agreeing to provisions in the Dime-Hudson merger agreement which are designed to inhibit any competing offers for Dime from North Fork or anyone else, including (a) its agreement not to enter into any discussions with or furnish any confidential information to any person making an offer to merge with or acquire Dime, (b) its agreement to recommend the proposed Dime-Hudson merger to Dime stockholders under any and all circumstances, even if a third party makes a superior proposal to merge with or acquire Dime and (c) its agreement that Dime may not terminate the merger agreement prior to June 30, 2000, even if Dime stockholders fail to approve the proposed Dime-Hudson merger. Our complaint seeks, among other things, an order invalidating these provisions of the Dime-Hudson merger agreement.

     On March 9, 2000, we amended our complaint to include allegations that the Dime board had violated its fiduciary duties by, among other things, forcing a premature stockholder vote under circumstances where Dime stockholders have been coerced, misled and insufficiently informed. We also alleged in the amended complaint that Dime's proxy statement supplement contains materially false and misleading information.

     Also on March 9, 2000, we brought a motion in the Court of Chancery for a temporary restraining order to enjoin the Dime stockholder vote at the special meeting initially scheduled for March 15, 2000 until such time as the court rules on our motion, complete and curative disclosures are mailed to Dime's stockholders with a reasonable period for their review, or the court orders otherwise. A hearing was scheduled for Friday, March 10, 2000.

     Later on March 9, 2000, Dime announced that it was postponing its special meeting of stockholders to be held to consider the Dime-Hudson merger until March 24, 2000. In light of the postponement of Dime's special meeting, we subsequently withdrew our motion for a temporary restraining order, and the March 10, 2000 hearing was cancelled. We have not abandoned any of our claims contained in the amended complaint and have reserved our right to renew our motion, if appropriate, following review of Dime's supplemental proxy materials and other disclosures in the form actually distributed to Dime stockholders.

     On March 10, 2000, Dime filed a complaint in the Supreme Court of the State of New York, County of New York, against North Fork and FleetBoston, alleging violations of the New York State antitrust laws, including that North Fork and FleetBoston conspired to purchase Dime in order to eliminate a combined Dime/Hudson entity from competition in several purported banking markets, that the proposed acquisition of Dime by North Fork and FleetBoston will substantially lessen competition and create a monopoly in at least two purported banking markets, and that FleetBoston has monopoly power in banking markets throughout New England and is using its monopoly profits in order to acquire Dime and eliminate a strong new competitor in several purported banking markets throughout New York, Connecticut and New Jersey. Dime's complaint seeks declaratory and injunctive relief, including an order enjoining North Fork and FleetBoston from making any coordinated effort to acquire Dime and an order enjoining FleetBoston's pending branch sale transaction with Sovereign Bancorp, Inc., and such other relief as may be granted.


     We believe that the allegations against us in Dime's complaint are without merit and we intend to contest Dime's allegations vigorously. Among other things, we believe that the alleged market area in New York in which Dime alleges that competition will be diminished is inconsistent with applicable precedent, including recent orders of the Federal Reserve Board and thus does not present the appropriate area in which to assess competitive effects. We believe that the banking competition in the Metropolitan New York-New Jersey banking market, as defined by the Federal Reserve Bank of New York, is vigorous and will not be impacted adversely by North Fork's acquisition of Dime. Furthermore, we believe not only that Dime will be unable to substantiate its claims, but also that the New York State antitrust law on which all of Dime's allegations are based is pre-empted by the comprehensive federal regulatory scheme set out under the Bank Holding Company Act, which places exclusive jurisdiction to review and approve bank holding company mergers and acquisitions with the Federal Reserve Board and the U.S. Department of Justice. We understand that FleetBoston also believes that the allegations against it in Dime's complaint are without merit and that FleetBoston intends to contest Dime's allegations vigorously.


     On March 13, 2000, we filed a motion in the Court of Chancery to enjoin Dime from taking any further steps to prosecute the New York action on the grounds that the New York action arises out of the same nucleus of operative facts as those involved in the Delaware litigation and would necessarily involve adjudication of matters relating to the Delaware litigation.

     On March 17, 2000, Dime filed a response with the Delaware court opposing North Fork's motion to stay Dime's antitrust action in New York. On March 20, 2000, the Delaware court denied North Fork's motion.

     On March 17, 2000, North Fork moved for an expedited hearing and partial summary judgment with respect to its claims in the Delaware litigation. A briefing schedule on that motion has been established and a hearing has been set for April 17, 2000.

     On March 21, 2000, Dime filed a complaint in the United States District Court for the Eastern District of New York against North Fork and the individual members of North Fork's board of directors alleging claims under the federal securities laws based on what Dime has claimed are material misstatements and omissions in the proxy solicitation and exchange offer materials filed by North Fork with the SEC. Dime's claim seeks injunctive and other relief. North Fork believes that the claims alleged by Dime in its complaint are without merit and intends to contest the action vigorously.

     Dime's complaint alleges that North Fork's March 11, 2000 proxy statement and March 14, 2000 exchange offer prospectus contain misleading statements of material facts and omit to state material facts necessary to make the statements therein not false or misleading, including in the following respects: (i) North Fork's statements that the offer represents a "significant premium" to Dime's stockholders is materially misleading because
(a) North Fork has not disclosed that the timing of its offer is "opportunistic" in that it "exploits Dime's current, undervalued" stock price,
(b) the offer (if successful) would foreclose the possibility of selling a combined Dime/Hudson entity at a higher change-of-control premium, (c) the offer is "priced far below the price of recent comparable bank acquisitions," and (d) the offer was designed in a way that eliminated FleetBoston as a potential higher bidder for Dime or a combined Dime/Hudson; (ii) North Fork should disclose that its premium offer "has more to do with timing than intrinsic value" and would have represented a discount to Dime's stock price six months ago and an average premium over Dime's stock price during 1999 of approximately 5%; (iii) North Fork omitted disclosures to the effect that, based on a "contribution analysis," the premium represented by the offer is "distinctly negative," noting that Dime stockholders would own approximately 34.5% of a combined North Fork/Dime and that Dime would be contributing 60% of the assets, 49% of the tangible common equity and over 45% of projected net income of the combined North Fork/Dime; (iv) North Fork has omitted disclosure of (a) the earnings-per-share dilution that Dime stockholders will experience in 2000 and 2001 based on North Fork's assumptions, which Dime calculates as being greater than 14% in each of 2001 and 2002, and (b) the alleged detrimental effect that North Fork's proposed sale to FleetBoston of 17 Dime branches, for consideration that Dime characterizes as "less than adequate," would have on Dime stockholders from the standpoint of earnings-per-share dilution; (v) North Fork has not disclosed the assumptions underlying North Fork's 2001 earnings-per-share estimate for the North Fork common stock, and allegedly has attempted to "obscure the magnitude" of its estimated cost savings by presenting this estimate on an after-tax rather than a pre-tax basis; (vi) North Fork omitted to disclose that its estimated cost savings represent 86% of North Fork's current core expense base and 64% of Dime's core expense base (excluding the expense base of Dime's subsidiary, North American Mortgage Company); (vii) North Fork omitted disclosure concerning the basis for its estimate of cost savings or how its estimated costs savings are realistic or achievable, and the identification of the areas in which it anticipates achieving the estimated cost savings; (viii) North Fork omitted to disclose the level of revenue run-off that North Fork estimates will result from the cost savings initiatives or from the proposed branch sale to FleetBoston, or if no revenue run-off is estimated, the basis for such assumption; (ix) North Fork omitted disclosure concerning the level of integration risk that North Fork must confront because Dime is more than seven times larger than North Fork's next largest acquisition and three times larger than all of its acquisitions combined, and because in February of this year North Fork completed two acquisitions which increased North Fork's assets by approximately 35%, so that if North Fork were to acquire Dime, North Fork would be roughly three times larger (based on total assets) than it was less than a month ago, and that this rate of growth creates "virtually unprecedented integration risk;" (x) North Fork has omitted to disclose that "large revenue losses are likely when large cost savings are sought," and that "hostile transactions present dramatically higher execution and integration risk than fully consensual transactions that preserve and combine the management experience and skills of both organizations," and that "hostile takeovers of financial institutions are likely to result in large revenue losses;" (xi) North Fork has omitted disclosure concerning North Fork's ability to effectively manage the resulting institution, achieve its estimated cost savings and prevent revenue run-off in light of the "size and hostile nature" of the offer and the proposed North Fork merger and if North Fork terminates key Dime management personnel (or if such management voluntarily terminate their employment); (xii) North Fork has omitted disclosure that "attrition and low employee morale" following a "hostile merger" of Dime and North Fork would pose "serious integration risks" to the combined company, and that a "hostile merger" of Dime and North Fork could have a detrimental effect on the communities that Dime serves, Dime's employees and the level of customer service that Dime delivers; (xiii) North Fork has omitted to disclose its "consistent failure to acquire banks in unsolicited or hostile transactions" and that it "has been forced to abandon every such attempt;" (xiv) North Fork has omitted to disclose that there are "significant differences" between Dime and the financial institutions that North Fork has previously acquired, and that a combination of North Fork and Dime would reverse Dime's strategy to evolve from a traditional savings and loan to a more "commercial bank-like profile;" (xv) North Fork has omitted (a) details of its relationship with FleetBoston, the reasons for FleetBoston's proposed investment in North Fork and the risks FleetBoston's investment would present to stockholders of a combined North Fork/Dime, (b) disclosure concerning whether FleetBoston would have been a bidder for Dime absent FleetBoston's agreement with North Fork not to bid for Dime, (c) disclosure as to whether its offer is conditioned on FleetBoston's proposed investment in North Fork, (d) disclosure as to whether North Fork's negotiations with FleetBoston violated a "standstill" agreement applicable to North Fork with respect to Dime and (e) disclosure as to the specific operations that North Fork has agreed to sell to FleetBoston; (xvi) North Fork's disclosures concerning the fact that the offer is subject to the receipt of "customary" regulatory approvals are misleading in light of FleetBoston's proposed investment, which, according to Dime, creates significant competition issues, and North Fork's past record of complying with its community lending obligations; (xvii) North Fork has omitted disclosure of all of the required regulatory approvals in connection with the offer, the standards required to obtain the approvals, the status of its applications and the probable timing of receipt of the approvals, and whether FleetBoston's proposed investment will require approval of or negotiations with the Federal Reserve Board; (xviii) North Fork has omitted disclosure of its performance record under the Community Reinvestment Act of 1977 and in meeting the credit needs of the community, including in low and moderate income neighborhoods, and that North Fork's community lending record allegedly will delay consummation of the offer and the proposed North Fork merger; (xix) North Fork has made certain fraudulent public and/or selective disclosures concerning North Fork's willingness to increase the consideration proposed to be paid pursuant to the offer and to submit a proposal to acquire both Dime and Hudson, and with respect to a purported plan on the part of North Fork to acquire 9.9% of Dime's outstanding common stock; and (xx) North Fork has put forward its Chairman and Chief Executive Officer, John A. Kanas, as its principal spokesman in connection with the offer but has failed to disclose that questions about Mr. Kanas' credibility were raised in a court decision in September 1997 in which (a) the judge questioned the truthfulness of sworn testimony by Mr. Kanas denying that North Fork had ever been criticized for closing branches or not lending in certain parts of the community when, after this testimony, opposing counsel produced a newspaper article from several years before reporting a formal protest alleging North Fork's failure to lend to predominantly minority and local residents of certain counties in North Fork's primary markets and containing quotes from Mr. Kanas, and (b) with respect to conflicting testimony from Mr. Kanas and the investment banking advisor of another financial institution concerning whether Mr. Kanas had indicated to the investment banking advisor that he was willing to raise his bid to acquire that financial institution, the judge stated that "Mr. Kanas' credibility is to be weighed in the light of his expressed interest in the outcome of this litigation, and by inconsistencies in his testimony. [The investment banker's] account of his conversation with Mr. Kanas appears the more credible." For a complete copy of the court's decision, see Minzer et al.
v. Keegan et al., CV-97-4077 (CPS), 1997 U.S. Dist. LEXIS 16445 (E.D.N.Y. September 22, 1997).

     As noted above, North Fork believes that the claims alleged by Dime in its complaint are without merit and intends to contest the action vigorously.



EXTENSION, TERMINATION AND AMENDMENT

     We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which our offer remains open, and we can do so by giving oral or written notice of such extension to the exchange agent. If we decide to so extend our offer, we will make an announcement to that effect no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. We are not making any assurance that we will exercise our right to extend our offer, although we currently intend to do so until all conditions have been satisfied or waived. During any such extension, all Dime shares previously tendered and not withdrawn will remain subject to the offer, subject to your right to withdraw your Dime shares. You should read the discussion under the caption "Withdrawal Rights" for more details.

     Subject to the SEC's applicable rules and regulations, we also reserve the right, in our sole discretion, at any time or from time to time, (a) to delay acceptance for exchange of or, regardless of whether we previously accepted Dime shares for exchange, exchange of any Dime shares pursuant to our offer or to terminate our offer and not accept for exchange or exchange any Dime shares not previously accepted for exchange, or exchanged, upon the failure of any of the conditions of the offer to be satisfied and (b) to waive any condition (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for the North Fork shares to be issued in our offer) or otherwise amend the offer in any respect, by giving oral or written notice of such delay, termination or amendment to the exchange agent and by making a public announcement. We will follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, any such announcement will be issued no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date. Subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that any material change in the information published, sent or given to stockholders in connection with the offer be promptly sent to stockholders in a manner reasonably designed to inform stockholders of such change) and without limiting the manner in which we may choose to make any public announcement, we assume no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

     We confirm to you that if we make a material change in the terms of our offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required under the Exchange Act. If, prior to the expiration date, we change the percentage of Dime shares being sought or the consideration offered to you, that change will apply to all holders whose Dime shares are accepted for exchange pursuant to our offer. If at the time notice of that change is first published, sent or given to you, the offer is scheduled to expire at any time earlier than the tenth business day from and including the date that such notice is first so published, sent or given, we will extend the offer until the expiration of that ten business-day period. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 A.M. through 12:00 midnight, New York City time.

     We may, although we do not currently intend to, elect to provide a subsequent offering period of three to 20 business days after the acceptance of Dime shares in the offer if the requirements under Exchange Act Rule 14d-11 have been met. You will not have the right to withdraw Dime shares that you tender in the subsequent offering period, if any.

     If Dime agrees upon a negotiated merger with us, we may amend or terminate our offer without purchasing any Dime shares.


EXCHANGE OF DIME SHARES; DELIVERY OF NORTH FORK COMMON STOCK AND CASH

     Upon the terms and subject to the conditions of our offer (including, if the offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for exchange, and will exchange, Dime shares validly tendered and not withdrawn as promptly as practicable after the expiration date. In addition, subject to applicable rules of the SEC, we expressly reserve the right to delay acceptance for exchange or the exchange of Dime shares in order to comply with any applicable law. In all cases, exchange of Dime shares tendered and accepted for exchange pursuant to the offer will be made only after timely receipt by the exchange agent of certificates for those Dime shares (or a confirmation of a book-entry transfer of those Dime shares in the exchange agent's account at The Depository Trust Company (which we refer to as the "DTC")), a properly completed and duly executed letter of transmittal (or a manually signed facsimile of that document) and any other required documents.

     For purposes of the offer, we will be deemed to have accepted for exchange Dime shares validly tendered and not withdrawn as, if and when we notify the exchange agent of our acceptance of the tenders of those Dime shares pursuant to the offer. The exchange agent will deliver cash and North Fork common stock in exchange for Dime shares pursuant to the offer and cash instead of fractional shares of North Fork common stock as soon as practicable after receipt of such notice. The exchange agent will act as agent for tendering stockholders for the purpose of receiving North Fork common stock and cash (including cash to be paid instead of fractional shares of North Fork common stock) from us and transmitting such stock and cash to you. You will not receive any interest on any cash that we pay you, even if there is a delay in making the exchange.

     If we do not accept any tendered Dime shares for exchange pursuant to the terms and conditions of the offer for any reason, or if certificates are submitted for more Dime shares than are tendered, we will return certificates for such unexchanged Dime shares without expense to the tendering stockholder or, in the case of Dime shares tendered by book-entry transfer of such Dime shares into the exchange agent's account at DTC pursuant to the procedures set forth below under the discussion entitled "Procedure for

Tendering," those Dime shares will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the offer.

     BECAUSE THE NUMBER OF SHARES OF NORTH FORK COMMON STOCK YOU WILL RECEIVE IN THE OFFER IS FIXED AND BECAUSE THE MARKET PRICE OF NORTH FORK COMMON STOCK MAY FLUCTUATE PRIOR TO THE COMPLETION OF THE OFFER, THE VALUE OF THE SHARES OF NORTH FORK COMMON STOCK THAT HOLDERS OF DIME COMMON STOCK WILL RECEIVE IN THE OFFER MAY INCREASE OR DECREASE PRIOR TO AND FOLLOWING THE OFFER.


CASH INSTEAD OF FRACTIONAL SHARES OF NORTH FORK COMMON STOCK

     We will not issue certificates representing fractional shares of our common stock pursuant to the offer. Instead, each tendering stockholder who would otherwise be entitled to a fractional share of our common stock will receive cash in an amount equal to such fraction (expressed as a decimal and rounded to the nearest 0.01 of a share) multiplied by the closing price for shares of our common stock on the NYSE Composite Tape on the date that we accept those Dime shares for exchange.


WITHDRAWAL RIGHTS

     Your tender of Dime shares pursuant to the offer is irrevocable, except that, other than during a subsequent offering period, Dime shares tendered pursuant to the offer may be withdrawn at any time prior to the expiration date, and, unless we previously accepted them pursuant to the offer, may also be withdrawn at any time after May 16, 2000. If we elect to provide a subsequent offering period under Exchange Act Rule 14d-11, you will not have the right to withdraw Dime shares that you tender in the subsequent offering period.

     For your withdrawal to be effective, the exchange agent must receive from you a written telex or facsimile transmission notice of withdrawal at one of its addresses set forth on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of Dime shares to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered those Dime shares.

     A financial institution must guarantee all signatures on the notice of withdrawal. Most banks, savings and loan associations and brokerage houses are able to effect these signature guarantees for you. The financial institution must be a participant in the Securities Transfer Agents Medallion Program, an "eligible institution," unless those Dime shares have been tendered for the account of any eligible institution. If Dime shares have been tendered pursuant to the procedures for book-entry tender discussed under the caption entitled "Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Dime shares and must otherwise comply with DTC's procedures. If certificates have been delivered or otherwise identified to the exchange agent, the name of the registered holder and the serial numbers of the particular certificates evidencing the Dime shares withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of such certificates. We will decide all questions as to the form and validity (including time of receipt) of any notice of withdrawal, in our sole discretion, and our decision shall be final and binding. Neither we, the exchange agent, the Information Agent, the Co-Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification. Any Dime shares properly withdrawn will be deemed not to have been validly tendered for purposes of our offer. However, you may retender withdrawn Dime shares by following one of the procedures discussed under the captions entitled "Procedure for Tendering" or "Guaranteed Delivery" at any time prior to the expiration date.

     If you withdraw any of your Dime shares, you automatically withdraw the associated Dime rights. You may not withdraw Dime rights unless you also withdraw the associated Dime shares.


PROCEDURE FOR TENDERING

     For you to validly tender Dime shares pursuant to the offer, (a) a properly completed and duly executed letter of transmittal (or manually executed facsimile of that document), along with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at one of its addresses set forth on the back cover of this prospectus, and certificates for tendered Dime shares must be received by the exchange agent at such address or those Dime shares must be tendered pursuant to the procedures for book-entry tender set forth below (and a confirmation of receipt of such tender received (we refer to this confirmation below as a "book-entry confirmation")), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures set forth below.

     The term "agent's message" means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Dime shares and, if applicable, Dime rights, which are the subject of such book-entry confirmation, that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce that agreement against such participant.

     You must tender one Dime right for each Dime share tendered to effect a valid tender of Dime shares, unless the board of Directors of Dime has previously redeemed the Dime rights. Unless the Dime distribution date occurs, a tender of Dime shares will constitute a tender of the associated Dime rights. If the Dime distribution date occurs and separate certificates representing the Dime rights are distributed by Dime or the Rights Agent to holders of Dime shares prior to the time that you tender Dime shares pursuant to the offer, certificates representing a number of Dime rights equal to the number of Dime shares tendered must be delivered to the exchange agent, or, if available, a book-entry confirmation received by the exchange agent with respect thereto, in order for such Dime shares to be validly tendered. If the Dime distribution date occurs and separate certificates representing the Dime rights are not distributed prior to the time that you tender Dime shares pursuant to the offer, Dime rights may be tendered prior to a stockholder's receipt of the certificates for Dime rights by use of the guaranteed delivery procedures described below. If Dime rights certificates are distributed but are not available to you before Dime shares are tendered pursuant to the offer, a tender of Dime shares constitutes an agreement by you to deliver to the exchange agent pursuant to the guaranteed delivery procedures described below, prior to the expiration of the period to be specified in the notice of guaranteed delivery and the related letter of transmittal for delivery of Dime rights certificates or a book-entry confirmation for Dime rights (we refer to this as the "Dime rights delivery period"), Dime rights certificates representing a number of Dime rights equal to the number of Dime shares tendered. We reserve the right to require receipt of such Dime rights certificates (or a book-entry confirmation with respect to such Dime rights) prior to accepting Dime shares for exchange.

     Nevertheless, we will be entitled to accept for exchange Dime shares that you tender prior to receipt of the Dime rights certificates required to be tendered with such Dime shares or a book-entry confirmation with respect to such Dime rights and either (a) subject to complying with applicable rules and regulations of the SEC, withhold payment for such Dime shares pending receipt of the Dime rights certificates or a book-entry confirmation for those Dime rights or (b) exchange Dime shares accepted for exchange pending receipt of the Dime rights certificates or a book-entry confirmation for such Dime rights in reliance upon the guaranteed delivery procedures described below. In addition, after expiration of the Dime rights delivery period, we may instead elect to reject as invalid a tender of Dime shares with respect to which Dime rights certificates or a book-entry confirmation for an equal number of Dime rights have not been received by the exchange agent. Any determination by us to make payment for Dime shares in reliance upon such guaranteed delivery procedure or, after expiration of the Dime rights delivery period, to reject a tender as invalid, shall be made, subject to applicable law, in our sole and absolute discretion.

     The exchange agent will establish accounts with respect to the Dime shares at DTC for purposes of the offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the Dime shares by causing DTC to transfer such Dime shares into the exchange agent's account in accordance with DTC's procedure for such transfer. However, although delivery of Dime shares may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent's message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed. We cannot assure you, however, that book-entry delivery of Dime rights will be available. If book-entry delivery is not available, you must tender Dime rights by means of delivery of Dime rights certificates or pursuant to the guaranteed delivery procedure set forth below.

     Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which Dime shares are tendered either by a registered holder of Dime shares who has not completed the box entitled "Special Issuance Instructions" on the letter of transmittal or for the account of an eligible institution.

     If the certificates for Dime shares or Dime rights (if any) are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged Dime shares or Dime rights (if any) are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner we have described above.

     THE METHOD OF DELIVERY OF DIME SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT YOUR OPTION AND RISK, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF DELIVERY IS BY MAIL, WE RECOMMEND REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

     TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING WITH RESPECT TO CASH RECEIVED PURSUANT TO OUR OFFER, YOU MUST PROVIDE THE EXCHANGE AGENT WITH YOUR CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTIFY WHETHER YOU ARE SUBJECT TO BACKUP WITHHOLDING OF FEDERAL INCOME TAX BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. SOME STOCKHOLDERS (INCLUDING, AMONG OTHERS, ALL CORPORATIONS AND SOME FOREIGN INDIVIDUALS) ARE NOT SUBJECT TO THESE BACKUP WITHHOLDING AND REPORTING REQUIREMENTS. IN ORDER FOR A FOREIGN INDIVIDUAL TO QUALIFY AS AN EXEMPT RECIPIENT, THE STOCKHOLDER MUST SUBMIT A FORM W-8, SIGNED UNDER PENALTIES OF PERJURY, ATTESTING TO THAT INDIVIDUAL'S EXEMPT STATUS.


GUARANTEED DELIVERY

     If you wish to tender Dime shares pursuant to our offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your Dime shares may nevertheless be tendered, so long as all of the following conditions are satisfied:

   (a)        you make your tender by or through an eligible institution;

   (b) a properly completed and duly executed notice of guaranteed delivery, substantially in the form made available by us, is received by the exchange agent as provided below on or prior to the expiration date; and

   (c) the certificates for all tendered Dime shares (or a confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), in proper form for transfer, together with a properly completed and duly executed letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an agent's message) and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of such notice of guaranteed delivery.

     You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a guarantee by an eligible institution in the form set forth in that notice.

     In all cases, we will exchange Dime shares tendered and accepted for exchange pursuant to our offer only after timely receipt by the exchange agent of certificates for Dime shares (or timely confirmation of a book-entry transfer of such securities into the exchange agent's account at DTC as described above), properly completed and duly executed letter(s) of transmittal (or a manually signed facsimile(s) thereof), or an agent's message in connection with a book-entry transfer, and any other required documents.

     By executing a letter of transmittal as set forth above, you irrevocably appoint our designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your Dime shares tendered and accepted for exchange by us and with respect to any and all other Dime shares and other securities issued or issuable in respect of the Dime shares on or after April 14, 2000. That appointment is effective, and voting rights will be affected, when and only to the extent that we deposit the shares of our common stock and the cash consideration for Dime shares that you have tendered with the exchange agent. All such proxies shall be considered coupled with an interest in the tendered Dime shares and therefore shall not be revocable. Upon the effectiveness of such appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Our designees will, with respect to the Dime shares for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Dime's stockholders or otherwise. We reserve the right to require that, in order for Dime shares to be deemed validly tendered, immediately upon our exchange of those Dime shares, we must be able to exercise full voting rights with respect to such Dime shares.

     We will determine questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Dime shares, in our sole discretion, and our determination shall be final and binding. We reserve the absolute right to reject any and all tenders of Dime shares that we determine are not in proper form or the acceptance of or exchange for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of our offer (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement for North Fork shares to be issued in our offer), or any defect or irregularity in the tender of any Dime shares. No tender of Dime shares will be deemed to have been validly made until all defects and irregularities in tenders of Dime shares have been cured or waived. Neither we, the exchange agent, the Information Agent, the Co-Dealer Managers nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Dime shares or will incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of our offer (including the letter of transmittal and instructions thereto) will be final and binding.

     The tender of Dime shares and Dime rights (if any) pursuant to any of the procedures described above will constitute a binding agreement between us and you upon the terms and subject to the conditions of the offer.


CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain United States federal income tax consequences to Dime stockholders that exchange Dime common stock for North Fork common stock and cash pursuant to the offer and the merger. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all aspects of United States federal income taxation that may be applicable to Dime stockholders in light of their particular circumstances or to Dime stockholders subject to special treatment under United States federal income tax law (including, without limitation, partnerships, foreign persons, certain financial institutions, insurance companies, tax-exempt entities, dealers in securities, traders in securities that elect to apply a mark-to-market method of accounting, certain U.S. expatriates, persons that hold Dime common stock as part of a straddle, hedge, conversion transaction or other integrated investment, Dime stockholders whose functional currency is not the United States dollar and Dime stockholders who acquired Dime common stock through the exercise of employee stock options or otherwise as compensation). This discussion is limited to Dime stockholders that hold their Dime common stock as capital assets and does not consider the tax treatment of Dime stockholders that hold Dime common stock through a partnership or other pass-through entity. Furthermore, this summary does not discuss any aspect of state, local or foreign taxation.

     Treatment as a reorganization. In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, although there is no authority directly on point, the exchange of Dime common stock for North Fork common stock and cash pursuant to the offer and the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. This opinion is based on certain assumptions relating to the qualification of the offer and the merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, including, among others, that (i) the value of the North Fork common stock issued to Dime stockholders pursuant to the offer and the merger as a percentage of the total consideration furnished to Dime stockholders in the offer and the merger will satisfy the continuity of shareholder interest requirement for corporate reorganizations, and none of North Fork or any party related to North Fork will acquire or redeem, in connection with the offer and the merger, shares of North Fork common stock issued to Dime stockholders that is inconsistent with such requirement, (ii) North Fork will continue Dime's historic business or will use a significant portion of Dime's historic business assets in a business, (iii) North Fork will acquire substantially all of Dime's assets pursuant to the offer and the merger and (iv) the offer and the merger will be consummated in accordance with the terms of this prospectus. This opinion will not be binding on the Internal Revenue Service or the courts, and we will not seek a ruling from the Internal Revenue Service with regard to the transactions. Accordingly, there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge.

     Assuming that the exchange of Dime common stock for North Fork common stock and cash pursuant to the offer and the merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, as described above, Skadden, Arps, Slate, Meagher & Flom LLP is further of the opinion that the following summarizes the material United States federal income tax consequences to a Dime stockholder of the exchange of Dime common stock for North Fork common stock and cash pursuant to the offer and the merger.

     A Dime stockholder that receives North Fork common stock and cash in exchange for such stockholder's Dime common stock pursuant to the offer and the merger will realize gain equal to the excess, if any, of the fair market value of the North Fork common stock and the amount of cash received over such stockholder's adjusted tax basis in the Dime common stock exchanged therefor, but will recognize gain only to the extent of cash received (excluding cash received in lieu of fractional shares, which will be taxed as described below). Such recognized gain will constitute capital gain, unless, as discussed below, the receipt of the cash has the effect of a distribution of a dividend for United States federal income tax purposes, in which case such recognized gain will be treated as ordinary dividend income to the extent of such stockholder's ratable share of North Fork's accumulated earnings and profits. Any capital gain recognized will constitute long-term capital gain if the Dime stockholder's holding period for the Dime common stock exchanged is greater than one year as of the date of the exchange. A Dime stockholder that receives North Fork common stock and cash pursuant to the offer and the merger will recognize no loss on the exchange (except, possibly, in connection with cash received in lieu of fractional shares, as discussed below).

     The aggregate tax basis of the shares of North Fork common stock received by a Dime stockholder, including for this purpose any fractional share of North Fork common stock for which cash is received, in exchange for Dime common stock pursuant to the offer and the merger will be the same as the aggregate tax basis of the Dime common stock surrendered in exchange therefor, decreased by the amount of cash received (excluding any cash received in lieu of fractional shares) and increased by the amount of gain recognized. The holding period of such shares of North Fork common stock will include the holding period of the Dime common stock surrendered in exchange therefor.

     Possible treatment of cash as a dividend. In general, the determination of whether the gain recognized by a Dime stockholder will be treated as capital gain or a dividend distribution will depend upon whether and to what extent the exchange reduces the Dime stockholder's deemed percentage stock ownership interest in North Fork. For purposes of this determination, a Dime stockholder will be treated as if such stockholder first exchanged all of such stockholder's Dime common stock solely for North Fork common stock and then North Fork immediately redeemed a portion of such North Fork common stock in exchange for the cash that the stockholder actually received. The gain recognized in the exchange followed by a deemed redemption will be treated as capital gain if, with respect to the Dime stockholder, the deemed redemption is
(i) "substantially disproportionate" or (ii) "not essentially equivalent to a dividend."

     In general, the deemed redemption will be "substantially disproportionate" with respect to a Dime stockholder if the percentage described in (ii) below is less than 80% of the percentage described in (i) below. Whether the deemed redemption is "not essentially equivalent to a dividend" with respect to a Dime stockholder will depend on the stockholder's particular circumstances. In order for the deemed redemption to be "not essentially equivalent to a dividend," the deemed redemption must result in a "meaningful reduction" in such Dime stockholder's deemed percentage stock ownership of North Fork common stock. In general, that determination requires a comparison of (i) the percentage of the outstanding voting stock of North Fork that such Dime stockholder is deemed actually and constructively to have owned immediately before the deemed redemption by North Fork and (ii) the percentage of the outstanding voting stock of North Fork actually and constructively owned by such stockholder immediately after the deemed redemption by North Fork. In applying the foregoing tests, a stockholder may be deemed to own stock that is owned by other persons in addition to stock actually owned. Because the constructive ownership rules are complex, each stockholder should consult its own tax advisor as to the applicability of these rules. The Internal Revenue Service has ruled that a minority stockholder in a publicly traded corporation whose relative stock interest is minimal and that exercises no control with respect to corporate affairs is considered to have a "meaningful reduction" if such stockholder has any reduction in such stockholder's percentage stock ownership.


     Cash received in lieu of fractional shares. Cash received in lieu of a fractional share of North Fork common stock will be treated as received in redemption of such fractional share interest, and a Dime stockholder will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the North Fork common shares allocable to such fractional interest. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the Dime stockholder's holding period in the Dime common stock exchanged was greater than one year as of the date of the exchange.

     Dime rights. Because there is no specific binding authority that deals with securities such as the Dime rights, Skadden, Arps, Slate, Meagher & Flom LLP expresses no view with respect to the United States federal income tax treatment of the Dime rights becoming separately transferable apart from the Dime shares, the redemption of the Dime rights or the acquisition by North Fork of the Dime rights. Dime stockholders should consult their tax advisors as to the United States federal income tax consequences of transactions with respect to the Dime rights.

     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER. DIME STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM.


EFFECT OF OFFER ON MARKET FOR DIME SHARES; REGISTRATION UNDER THE EXCHANGE ACT

     Reduced Liquidity; Possible Delisting

     The tender of Dime shares pursuant to the offer will reduce the number of holders of Dime shares and the number of Dime shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Dime shares held by the public. Dime shares are listed and principally traded on the NYSE. Depending on the number of Dime shares acquired pursuant to the offer, following consummation of the offer, Dime shares may no longer meet the requirements of the NYSE for continued listing. For example, published guidelines of the NYSE indicate that the NYSE would consider delisting the outstanding Dime shares if, among other things, (i) the number of publicly held Dime shares (exclusive of holdings of officers, directors and members of their immediate families and other concentrated holdings of 10 percent or more) should fall below 600,000, (ii) the number of record holders of 100 or more Dime shares should fall below 1,200 or (iii) the aggregate market value of publicly held shares should fall below $5 million.

     According to Dime, there were, as of February 4, 2000, approximately 110,899,492 Dime common shares outstanding, held by 19,335 holders of record.

     If the NYSE were to delist the Dime shares, including after the exchange of shares in the offer but prior to the merger, the market for them could be adversely affected. It is possible that Dime shares would be traded on other securities exchanges or in the over-the-counter market, and that price quotations would be reported by such exchanges, or through The Nasdaq Stock Market (which we refer to as "NASDAQ") or by other sources. The extent of the public market for the Dime shares and the availability of such quotations would, however, depend upon the number of holders and/or the aggregate market value of the Dime shares remaining at such time, the interest in maintaining a market in the Dime shares on the part of securities firms, the possible termination of registration of Dime shares under the Exchange Act, as described below, and other factors.

     Status as "Margin Securities"

     The Dime shares are presently "margin securities" under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of Dime shares. Depending on the factors similar to those described above with respect to listing and market quotations, following consummation of the offer, the Dime shares may no longer constitute "margin securities" for the purposes of the Federal Reserve Board's margin regulations, in which event the Dime shares would be ineligible as collateral for margin loans made by brokers.

     Registration Under the Exchange Act

     Dime shares are currently registered under the Exchange Act. Dime can terminate that registration upon application to the SEC if the outstanding shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Dime shares. Termination of registration of the Dime shares under the Exchange Act would reduce the information that Dime must furnish to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to stockholders, no longer applicable with respect to Dime shares. Furthermore, the ability of "affiliates" of Dime and persons holding "restricted securities" of Dime to dispose of such securities pursuant to Rule 144 under the Securities Act may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, they would no longer be eligible for NYSE listing or for continued inclusion on the Federal Reserve Board's list of "margin securities."


PURPOSE OF OUR OFFER; THE NORTH FORK-DIME MERGER; APPRAISAL RIGHTS

     We are making the offer in order to acquire control of, and ultimately the entire common equity interest in, Dime. The offer is the first step in our acquisition of Dime, and is intended to facilitate the acquisition of all Dime shares. You will not have appraisal rights as a result of the consummation of our offer. We intend, as soon as practicable after consummation of the offer, to seek to merge Dime with and into North Fork or a wholly owned subsidiary. The purpose of the North Fork-Dime merger is to acquire all Dime shares not tendered and exchanged pursuant to the offer. In the North Fork-Dime merger, each then outstanding Dime share (except for Dime shares held in Dime's treasury and Dime shares that we own for our own account) would be converted into the right to receive 0.9302 shares of North Fork common stock and $2.00 net in cash. The North Fork-Dime merger may be consummated pursuant to

Section 253 of the Delaware General Corporation Law ("DGCL"). Under Section 253 of the DGCL, a parent corporation owning at least 90% of the outstanding shares of each class of a subsidiary corporation may merge the subsidiary corporation into itself without the approval of the stockholders of the parent corporation or of the board of directors or stockholders of the subsidiary corporation. Alternatively, assuming the minimum tender condition is satisfied and we consummate the offer, we would have sufficient voting power to effect the North Fork-Dime merger under Section 251 of the DGCL without the vote of any other stockholder of Dime.



     Although stockholders do not have appraisal rights as a result of the offer, Dime stockholders at the time of the North Fork-Dime merger who do not vote in favor of the North Fork-Dime merger will have the right under the DGCL to dissent and demand appraisal of their Dime shares in accordance with Section 262 of the DGCL. Under Section 262, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Dime shares (exclusive of any element of value arising from the accomplishment or expectation of the North Fork-Dime merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. In Cede & Co. and Cinerama, Inc. v. Technicolor, Inc., the Supreme Court of the State of Delaware construed Section 262 of the DGCL and held that the "accomplishment or expectation" exclusion from the calculation of fair value set forth in the preceding sentence is narrow and is designed to eliminate use of pro forma data and projections of a speculative variety relating to the completion of a merger. The court held that it is appropriate to include in the calculation of fair value any known elements of value, including those elements of value which exist on the date of the merger because of a majority acquiror's interim action in a two-step cash-out transaction. We cannot assure you as to the methodology a court would use to determine fair value or how a court would select which of the elements of value are to be included in such a determination. Any such judicial determination of the fair value of Dime shares could be based upon factors other than, or in addition to, the price per Dime share to be paid in the North Fork-Dime merger or the market value of the Dime shares. The value so determined could be more or less than the price per Dime share to be paid in the North Fork-Dime merger.



     Rule 13e-3 of the General Rules and Regulations under the Exchange Act, which we do not believe would apply to the North Fork-Dime merger if the North Fork-Dime merger occurred within one year of consummation of our offer, would require, among other things, that some financial information concerning Dime, and some information relating to the fairness of the proposed transaction and the consideration offered to stockholders of Dime therein, be filed with the SEC and disclosed to you prior to consummation of the North Fork-Dime merger.


     Upon consummation of our offer, we intend to take appropriate actions to optimize and rationalize the combined entities' assets, operations, management, personnel, general and administrative functions and corporate structure. While we have had discussions with several third parties with respect to ascertaining the interest of such third parties in acquiring all or part of Dime's mortgage company subsidiary, North American Mortgage Company, following any acquisition of Dime by North Fork, we have made no determination with respect to any such transaction and do not have any plans or proposals that relate to or would result in any sale of all or part of, or a joint venture involving, North American Mortgage Company. In addition, we have agreed upon consummation of the offer to cause Dime to sell certain branches to FleetBoston. See "Source and Amount of Funds." Except as we have otherwise discussed elsewhere in this prospectus, we do not have any plans or proposals right now that would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, or sale of a material amount of assets, involving Dime or any of its subsidiaries, or any material changes in Dime's corporate structure or business, or any change in its management. Dime has not given us any access to its books and records, however, so we might decide upon such changes once we complete such a review.


     Upon consummation of our offer, we may also elect or seek the election of nominees of our choice to Dime's board of directors.

CONDITIONS OF OUR OFFER

     Our offer is subject to a number of conditions, which are described below:


     MINIMUM TENDER CONDITION

     There must be validly tendered and not withdrawn, prior to the expiration of the offer, a number of Dime shares which, together with the shares of Dime common stock beneficially owned by North Fork for its own account, will constitute at least a majority of the total number of outstanding Dime shares on a fully diluted basis (as though all options or other securities convertible into or exercisable or exchangeable for Dime shares had been so converted, exercised or exchanged) as of the date that we accept the Dime shares for exchange pursuant to our offer.

     DIME-HUDSON MERGER AGREEMENT AND OPTION CONDITION

     This condition will be satisfied if the stockholders of Dime do not approve and adopt the Dime-Hudson merger agreement in satisfaction of Section 251 of the DGCL, the Dime-Hudson merger agreement and the Dime-Hudson stock option agreement are validly terminated, and the option granted to Hudson by Dime pursuant to the Dime-Hudson stock option agreement is surrendered to Dime for an amount not to exceed $50 million in cash.

     NORTH FORK STOCKHOLDER APPROVAL CONDITION

     Pursuant to the rules of the NYSE (on which our common stock is listed), the issuance of our common stock pursuant to the offer and the North Fork-Dime merger must be approved by the holders of a majority of the shares of North Fork common stock voted at a meeting of such holders at which the total number of votes cast represents over 50% of all shares of our common stock outstanding on the applicable record date, because the number of shares of our common stock to be issued in the offer will be equal to or in excess of 20% of the shares outstanding prior to such issuance. As soon as practicable after the effective date of the registration statement of which this prospectus forms a part, we intend to file proxy materials with the SEC for the purpose of seeking to obtain this approval.

     REGULATORY APPROVAL CONDITION


     This condition would be satisfied if all regulatory approvals required to consummate the offer and the merger have been obtained and remain in full force and effect without the imposition of any condition or restriction that would be materially adverse to North Fork and Dime on a combined basis, and all statutory waiting periods in respect thereof have expired. The only required regulatory approval is from the Federal Reserve Board. We have filed this application but have not yet received final regulatory approval. Our offer and the related merger cannot proceed in the absence of this regulatory approval. There can be no assurance that this regulatory approval will be obtained, and if obtained, there can be no assurance as to the date of any such approval or the absence of any litigation challenging such approval. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge our offer or the related merger on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.


     We are not aware of any material governmental approvals or actions that are required for completion of our offer or the related merger other than as described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

     Federal Reserve Board. Completion of our offer and the related merger are subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The Federal Reserve Board is prohibited under applicable statutes from approving any transaction that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

     In addition, the Federal Reserve Board will consider whether our offer and the related merger can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects. This includes consideration of the financial and managerial resources of the companies and their subsidiary depository institutions. It will also consider the convenience and needs of the communities to be served by the resulting company and its subsidiary depository institutions. As part of its consideration of these factors, we expect that the Federal Reserve Board will consider our respective regulatory status and the overall capital and safety and soundness standards established by and under the Federal Deposit Insurance Corporation Improvement Act of 1991.

     Under the Community Reinvestment Act of 1977, the Federal Reserve Board will take into account the performance record of North Fork and Dime, and their respective depository institution subsidiaries, in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company. Both North Fork Bank and Dime Savings Bank have sponsored a variety of programs and services designed to meet the credit needs of the low-to-moderate income persons and communities they serve. North Fork Bank has received a satisfactory Community Reinvestment Act rating from its federal regulator at its most recent examination, and Dime Savings Bank has received an outstanding Community Reinvestment Act rating from its federal regulator in its last four examinations.

     Federal Reserve Board regulations require publication of notice of, and the opportunity for public comment on, the application submitted by North Fork for approval of our offer and the related merger and authorize the Federal Reserve Board to hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that it would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of the application.

     If the Justice Department were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of our offer and the related merger unless a court specifically orders otherwise. In reviewing our offer and the related merger, the Justice Department could analyze the effect on competition differently from the Federal Reserve Board. Failure of the Justice Department to object to the exchange of shares and merger may not prevent private persons or state attorneys general from filing antitrust actions.


     North Fork filed its application with the Federal Reserve Board on March 15, 2000. Although there can be no assurance whether or when North Fork will obtain approval from the Federal Reserve Board, North Fork is not aware of any reason why such approval will not be obtained in the ordinary course and within usual and customary time frames. By letter dated March 22, 2000, North Fork was advised by the Federal Reserve Bank of New York that North Fork's application is expected to be acted upon by the Federal Reserve Board by May 14, 2000. North Fork publicly announced on March 23, 2000 that it believes it will obtain approval from the Federal Reserve Board in the latter part of May 2000.

     As described under "The Offer--Litigation," Dime has alleged in a complaint filed in federal court in New York on March 21, 2000, and in various public documents filed by Dime with the SEC since March 6, 2000, that FleetBoston's proposed investment in North Fork will create "significant competition issues," and North Fork's performance record under the Community Reinvestment Act and in meeting the credit needs of the community, including in low and moderate income neighborhoods, will delay North Fork's receipt of the Federal Reserve Board approval necessary for completion of the offer and the proposed North Fork merger. North Fork believes Dime's assertion that FleetBoston's proposed investment in North Fork will create "significant competition issues" is without merit. See "The Offer--Litigation." Further, North Fork believes that Dime's assertions concerning North Fork's community lending record and its performance record under the Community Reinvestment Act are without merit. In fact, North Fork has recently been advised by the New York State Banking Department, one of the two banking agencies with primary jurisdiction over North Fork Bank, North Fork's principal bank subsidiary, that the Community Reinvestment Act rating of North Fork Bank is being raised from "satisfactory" to "outstanding." Moreover, the Federal Deposit Insurance Corporation, North Fork Bank's other primary bank regulator, has advised North Fork that the FDIC Bank Examiners with responsibility for North Fork Bank are recommending that North Fork Bank's Community Reinvestment Act rating be similarly raised to "outstanding." Accordingly, North Fork does not believe that its performance record under the Community Reinvestment Act or its community lending record will delay completion of the offer.

     On March 24, 2000, Dime filed with the Federal Reserve Board a letter objecting to North Fork's solicitation of proxies from Dime's stockholders against the proposed Dime-Hudson merger. In its letter, Dime took the position that North Fork was required under the Bank Holding Company Act of 1956, as amended, to apply for and obtain the prior approval of the Federal Reserve Board before commencing the proxy solicitation. North Fork believes that Dime's allegations are without merit and that no approval need be obtained in order to conduct its proxy solicitation.

     For a description of the Federal Reserve Board approval required in connection with FleetBoston's proposed investment in North Fork and the status of FleetBoston's application with respect to that approval, see "--Source and Amount of Funds."


     Other Regulatory Authorities. Notice will also be given to the Office of Thrift Supervision as the primary federal regulator for Dime Savings Bank.

     RIGHTS PLAN CONDITION

     We must be satisfied, in our reasonable judgment, that the Dime stockholder protection rights agreement does not apply to our offer and the proposed North Fork-Dime merger. This condition would be satisfied if the board of directors of Dime redeems the Dime rights or amends the Dime rights agreement so that the Dime rights would not be triggered by the offer and the North Fork-Dime merger, or a court of competent jurisdiction invalidates the Dime rights agreement.

     DGCL 203 CONDITION

     We must be satisfied, in our reasonable judgment, that the provisions of
Section 203 of the DGCL do not apply to our offer and the proposed North Fork-Dime merger. This condition would be satisfied if either: (a) the board of directors of Dime approves the offer for purposes of Section 203 of the DGCL or
(b) we acquire 85% or more of the voting stock of Dime pursuant to the offer.

     Section 203 of the DGCL, in general, prohibits a Delaware corporation such as Dime from engaging in a "business combination" (as defined in Section 203) with an "interested stockholder" (generally defined in Section 203 to include any beneficial owner of 15% or more of a coporation's voting stock) for a period of three years following the date that such person became an interested stockholder unless (a) prior to the date that such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (c) on or subsequent to the date such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder. Section 203(b)(6) of the DGCL provides, among other things, that the foregoing prohibition on business combinations involving interested stockholders will not apply to a business combination with an interested stockholder where the business combination is proposed prior to the consummation or abandonment of and subsequent to the public announcement of a proposed transaction which (i) constitutes a merger or consolidation of the corporation, (ii) is with or by a person who either was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in Section 203(b)(7) of the DGCL and (iii) is approved or not opposed by a majority of the board of directors then in office who were directors prior to any person becoming an interested stockholder during the previous three years. The full text of Section 203 of the DGCL has been annexed as Schedule D to this prospectus and is incorporated herein by reference.

     NORTH FORK-DIME MERGER AGREEMENT CONDITION

     This condition would be satisfied if Dime enters into a definitive merger agreement with North Fork to provide for the acquisition of Dime.

     CERTAIN OTHER CONDITIONS OF THE OFFER

     Notwithstanding any other provision of our offer, we shall not be required to accept for exchange or exchange any Dime shares, may postpone the acceptance for exchange of or exchange for tendered Dime shares, and may, in our sole discretion, terminate or amend the offer as to any Dime shares not then exchanged (a) if at the expiration date, any of the minimum tender condition, the rights plan condition, the DGCL 203 condition, the Dime-Hudson merger agreement and option condition, the North Fork-Dime merger agreement condition, the North Fork stockholder approval condition or the regulatory approval condition has not been satisfied or, with respect to the minimum tender condition, the rights plan condition, the DGCL 203 condition, the Dime-Hudson merger agreement and option condition or the North Fork-Dime merger agreement condition, waived, or (b) if on or after the date of this prospectus and at or prior to the time of exchange of any such Dime shares (whether or not any Dime shares have theretofore been accepted for exchange or exchanged pursuant to the offer), any of our other conditions are not satisfied. Those conditions are as follows:

   (a) The shares of our common stock to be issued to Dime stockholders in the offer and the North Fork-Dime merger have been authorized for listing on the NYSE, subject to official notice of issuance;


   (b) The North Fork preferred and the North Fork rights shall have been issued to FleetBoston in accordance with the North Fork-FleetBoston stock purchase agreement. See "--Source and Amount of Funds;"


   (c) The registration statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the registration statement shall have been issued nor shall there have been proceedings for that purpose initiated or threatened by the SEC and we shall have received all necessary state securities law or "blue sky" authorizations;


   (d) No temporary restraining order, preliminary or permanent injunction or other order or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the offer or any of the other transactions contemplated by this prospectus shall be in effect; no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any court, administrative agency or commission or other governmental authority or instrumentality which prohibits, restricts or makes illegal the consummation of our offer;


   (e) There shall not be pending any suit, action or proceeding by any governmental entity (i) challenging the offer, seeking to restrain or prohibit the consummation of the offer or seeking to obtain from Dime or us any damages that are material in relation to Dime and its subsidiaries taken as a whole or North Fork and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by Dime or us or any of our subsidiaries of any material portion of the business or assets of Dime or us or any of our subsidiaries or to compel Dime or us or any of our subsidiaries to dispose of or hold separate any material portion of the business or assets of Dime or us or any of our subsidiaries as a result of the offer, (iii) seeking to prohibit us from effectively controlling in any material respect the business or operations of Dime or (iv) which otherwise is reasonably likely to have a material adverse effect on us or Dime;

   (f) Dime shall not have entered into or effectuated any other agreement or transaction with any person or entity having the effect of impairing North Fork's ability to acquire Dime or otherwise diminishing the expected economic value to North Fork of the acquisition of Dime; and

   (g) The representations and warranties of Dime in the Dime-Hudson merger agreement shall be true and correct as of the expiration date as though made on and as of the expiration date (except that representations and warranties that by their terms speak as of a specific date shall be true and correct as of such date).

     The foregoing conditions are solely for our benefit and we may assert them regardless of the circumstances giving rise to any such conditions (including any action or inaction by us). We may waive these conditions in whole or in part (other than the North Fork stockholder approval condition, the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement). The determination as to whether any condition has been satisfied shall be in our reasonable judgment and will be final and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time. Notwithstanding the fact that we reserve the right to assert the failure of a condition following acceptance for exchange but prior to exchange in order to delay, exchange or cancel our obligation to exchange properly tendered Dime shares, we will either promptly exchange such Dime shares or promptly return such Dime shares.


SOURCE AND AMOUNT OF FUNDS

     On March 5, 2000, we entered into a stock purchase agreement (restated on March 14, 2000) with FleetBoston pursuant to which FleetBoston agreed to purchase, for an aggregate purchase price of $250 million, (i) 250,000 shares of our 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share (the "North Fork preferred"), and (ii) common stock purchase rights to acquire 7,500,000 shares of our common stock (the "North Fork rights").

     The North Fork preferred will be convertible, in whole or in part, at any time and from time to time, into shares of North Fork common stock at a conversion price of $18.69 per share of North Fork common stock, subject to certain antidilution adjustments. The North Fork rights will be exercisable, in whole or in part, at any time and from time to time, for shares of North Fork common stock for a period of ten years after their issuance at a price of $17.88 per share, subject to certain antidilution adjustments. If we complete the offer and the merger, and issue the North Fork preferred and the North Fork rights to FleetBoston, FleetBoston would beneficially own approximately 20,876,137 shares of North Fork common stock (assuming conversion of the North Fork preferred and exercise of the North Fork rights), or approximately 7% of the outstanding North Fork common stock after completion of the merger.

     Completion of FleetBoston's purchase of the North Fork preferred and the North Fork rights is subject to certain conditions, including (1) satisfaction of the conditions in the offer as described in the stock purchase agreement (without substantial change in the terms and conditions of the offer as described therein); (2) acceptance for exchange of shares of Dime common stock tendered in the offer; and (3) receipt and effectiveness of all regulatory approvals required to complete the purchase and the expiration of all related statutory waiting periods (without the imposition of any condition or restriction that would be materially adverse to FleetBoston).

     Consummation of the purchase of the North Fork preferred and the North Fork rights by FleetBoston pursuant to the stock purchase agreement is subject to approval by the Federal Reserve Board under the Bank Holding Company Act of 1956. The transaction may not be consummated until 30 days after the Federal Reserve Board approval, during which time the Justice Department may challenge the transaction on antitrust grounds. The Federal Reserve Board and the Justice Department may reduce the waiting period to no less than 15 days. There can be no assurance that these regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. There can likewise be no assurance that the United States Department of Justice or any state attorney general will not attempt to challenge the purchase on antitrust grounds, and if such a challenge is made, there can be no assurance as to its result.


     The factors considered by the Federal Reserve Board are substantially similar to those considered by the Federal Reserve Board in connection with its consideration of North Fork's application for approval under the Bank Holding Company Act. The Federal Reserve Board will consider the competitive effects of the transaction, the financial and managerial resources of the companies and their subsidiary depository institutions, as well as the convenience and needs of the communities to be served. The Federal Reserve

Board also will take into account the performance record of FleetBoston and North Fork and their respective depository institution subsidiaries under the Community Reinvestment Act of 1977 in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by each company.

     The application will afford the opportunity for public comment on the purchase of the North Fork preferred and the North Fork rights by FleetBoston, and the Federal Reserve Board may hold a public hearing or meeting in connection therewith if the Federal Reserve Board determines that it would be appropriate. Any hearing, meeting or comments from third parties could prolong the review of the application.

     If the Justice Department were to commence an antitrust action, it would stay the effectiveness of Federal Reserve Board approval of the purchase of the North Fork preferred and the North Fork rights by FleetBoston pursuant to the stock purchase agreement, unless a court specifically orders otherwise. Failure of the Justice Department to object to the transaction may not prevent private persons or state attorneys general from filing antitrust actions.


     On March 22, 2000, FleetBoston filed an application with the Federal Reserve Board to obtain approval for the purchase of the North Fork preferred and the North Fork rights. North Fork has no reason to believe that FleetBoston will not obtain approval from the Federal Reserve Board within customary time frames and without the imposition of any adverse terms or conditions. North Fork expects that FleetBoston will receive approval from the Federal Reserve Board in the latter part of May 2000.


     In the stock purchase agreement, we have agreed, subject to the consummation of the offer, to cause Dime to sell to a FleetBoston subsidiary 17 retail banking offices of Dime that, as of June 30, 1999, had total deposits of approximately $2.0 billion. Closing of the branch sale transaction will be subject to the execution of a definitive branch sale agreement substantially in accordance with the term sheet attached to the stock purchase agreement (which FleetBoston and North Fork have agreed to negotiate in good faith and enter into reasonably promptly following the consummation of the offer), the receipt and effectiveness of all necessary regulatory approvals, and the satisfaction of other customary closing conditions. It is expected that the branch sale would be completed within 120 days of the closing of the offer.

     Under the stock purchase agreement, FleetBoston has agreed that, other than as contemplated in the stock purchase agreement, for a period of two years it will not, among other things, acquire beneficial ownership of any North Fork voting securities, make any public announcement with respect to (or submit to us) any proposal for the acquisition of any North Fork voting securities or with respect to a merger or other business combination involving North Fork, unless we shall have made a prior written request to FleetBoston to submit such proposal, or participate in any solicitation of proxies to vote any North Fork voting securities. In addition, FleetBoston has agreed that until December 31, 2001, it will not acquire, or offer to acquire, any voting securities or assets of Dime or Hudson, or make any public announcement with respect to (or submit to Dime or Hudson) any proposal for the acquisition of any voting securities of Dime or Hudson, respectively, or for a merger or other business combination involving Dime or Hudson (the "Hudson/Dime Standstill"), except that from and after the earlier of the termination of the stock purchase agreement and March 31, 2001, FleetBoston may terminate the Hudson/Dime Standstill by providing notice to us and paying us a fee of $2.5 million. In the event that FleetBoston acquires a majority interest in Dime on or prior to December 31, 2001, FleetBoston must pay us an additional fee of $2.5 million.

     Under the stock purchase agreement, we must pay FleetBoston a fee of $2.5 million on the earlier of the termination of the stock purchase agreement and March 31, 2001 if at such time we have not acquired a majority interest in Dime. If we acquire a majority of the equity interest in Dime on or prior to the later of the termination of the stock purchase agreement and March 31, 2001, we must pay FleetBoston a fee of $5.0 million on the date of the closing of such acquisition (or $2.5 million if we have paid the $2.5 million fee referred to in the previous sentence).

     If we do not acquire Dime and if, subsequent to the termination of the Hudson/Dime Standstill, FleetBoston acquires a majority interest in Dime on or before December 31, 2001, FleetBoston has agreed to cause Dime to sell to us five branches with total deposits of approximately $500 million as of June 30, 1999. Closing of any such transaction would be subject to conditions comparable to those applicable to the branch purchase by FleetBoston.

     Under the Stock Purchase Agreement, we have agreed that if, after the third anniversary of the issuance of the North Fork preferred and the North Fork rights, the North Fork preferred is still outstanding, then on each quarterly dividend payment date we will issue to FleetBoston additional North Fork rights to purchase a number of shares of North Fork common stock equal to
 .5% (or 1% if any North Fork preferred is outstanding on or after the fifth anniversary) of the aggregate liquidation preference of the then outstanding North Fork preferred divided by the then current market price of the North Fork common stock. The exercise price for any such additional North Fork rights will be the market price of North Fork common stock at the time of issuance of such additional rights, and such additional rights will be exercisable for 10 years from their issuance date. In all other respects such additional rights will be similar to the North Fork rights.

     In the stock purchase agreement, we have agreed to operate substantially in the ordinary course and to refrain from paying or making any extraordinary dividends or distributions on the North Fork common stock. We have also agreed to indemnify FleetBoston for breaches of the representations or covenants in the stock purchase agreement and for losses (including litigation expenses) arising out of North Fork's solicitation of proxies from holders of Dime common stock and this offer.

     The North Fork preferred will bear a non-cumulative dividend of 7.5% per annum (payable quarterly), and will be redeemable in cash, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends to the date fixed for redemption.

     Each of the North Fork preferred, the North Fork rights, any additional rights and any shares of North Fork common stock received upon conversion of the North Fork preferred or the exercise of the North Fork rights will be subject to transfer restrictions, and would benefit from customary rights related to the registration of the offering and sale of the North Fork preferred, North Fork rights and/or shares of North Fork common stock pursuant to a registration rights agreement.

     There can be no assurance as to the timing of the satisfaction of the conditions to the consummation of the transactions contemplated by the stock purchase agreement. The stock purchase agreement may be terminated by mutual consent. Either North Fork or FleetBoston may terminate the stock purchase agreement under certain circumstances, including if the acquisition of Dime common stock pursuant to the offer has not been consummated by March 31, 2001, if Dime's and Hudson's stockholders approve the proposed Dime-Hudson merger, or if we publicly announce the abandonment of our efforts to acquire Dime.

     FleetBoston, a Rhode Island corporation with its principal executive office at One Federal Street, Boston, Massachusetts 02110, is a diversified financial services company formed by the merger on October 1, 1999 of BankBoston Corporation with and into Fleet Financial Group, Inc. Although FleetBoston may be deemed to be a co-bidder in the offer by reason of the stock purchase agreement and the transactions contemplated thereby, FleetBoston disclaims that it is a bidder in the offer.


     As of March 15, 2000, except as described below, FleetBoston did not beneficially own any securities of Dime. As of March 15, 2000, Fleet National Bank, a subsidiary of FleetBoston, may be deemed to have had beneficial ownership of 5,100 shares of Dime common stock, which shares were held in a fiduciary capacity. FleetBoston disclaims beneficial ownership of all of such shares.



CERTAIN RELATIONSHIPS WITH DIME

     Except as set forth herein, neither we nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dime, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described herein, there have been no contacts, negotiations or transactions since January 1, 1996, between us or, to the best of our knowledge, any of our directors, executive officers or other affiliates on the one hand, and Dime or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither we, nor, to the best of our knowledge, any of our directors, executive officers or other affiliates has since January 1, 1996 had any transaction with Dime or any of its executive officers, directors or affiliates that would require disclosure under the rules and regulations of the SEC applicable to the offer.

     As of the date of this document we beneficially own for our own account 690,900 shares of Dime common stock, and Park T. Adikes, a director of North Fork, owns 100 shares of Dime common stock.


FEES AND EXPENSES

     We have retained D.F. King & Co., Inc. to act as the information agent in connection with our offer. The information agent may contact holders of Dime shares by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee stockholders to forward our offer materials to beneficial owners of Dime shares. The information agent will be paid a customary fee for such services, plus reimbursement of out-of-pocket expenses, and we will indemnify the information agent against certain liabilities and expenses in connection with our offer, including liabilities under federal securities laws.

     Pursuant to understandings between Salomon Smith Barney and Sandler O'Neill & Partners, L.P. and North Fork with respect to advisory services, including services as Co-Dealer Managers in connection with our offer, North Fork will pay aggregate financial advisory fees of not more than 80 basis points, or 40 basis points to each investment banking firm, of the aggregate purchase price in the offer and the merger should North Fork acquire control of Dime. North Fork has also agreed to reimburse both Salomon Smith Barney and Sandler O'Neill for their out-of-pocket expenses, including the fees and expenses of their legal counsel incurred in connection with this engagement, and has agreed to indemnify each of Salomon Smith Barney and Sandler O'Neill and certain related persons and entities against certain liabilities and expenses in connection with Salomon Smith Barney's and Sandler O'Neill's respective engagements, including certain liabilities under federal securities laws.

     In addition to the fees to be received by Salomon Smith Barney and Sandler O'Neill in connection with their engagements as financial advisors to North Fork, Salomon Smith Barney and Sandler O'Neill each have in the past rendered various investment banking and financial advisory services for North Fork for which they have received customary compensation.

     We will not pay any fees or commissions to any broker, dealer or other persons (other than the co-dealer managers and the information agent) for soliciting tenders of Dime shares pursuant to our offer.


ACCOUNTING TREATMENT


     The merger of Dime and North Fork will be accounted for as a "purchase," as such term is used under GAAP, for accounting and financial reporting purposes. Dime will be treated as the acquired corporation for such purposes. Dime's assets, liabilities and other items will be adjusted to their estimated fair value on the closing date of the merger and combined with the historical book values of the assets and liabilities of North Fork. Applicable income tax effects of such adjustments will be included as a component of the combined company's deferred tax asset or liability. The difference between the estimated fair value of the assets, liabilities and other items (adjusted as discussed above) and the purchase price will be recorded as an intangible asset and amortized against the combined company's earnings over a 20-year period following completion of the merger. For further information concerning the amount of goodwill to be recorded in connection with the merger and the amortization thereof, see Note 3 of Notes to the Pro Forma Condensed Combined Financial Statements (Unaudited) on page 81.

     North Fork has prepared the unaudited pro forma financial information contained in this prospectus using the purchase accounting method to account for the offer and the merger. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 73.

STOCK EXCHANGE LISTING


     Our common stock is listed on the NYSE. We will make an application to list on the NYSE the common stock that we will issue pursuant to our offer and the subsequent North Fork-Dime merger. As described above under "The Offer--Conditions of Our Offer--North Fork Stockholder Approval Condition," pursuant to the rules of the NYSE, the issuance of our common stock in the offer and the subsequent North Fork-Dime merger must be approved by the holders of North Fork common stock as a single class, voting at a meeting at which the total number of votes cast represents over 50% in interest of all shares of our common stock outstanding on the applicable record date.

                                 THE COMPANIES


NORTH FORK BANCORPORATION, INC.


GENERAL


     North Fork is a bank holding company registered under the Bank Holding Company Act of 1956. North Fork's primary subsidiary, North Fork Bank, a New York State-chartered, FDIC-insured commercial bank, operates retail banking facilities throughout Suffolk and Nassau counties on Long Island, New York, as well as in the New York City boroughs of Manhattan, Queens, Brooklyn and the Bronx and in Westchester and Rockland counties north of New York City. North Fork, through North Fork Bank, provides a variety of banking and financial services to middle market and small business organizations, local government units and retail customers in the metropolitan New York area. At September 30, 1999, on a pro forma basis giving effect to North Fork's acquisitions of JSB Financial, Inc. ("JSB") and Reliance Bancorp, Inc. ("Reliance"), North Fork had assets of $16.1 billion, deposits of $9.3 billion and stockholders' equity of $1.2 billion and operated 154 retail banking facilities.


     On February 18, 2000, North Fork completed its acquisition of Reliance in a stock-for-stock merger accounted for as a purchase. Reliance's principal subsidiary, Reliance Federal Savings Bank, a savings institution with 29 retail banking offices in Nassau and Suffolk counties on Long Island, New York, as well as in the New York City borough of Queens, was merged with North Fork Bank.

     On February 29, 2000, North Fork completed its acquisition of JSB in a stock-for-stock merger accounted for using the pooling-of-interests. JSB is the holding company for Jamaica Savings Bank FSB, a savings institution with 13 retail banking offices in the New York metropolitan area.


     The pro forma financial information contained in this document includes pro forma adjustments reflecting the combination of Reliance with North Fork using the purchase accounting method. See "Pro Forma Condensed Combined Financial Statements (Unaudited)" on page 73.


     The principal office of North Fork is located at 275 Broad Hollow Road, Melville, New York, 11747, telephone number (631) 844-1004.

     For more information about North Fork's business, reference is made to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.


MANAGEMENT AND ADDITIONAL INFORMATION

     Certain information relating to the executive compensation, various benefit plans (including stock option plans), voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to North Fork is incorporated by reference or set forth in North Fork's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated herein by reference. Stockholders desiring copies of this document and other documents may contact North Fork at its address or telephone number indicated under "Where You Can Find More Information" on page 4.


DIME BANCORP, INC.

     Dime is a savings and loan holding company organized under the laws of the State of Delaware. Dime is the parent holding company for The Dime Savings Bank of New York, FSB, a federally-chartered savings bank currently servicing consumers and businesses through 127 branches located throughout the greater New York City metropolitan area. Through Dime Savings Bank and its subsidiaries, Dime provides consumer loans, insurance products and mortgage banking services throughout the United States. At December 31, 1998, Dime had consolidated assets of $22.3 billion, consolidated deposits of $13.7 billion and consolidated stockholders' equity of $1.4 billion. At September 30, 1999, Dime had consolidated assets of $22.6 billion, consolidated deposits of $13.3 billion and consolidated stockholders' equity of $1.5 billion. Neither these December 31, 1998 nor these September 30, 1999 asset and deposit figures take into account the acquisition by Dime Savings Bank, effective as of October 18, 1999, of all 28 banking branches located in New York's Nassau and Suffolk Counties of KeyBank N.A. At that date, these branches had approximately $1.3 billion of deposits and approximately $500 million of business and consumer loans. The KeyBank acquisition was accounted for using the purchase method of accounting.

     The principal office of Dime is located at 589 Fifth Avenue, New York, New York 10017, telephone number (212) 326-6170.


                   REGULATION AND SUPERVISION OF NORTH FORK


GENERAL

     North Fork is a bank holding company subject to supervision and regulation by the Federal Reserve Board under the BHC Act. As a bank holding company, North Fork's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking, and North Fork may not directly or indirectly acquire the ownership or control of more than 5% of any class of voting shares or substantially all of the assets of any company, including a bank, without the prior approval of the Federal Reserve Board.

     North Fork Bank, as a New York-chartered, FDIC insured depository institution, is subject to the supervision, regulation, and examination of the New York State Banking Department and the FDIC. The FDIC has broad enforcement authority over federally-insured depository institutions, including the power to terminate deposit insurance, to appoint a conservator or receiver if any of a number of conditions are met, and to impose substantial fines and other civil penalties. Almost every aspect of the operations and financial condition of North Fork Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments, and the provision of services. Various consumer protection laws and regulations also affect the operations of North Fork Bank. The deposits of North Fork Bank are insured up to applicable limits by the FDIC.

     Supervision and regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, the deposit insurance funds of the FDIC and the banking system as a whole, not for the protection of bank holding company stockholders or creditors.

     The following description summarizes some of the laws to which North Fork and North Fork Bank are subject. To the extent statutory or regulatory provisions or proposals are described, the description is qualified in its entirety by reference to the particular statutory or regulatory provisions or proposals.


PAYMENT OF DIVIDENDS

     North Fork is a legal entity separate and distinct from its subsidiaries. The principal source of funds for North Fork is dividends from North Fork Bank, and there are various legal and regulatory limitations under federal and state law on the extent to which banking subsidiaries can finance or otherwise supply funds to their holding companies.

     Federal Reserve Board policy provides that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company's capital needs, asset quality and overall financial condition. In addition, among other things, dividends from a New York-chartered bank, such as North Fork Bank, are limited to an amount equal to the bank's net profits for the current year plus its prior two years' retained net profits, less any required transfer to surplus or a fund for the retirement of any preferred stock by the regulations of the Banking Department.

     Under federal law, a depository institution is prohibited from paying a dividend if the depository institution would thereafter be "undercapitalized" as determined by the federal bank regulatory agencies. The relevant federal regulatory agencies, and the state regulatory agency, the Banking Department, also have authority to prohibit a bank or bank holding company from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of North Fork Bank, be deemed to constitute such an unsafe or unsound practice.


TRANSACTIONS WITH AFFILIATES

     North Fork Bank is subject to restrictions under federal law which limit certain transactions with North Fork and its nonbanking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10% of the bank's capital and surplus and, with all affiliates together, to an aggregate of 20% of the bank's capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions, including any payment of money to North Fork, must be on terms and conditions that are or in good faith would be offered to nonaffiliated companies.


HOLDING COMPANY LIABILITY

     Under Federal Reserve Board policy, a bank holding company is expected to act as a source of financial strength to each of its banking subsidiaries and commit resources to their support. Such support may be required at times when, absent this Federal Reserve Board policy, a holding company may not be inclined to provide it. As discussed below under "Prompt Corrective Action," a bank holding company in certain circumstances could be required to guarantee the capital plan of an undercapitalized banking subsidiary.

     In the event of a bank holding company's bankruptcy under Chapter 11 of the U.S. Bankruptcy Code, the trustee will be deemed to have assumed and is required to cure immediately any deficit under any commitment by the debtor holding company to any of the federal banking agencies to maintain the capital of an insured depository institution, and any claim for breach of such obligation will generally have priority over most other unsecured claims.


PROMPT CORRECTIVE ACTION

     Under the Federal Deposit Insurance Corporation Improvement Act of 1991, the federal banking agencies must take prompt supervisory and regulatory actions against undercapitalized depository institutions. Depository institutions are assigned one of five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized," and are subjected to differential regulation corresponding to the capital category within which the institution falls. Under certain circumstances, a well capitalized, adequately capitalized or undercapitalized institution may be treated as if the institution were in the next lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions cannot accept, renew or roll over brokered deposits except with a waiver from the FDIC, and are subject to restrictions on the interest rates that can be paid on such deposits. Undercapitalized institutions may not accept, renew or roll over brokered deposits.

     The banking regulatory agencies are permitted or, in certain cases, required to take certain actions with respect to institutions falling within one of the three undercapitalized categories. Depending on the level of an institution's capital, the agency's corrective powers include, among other things:

    o prohibiting the payment of principal and interest on subordinated debt;

    o prohibiting the holding company from making distributions without prior regulatory approval;

    o placing limits on asset growth and restrictions on activities;

    o placing additional restrictions on transactions with affiliates;

    o restricting the interest rate the institution may pay on deposits;

    o prohibiting the institution from accepting deposits from correspondent banks; and


    o in the most severe cases, appointing a conservator or receiver for the institution.


     A banking institution that is undercapitalized is required to submit a capital restoration plan, and such a plan will not be accepted unless, among other things, the banking institution's holding company guarantees the plan up to a certain specified amount. Any such guarantee from a depository institution's holding company is entitled to a priority of payment in bankruptcy. As of September 30, 1999, North Fork Bank exceeded the required capital ratios for classification as "well capitalized." See "--Capital Adequacy."


CAPITAL ADEQUACY


                    RISK-BASED CAPITAL AND LEVERAGE RATIOS

                                               RISK-BASED RATIOS
                                             ---------------------
                                               TIER I      TOTAL      LEVERAGE
AS OF SEPTEMBER 30, 1999                      CAPITAL     CAPITAL     RATIO (1)
------------------------------------------   ---------   ---------   ----------
North Fork (2) ...........................     12.39%      13.58%       7.46%
North Fork Bank (3) ......................     11.09       12.22        6.54
Dime (4) .................................      9.11       10.02        6.17
Dime Savings Bank ........................     10.23       11.15        6.87
Minimum required ratio ...................      4.00%       8.00%       4.00%
"Well capitalized" minimum ratio .........      6.00%      10.00%       5.00%

----------
(1) For all but the most highly-rated bank holding companies and banks, the minimum leverage ratio is 3 percent plus an additional percentage of at least 100 to 200 basis points.

(2)   Includes JSB and Reliance on a pro forma basis.

(3) Includes Jamaica Savings Bank and Reliance Federal Savings Bank on a pro forma basis.

(4) Dime is a unitary thrift holding company and, accordingly, is not subject to any minimum required risk-based and leverage ratios.


     The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies. The minimum ratio of total capital to risk-weighted assets (which are the credit risk equivalents of balance sheet assets and certain off balance sheet items such as standby letters of credit) is 8%. At least half of the total capital must be composed of common stockholders' equity (including retained earnings), qualifying non-cumulative perpetual preferred stock (and, for bank holding companies only, a limited amount of qualifying cumulative perpetual preferred stock), and minority interests in the equity accounts of consolidated subsidiaries, less goodwill, other disallowed intangibles and disallowed deferred tax assets, among other items. The remainder may consist of a limited amount of subordinated debt, other perpetual preferred stock, hybrid capital instruments, mandatory convertible debt securities that meet certain requirements, as well as a limited amount of reserves for loan losses. The Federal Reserve Board has also adopted a minimum leverage ratio for bank holding companies, requiring Tier 1 capital of at least 3% of average total consolidated assets.

     The FDIC has also established risk-based and leverage capital guidelines which state non-member banks are required to meet. These regulations are generally similar to those established by the Federal Reserve Board for bank holding companies. The capital ratios for North Fork, North Fork Bank, Dime and Dime Savings Bank are provided in the chart above.

     The federal bank regulatory agencies' risk-based and leverage ratios are minimum supervisory ratios generally applicable to banking organizations that meet certain specified criteria, assuming that they have the highest regulatory rating. Banking organizations not meeting these criteria are expected to operate with capital positions well above the minimum ratios. The federal bank regulatory agencies may set capital requirements for a particular banking organization that are higher than the minimum ratios when circumstances warrant. Federal Reserve Board guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. In addition, the regulations of the Federal Reserve Board provide that concentration of credit risk, interest rate risk and certain risks arising from nontraditional activities, as well as an institution's ability to manage these risks, are important factors to be taken into account by regulatory agencies in assessing an organization's overall capital adequacy. The agencies have also adopted an adjustment to the risk-based capital calculations to cover market risk in trading accounts of certain institutions.

     The federal bank regulatory agencies recently adopted amendments to their risk-based capital regulations to provide for the consideration of interest rate risk in the agencies' determination of a banking institution's capital adequacy. The amendments require such institutions to effectively measure and monitor their interest rate risk and to maintain capital adequate for that risk.

     As discussed below under "Enforcement Powers of the Federal Banking Agencies," failure to meet the minimum regulatory capital requirements could subject a banking institution to a variety of enforcement remedies available to federal regulatory authorities, including, in the most severe cases, the termination of deposit insurance by the FDIC and the placement of the institution into conservatorship or receivership.


ENFORCEMENT POWERS OF THE FEDERAL BANKING AGENCIES

     The federal banking agencies have broad enforcement powers, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. Failure to comply with applicable laws, regulations and supervisory agreements could subject North Fork, North Fork Bank, Dime or Dime Savings Bank, as well as officers, directors and other institution-affiliated parties of these organizations, to administrative sanctions and potentially substantial civil money penalties. In addition to the grounds discussed under "Prompt Corrective Action," the appropriate federal banking agency may appoint the FDIC as conservator or receiver for a banking institution (or the FDIC may appoint itself, under certain circumstances) if any one or more of a number of circumstances exist, including, without limitation, the fact that the banking institution is undercapitalized and has no reasonable prospect of becoming adequately capitalized; fails to become adequately capitalized when required to do so; fails to submit a timely and acceptable capital restoration plan; or materially fails to implement an accepted capital restoration plan.


CONTROL ACQUISITIONS

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10% or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, such as North Fork, would, under the circumstances set forth in the presumption, constitute acquisition of control of North Fork.

     In addition, any company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquiror that is a bank holding company) or more of the outstanding common stock of North Fork, or otherwise obtaining control or a "controlling influence" over North Fork.

     The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 permits an adequately capitalized and adequately managed bank holding company, with Federal Reserve Board approval, to acquire banking institutions located in states other than the bank holding company's home state without regard to whether the transaction is prohibited under state law. In addition, effective June 1, 1997, national banks and state banks with different home states are permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating banking institution has passed legislation prior to that date that expressly prohibits interstate mergers. De novo interstate branching is permitted if the laws of the host state so authorize.


FINANCIAL MODERNIZATION LEGISLATION

     On November 12, 1999, the Gramm-Leach-Bliley Act was enacted. Effective March 11, 2000, the Gramm-Leach-Bliley Act will permit qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than has previously been permitted for a bank holding company. Permitted affiliates include securities brokers, underwriters and dealers, investment managers and companies engaged in other activities that are "financial in nature or incidental thereto" or "complementary." A bank holding company may elect to become a financial holding company if each of its subsidiary banks is "well capitalized," is "well managed," and has at least a satisfactory rating under the Community Reinvestment Act.

     The Gramm-Leach-Bliley Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities and investment management services. In addition, the Federal Reserve Board, in cooperation with the Treasury Department, may declare additional activities to be financial in nature, and the Federal Reserve Board may unilaterally declare activities to be complementary.


FUTURE LEGISLATION

     Various legislation is from time to time introduced in Congress that, if enacted, may change banking statutes and the operating environment of North Fork and its subsidiaries in substantial and unpredictable ways. North Fork cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon the financial condition or results of operations of North Fork or its subsidiaries.


                    DESCRIPTION OF NORTH FORK CAPITAL STOCK


GENERAL

     The authorized capital stock of North Fork consists of 500 million shares of North Fork common stock and 10 million shares of North Fork preferred stock, par value $1.00 per share. The preferred stock may be issued in one or more series with such terms and at such times and for such consideration as the North Fork board of directors determines.


     As of March 10, 2000, 173,298,872 shares of North Fork common stock were outstanding, and no shares of North Fork preferred stock were outstanding. On March 5, 2000, North Fork signed a definitive agreement with FleetBoston pursuant to which FleetBoston agreed, subject to the terms and conditions set forth therein, to purchase (i) 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock, par value $1.00 per share and with a liquidation preference of $1,000.00 per share, and (ii) common stock purchase rights to acquire 7,500,000 shares of North Fork common stock. See "The Offer--Source and Amount of Funds" beginning on page 52.


     As of March 10, 2000, 6,023,072 shares of North Fork common stock had been reserved for issuance upon the exercise of outstanding stock options under various employee stock option plans, and 512,068 shares of North Fork common stock were reserved for issuance pursuant to North Fork's dividend reinvestment and stock purchase plans.

     The following summary of the terms of the capital stock of North Fork is not intended to be complete and is subject in all respects to the applicable provisions of the DGCL and is qualified by reference to the certificate of incorporation and bylaws of North Fork. To obtain copies of these documents, see "Where You Can Find More Information" on page 4.

COMMON STOCK

     The outstanding shares of North Fork common stock are fully paid and nonassessable. Holders of North Fork common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of North Fork common stock do not have pre-emptive rights and are not entitled to cumulative voting rights with respect to the election of directors. The North Fork common stock is neither redeemable nor convertible into other securities, and there are no sinking fund provisions.

     Subject to the preferences applicable to any shares of North Fork preferred stock outstanding at the time, holders of North Fork common stock are entitled to dividends when and as declared by the North Fork board of directors from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities.


PREFERRED STOCK

     No shares of preferred stock are outstanding. The board of directors of North Fork may, without further action by the stockholders of North Fork, issue a series of North Fork preferred stock and fix the rights and preferences of those shares, including the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences, the number of shares constituting any series and the designation of such series.

     On March 5, 2000, North Fork entered into a definitive agreement with FleetBoston pursuant to which FleetBoston agreed, subject to the terms and conditions set forth therein, to purchase 250,000 shares of North Fork's 7.5% Series B Non-Cumulative Convertible Preferred Stock. See "The Offer--Source and Amount of Funds." The North Fork preferred includes restrictions on the ability of North Fork to pay dividends on, or redeem or repurchase, securities of North Fork on parity with or ranking junior to the North Fork preferred, including North Fork common stock, during any dividend period if dividends on the North Fork preferred are not paid in respect of such dividend period.

     When issued in accordance with the terms of the stock purchase agreement, the North Fork preferred shares will bear a non-cumulative cash dividend of 7.5% per annum (payable quarterly) and will be redeemable, at North Fork's option, in whole or in part, at any time after the third anniversary of the issuance date at a redemption price of $1,000 per share, plus declared and unpaid dividends. The North Fork preferred shares will be convertible, in whole or in part, at any time and from time to time, at the option of the holder into shares of North Fork common stock at a conversion price of $18.69 per share of North Fork common stock, subject to certain anti-dilution adjustments. The shares of North Fork preferred will not be subject to any sinking fund provisions and will have no preemptive rights. Such shares provide for a liquidation preference of $1,000 per share, plus declared and unpaid dividends.


     Holders of North Fork preferred shares will not have any voting rights, except that if dividends on shares of the North Fork preferred have not been paid for six dividend periods, the holders of shares of the North Fork preferred, voting together as a class with the holders of any other stock on parity with the North Fork preferred, will have the exclusive right to elect two additional directors at North Fork's next annual meeting of stockholders and at each subsequent annual meeting until full dividends have been paid or declared and set apart for payment for four consecutive dividend periods. The term of such directors elected thereby will terminate upon the payment or the declaration and setting aside for payment of full dividends on the North Fork preferred for four consecutive dividend periods.

     In addition, so long as any shares of the North Fork preferred are outstanding, North Fork may not, without the consent or vote of the holders of at least two-thirds of the outstanding shares of North Fork preferred, voting separately as a class, (1) amend, alter or repeal or otherwise change any provision of the Restated Certificate of Incorporation of North Fork if such amendment, alteration, repeal or change would materially and adversely affect the rights, preferences, powers or privileges of the North Fork preferred, or
(2) authorize, create or increase the authorized amount of or issue any class or series of any equity securities of North Fork, or any warrants, options or other rights convertible or exchangeable into any class or series of any equity securities of North Fork, ranking prior to the North Fork preferred, either as to dividend rights or rights on liquidation, dissolution or winding up of North Fork, (3) authorize or issue any additional shares of the North Fork preferred, or (4) merge, consolidate, reorganize or effect any other business combination involving North Fork, unless the resulting corporation will thereafter have no class or series of equity securities either authorized or outstanding ranking prior to the North Fork preferred as to dividends or as to the distribution of assets upon liquidation, dissolution or winding up, except the same number of shares of such equity securities with the same rights, preferences, powers and privileges as the shares of equity securities of North Fork that are authorized and outstanding immediately prior to such transaction.


ANTI-TAKEOVER PROVISIONS


     The North Fork certificate of incorporation and North Fork's bylaws provide that the North Fork board of directors is to be divided into three classes as nearly equal in number as possible. Directors are elected by classes to three year terms, so that approximately one-third of the directors of North Fork are elected at each annual meeting of the stockholders. In addition, North Fork's bylaws provide that the power to fill vacancies is vested in the North Fork board of directors. The overall effect of such provisions may be to prevent a person or entity from seeking to acquire control of North Fork through an increase in the number of directors on the North Fork board and the election of designated nominees to fill such newly created vacancies.


                       COMPARISON OF STOCKHOLDER RIGHTS


     North Fork and Dime are incorporated under the laws of the State of Delaware. If the merger is completed, Dime stockholders, whose rights are currently governed by the DGCL, the certificate of incorporation of Dime and the amended and restated bylaws of Dime, will, upon completion of the merger, become stockholders of North Fork, and their rights as such will be governed by the DGCL, the North Fork certificate of incorporation, as amended, and the bylaws of North Fork. The material differences between the rights of holders of Dime common stock and the rights of holders of North Fork common stock, resulting from the differences in their governing documents, are summarized below.


     The following summary does not purport to be a complete statement of the rights of holders of North Fork common stock under applicable Delaware law, the North Fork certificate of incorporation and the North Fork bylaws or the rights of the holders of Dime common stock under applicable Delaware law, the Dime certificate of incorporation and the Dime bylaws, or a complete description of the specific provisions referred to herein. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the DGCL and the governing corporate instruments of North Fork and Dime, to which the holders of Dime common stock are referred. Copies of such governing corporate instruments of North Fork and Dime are available, without charge, to any person, including any beneficial owner to whom this prospectus is delivered, by following the instructions listed under "Where You Can Find More Information."

                  SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE
     RIGHTS OF NORTH FORK STOCKHOLDERS AND THE RIGHTS OF DIME STOCKHOLDERS






                               NORTH FORK STOCKHOLDER RIGHTS                   DIME STOCKHOLDER RIGHTS
                         -----------------------------------------   ------------------------------------------
SIZE AND COMPOSITION     Delaware law permits a certificate of       Dime's certificate of incorporation
OF THE BOARD OF          incorporation to provide that a board       provides for a similarly classified
DIRECTORS:               of directors be divided into classes,       board.
                         with each class having a term of office
                         longer than one year but no longer          Dime's certificate of incorporation
                         than three years. North Fork's cer-         provides that the size of the board of
                         tificate of incorporation provides that     directors shall be fixed from time to
                         the North Fork board of directors shall     time by a vote of the majority of
                         have three classes, which shall serve       directors then in office. Dime's by-
                         for a term ending at the third annual       laws provide that the board will con-
                         meeting following the annual meeting        sist of between seven and twenty-four
                         at which they were elected.                 members.

                         North Fork's certificate of incor-
                         poration provides that the size of the
                         board of directors shall be fixed from
                         time to time by action of the stockhold-ers or by action of the board of direc-tors but shall not be less than three members. The by-laws provide that the board will consist of at least five mem-bers.

STOCKHOLDER RIGHTS       North Fork does not have a stock-           Dime maintains a stockholder rights
PLAN OR "POISON PILL":   holder rights plan. While North Fork        plan. The terms of the rights plan
                         has no present intention to adopt a         provide each share of common stock
                         stockholder rights plan, the North Fork     one right to purchase one-hundredth
                         board or the combined company board         of a share of participating preferred
                         could do so without stockholder ap-         stock of Dime at an exercise price of
                         proval at any future time.                  $50, subject to adjustment, after the
                                                                     separation time, which is after the
                                                                     close of business on the earlier of (i)
                                                                     the tenth business day after com-
                                                                     mencement of a tender or exchange
                                                                     offer that, if consummated, would re-
                                                                     sult in a person becoming an acquiring
                                                                     person, which is defined in the rights
                                                                     agreement as a person beneficially
                                                                     owning 20% or more of the outstand-
                                                                     ing shares of Dime common stock;
                                                                     and (ii) the tenth business day after
                                                                     the first date of public announcement
                                                                     that a person has become an acquiring
                                                                     person, which is also called the flip-in
                                                                     date.

 NORTH FORK STOCKHOLDER RIGHTS              DIME STOCKHOLDER RIGHTS
-------------------------------   ------------------------------------------
                                  The rights are not exercisable until
                                  the business day following the separa-
                                  tion time. The rights expire on the
                                  earlier of (i) the close of business on
                                  November 6, 2005; (ii) redemption, as
                                  described below; (iii) an exchange for
                                  common stock, as described below; or
                                  (iv) the merger of Dime into another
                                  corporation pursuant to an agreement
                                  entered into prior to a flip-in date.

                                  The Dime board of directors may, at
                                  any time prior to occurrence of a
                                  flip-in date, redeem all the rights at a price of $0.01 per right.

                                  If a flip-in date occurs, each right,
                                  other than those held by the acquiring
                                  person or any affiliate or associate of
                                  the acquiring person or by any trans-
                                  ferees of any of these persons, will
                                  constitute the right to purchase shares
                                  of Dime common stock having an
                                  aggregate market price equal to $100
                                  in cash, subject to adjustment. In ad-
                                  dition, the Dime board of directors
                                  may at any time between a flip-in date
                                  and the time that an acquiring person
                                  becomes the beneficial owner of more
                                  than 50% of the outstanding shares of
                                  Dime common stock elect to exchange
                                  the rights for shares of Dime common
                                  stock at an exchange ratio of one
                                  share of Dime common stock per right.

                                  Under the rights agreement, if a flip-in date occurs, Dime may not consoli-date or merge, or engage in other similar transactions, with an acquiring person without entering into a supple-mental agreement with the acquiring person providing that, upon consum-mation or occurrence of the transac-tion, each right shall thereafter consti-tute the right to purchase common stock of the acquiring person having an aggregate market price equal to $100 in cash, subject to adjustment.

                                 NORTH FORK STOCKHOLDER RIGHTS                   DIME STOCKHOLDER RIGHTS
                          -------------------------------------------   ----------------------------------------
STOCKHOLDER               North Fork's by-laws permit stockhold-        Dime's certificate of incorporation and
NOMINATIONS AND           ers of record to nominate candidates          by-laws provide that proposals by
PROPOSALS FOR BUSINESS:   for election to North Fork's board of         stockholders of business to be consid-
                          directors and to introduce other busi-        ered at an annual meeting, and nomi-
                          ness that is a proper matter for stock-       nations by stockholders for election of
                          holder action in connection with any          directors at an annual meeting, must
                          annual meeting of stockholders. In ei-        be stated in writing and filed with
                          ther case, the stockholder must pro-          Dime's Secretary between 60 and 90
                          vide timely notice to the Secretary of        days prior to the anniversary date of
                          North Fork and the notice must con-           the notice of meeting mailed to stock-
                          tain specific information as further de-      holders in connection with the previ-
                          lineated in North Fork's by-laws.             ous year's annual meeting. With re-
                                                                        spect to an election of directors to be
                          To be timely, notice must be given to         held at a special meeting of stockhold-
                          North Fork's Secretary not less than 60       ers, notice of nomination must be
                          days in the case of a notice of a nomi-       delivered before the close of business
                          nee and 45 days in the case of a notice       on the seventh day following the date
                          of a proposed item of business, nor           on which notice of such meeting is
                          more than 90 days, in either case,            first given to stockholders.
                          before the anniversary of the date of
                          the prior year's annual meeting of            Dime's by-laws also require that any
                          stockholders in the case of a notice of       notice of nomination by a stockholder
                          a nominee, and the anniversary of the         provide certain information concern-
                          date on which North Fork first mailed         ing the stockholder and his or her
                          its proxy materials for the preceding         nominee, including, among other
                          annual meeting, in the case of a notice       things, the information regarding the
                          of a proposed item of business. How-          nominee as would be required to be
                          ever, in either case, if the annual meet-     included in a proxy statement filed
                          ing is held on a date that is not within      pursuant to the proxy rules of the
                          30 days before or after the anniversary       SEC, and the consent of the nominee
                          of the date of the prior year's annual        to serve as a director of Dime if
                          meeting, the notice must be received          elected. The presiding officer at the
                          no later than the close of business on        meeting may refuse to acknowledge
                          the 10th day following the day on             the nomination of any person not
                          which notice of the date of the annual        made in compliance with these proce-
                          meeting was mailed or public disclo-          dures.
                          sure of the date of the annual meeting
                          was made, whichever first occurs.             Dime's by-laws further provide that
                                                                        the number of proposals that may be
                                                                        submitted by a stockholder is limited
                                                                        to two and set forth the reasons that a
                                                                        proposal could be deemed out of or-
                                                                        der. The types of proposals that Dime
                                                                        does not have to consider if raised by
                                                                        a stockholder in connection with an
                                                                        annual meeting include those that
                                                                        would violate laws or regulations,
                                                                        would result in a breach or violation
                                                                        of contract, would be impossible to
                                                                        accomplish, are not a proper matter
                                                                        for stockholder action or relate to
                                                                        ordinary business operations.


                                 NORTH FORK STOCKHOLDER RIGHTS                    DIME STOCKHOLDER RIGHTS
                          -------------------------------------------   ------------------------------------------
REMOVAL OF DIRECTORS:     In accordance with Delaware law,              The Dime certificate and by-laws pro-
                          North Fork stockholders may remove            vide that stockholders of Dime may
                          a director only for cause by a vote of        only remove a director for cause and
                          the holders of a majority of the then-        only by the affirmative vote of at least
                          outstanding shares entitled to vote           two-thirds of the outstanding shares
                          thereon.                                      entitled to vote. In addition, the Dime
                                                                        certificate and by-laws gives a major-
                                                                        ity of the board of directors the ability
                                                                        to remove a director if such removal is
                                                                        directed by a federal banking agency.

INDEMNIFICATION OF        North Fork's by-laws generally provide        The Dime certificate of incorporation
DIRECTORS AND OFFICERS;   for indemnification of officers or direc-     generally provides for the indemnifi-
PERSONAL LIABILITY OF     tors of North Fork to the extent per-         cation of persons serving as a director
DIRECTORS:                mitted by Delaware law. Furthermore,          or officer of Dime or at the request of
                          subject to Delaware law, the North            Dime as a director, officer, employee
                          Fork certificate of incorporation limits      or agent of another corporation or of
                          the personal liability of directors to        a partnership, joint venture, trust or
                          North Fork or its stockholders for mon-       other enterprise, to the fullest extent
                          etary damages for breach of fiduciary         authorized by the DGCL.
                          duty as a director to $25,000 per occur-
                          rence.

AMENDMENT OF BY-LAWS:     North Fork's by-laws may be amended           The Dime certificate of incorporation
                          by affirmative vote of holders of a           and by-laws provide that the Dime
                          majority of the outstanding shares of         board of directors is empowered to
                          North Fork capital stock present and          adopt, amend or repeal the by-laws,
                          voting at a meeting at which a quorum         by a vote of the majority of the entire
                          is present. The North Fork certificate        board of directors, and the stockhold-
                          of incorporation also authorizes the          ers may adopt, amend or repeal the
                          board of directors to adopt, amend or         by-laws by the affirmative vote of
                          repeal the by-laws.                           holders of at least two-thirds of the
                                                                        voting stock, voting together as a single
                                                                        class.

AMENDMENT OF              The DGCL provides that amendments             Dime's certificate of incorporation re-
CERTIFICATE:              to a corporation's certificate of incor-      quires the affirmative vote of the hold-
                          poration generally require a resolution       ers of at least two-thirds of the voting
                          by the corporation's board of directors       power of all of the then-outstanding
                          setting forth the amendment proposed          shares of Dime capital stock entitled
                          and declaring its advisability and the        to vote generally in the election of
                          adoption of such amendment by the             directors, voting together as a single
                          affirmative vote of holders of a major-       class, to amend or repeal the provi-
                          ity of the corporation's outstanding          sions of Dime's certificate of incorpo-
                          stock entitled to vote thereon. The           ration regarding: (i) the board of di-
                          North Fork certificate of incorporation       rectors, (ii) special meetings of
                          contains no further provisions concern-       stockholders, (iii) amendments of
                          ing the amendment of the North Fork           Dime's certificate of incorporation, (iv)
                          certificate.                                  the by-laws, (v) action by written con-
                                                                        sent of the stockholders and (vi) stock-
                                                                        holder proposals. The DGCL pro-

                          NORTH FORK STOCKHOLDER RIGHTS                 DIME STOCKHOLDER RIGHTS
                     ---------------------------------------   -----------------------------------------
                                                               vides that all other amendments to
                                                               Dime's certificate of incorporation re-
                                                               quire the affirmative vote of holders
                                                               of a majority of the then-outstanding
                                                               shares of Dime capital stock entitled
                                                               to vote at a meeting for the election of
                                                               directors.

SPECIAL MEETING OF   Special meetings of North Fork stock-     Special meetings of Dime stockhold-
STOCKHOLDERS:        holders may be called by the board of     ers may be called by the Chairman of
                     directors, the Chairman or the Presi-     the Board (or, if there is none, the
                     dent.                                     Chief Executive Officer) with the ap-
                                                               proval of a majority of the board of
                                                               directors, or by a majority of the
                                                               board of directors, or by the secretary
                                                               of Dime at a written request of the
                                                               majority of the board of directors.
                                                               Special meetings may not be called by
                                                               Dime stockholders.



                               DIME INFORMATION


     While we have included in this prospectus information concerning Dime that is known to us based on publicly available information (primarily filings by Dime with the SEC), we are not affiliated with Dime and Dime has not permitted us to have access to their books and records. Therefore, non-public information concerning Dime was not available to us for the purpose of preparing this prospectus. Although we have no knowledge that would indicate that statements relating to Dime contained or incorporated by reference in this prospectus are inaccurate or incomplete, we were not involved in the preparation of those statements and cannot verify them.


     Pursuant to rule 409 under the Securities Act of 1933 and rule 12b-21 under the Securities Exchange Act of 1934, we are requesting that Dime provide us with information required for complete disclosure regarding the businesses, operations, financial condition and management of Dime. We will amend or supplement this prospectus to provide any and all information we receive from Dime, if we receive the information before our offer expires and we consider it to be material, reliable and appropriate. In addition, pursuant to rule 439 under the Securities Act, we are requesting that KPMG LLP, the independent accountants of Dime, provide us with the consents required for us to incorporate by reference into this prospectus the KPMG audit report included in Dime's Annual Report on Form 10-K for the year ended December 31, 1998. If we receive this consent, we will promptly file it as an exhibit to our registration statement.

                                 LEGAL MATTERS



     The validity of the North Fork common stock offered hereby will be passed upon for North Fork by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.




                                    EXPERTS


     The consolidated financial statements of North Fork and its subsidiaries incorporated in this prospectus by reference to North Fork's Annual Report on Form 10-K for the year ended December 31, 1998 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The supplemental consolidated balance sheets of North Fork and its subsidiaries, as of December 31, 1998 and 1997 and the related supplemental consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated in this prospectus and in the registration statement by reference to North Fork's current Report on Form 8-K filed on March 14, 2000, have been incorporated by reference herein in reliance upon the report with respect to those financials of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated statement of condition of Reliance Bancorp, Inc. and subsidiary as of June 30, 1999 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for the year then ended, incorporated in this prospectus and in the registration statement by reference to North Fork's current Report on Form 8-K filed on December 30, 1999, have been incorporated by reference in reliance upon the report with respect to those financial statements of Arthur Andersen LLP, independent public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated statement of condition of Reliance Bancorp, Inc. and subsidiary as of June 30, 1998 and the related consolidated statements of income, changes in stockholders' equity, comprehensive income and cash flows for each of the years in the two-year period ended June 30, 1998, incorporated in this prospectus and in the registration statement by reference to North Fork's current Report on Form 8-K filed on December 30, 1999, have been incorporated by reference herein in reliance upon the report with respect to those financial statements of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


     The consolidated financial statements of JSB Financial, Inc. and its subsidiaries as of December 31, 1998 and the related consolidated statements of income, changes in stockholder's equity, comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1998, incorporated in this prospectus and in the registration statement by reference to North Fork's current Report on Form 8-K filed on December 30, 1999 have been incorporated by reference herein in reliance upon the report with respect to those financial statements of KPMG LLP, independent certified public accountants, and upon the authority of that firm as experts in accounting and auditing.

                          FORWARD-LOOKING STATEMENTS


     This prospectus, including information included or incorporated by reference in this document, contains certain forward-looking statements concerning the financial condition, results of operations and business of North Fork following the consummation of its proposed acquisition of Dime, the anticipated financial and other benefits of such proposed acquisition and the plans and objectives of North Fork's management following such proposed acquisition, including, without limitation, statements relating to the cost savings expected to result from the proposed acquisition, anticipated results of operations of the combined company following the proposed acquisition, projected earnings per share of the combined company following the proposed acquisition and the restructuring charges estimated to be incurred in connection with the proposed acquisition. Generally, the words "will," "may," "should," "continue," "believes," "expects," "intends," "anticipates" or similar expressions identify forward-looking statements.


     These forward-looking statements involve certain risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following factors:


         o cost savings expected to result from the proposed acquisition may not be fully realized or realized within the expected time frame;


         o operating results following the proposed acquisition may be lower than expected;


         o competitive pressure among financial services companies may increase significantly;


         o costs or difficulties related to the integration of the businesses of North Fork and Dime may be greater than expected;


         o adverse changes in the interest rate environment may reduce interest margins or adversely affect asset values of the combined company;


         o general economic conditions, whether nationally or in the market areas in which North Fork and Dime conduct business, may be less favorable than expected;


         o legislation or regulatory changes may adversely affect the businesses in which North Fork and Dime are engaged; or


         o        adverse changes may occur in the securities markets.


         See "Where You Can Find More Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


NORTH FORK

     North Fork common stock is listed on the NYSE and traded under the symbol "NFB." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of North Fork common stock on the NYSE Composite Transactions reporting system, and the cash dividends declared per share of North Fork common stock.



                                                       PRICE RANGE OF
                                                      COMMON STOCK (1)
                                                    ---------------------
                                                                              DIVIDENDS
                                                       HIGH        LOW       DECLARED (1)
                                                    ---------   ---------   -------------
1998
 First Quarter ..................................    $26.67      $19.67         $0.125
 Second Quarter .................................     27.55       23.31          0.125
 Third Quarter ..................................     27.44       18.00          0.125
 Fourth Quarter .................................     24.00       14.13          0.275
1999
 First Quarter ..................................     24.13       20.75          0.15
 Second Quarter .................................     26.75       19.94          0.15
 Third Quarter ..................................     22.38       17.69          0.15
 Fourth Quarter .................................     21.69       17.13          0.18
2000
 First Quarter (through March 27, 2000) .........     18.25       14.44             --


----------
(1) North Fork per share amounts for all applicable periods have been restated to reflect the 3-for-2 common stock split effective May 15, 1998.


DIME

     Dime common stock is listed on the NYSE and traded under the symbol "DME." The following table sets forth, for the periods indicated, the high and low reported sales prices per share of Dime common stock on the NYSE Composite Transactions reporting system, and cash dividends declared per share of Dime common stock.



                                                       PRICE RANGE OF
                                                        COMMON STOCK
                                                    ---------------------
                                                                             DIVIDENDS
                                                       HIGH        LOW       DECLARED
                                                    ---------   ---------   ----------
1998
 First Quarter ..................................    $31.25      $23.00        $0.04
 Second Quarter .................................     32.50       27.63         0.05
 Third Quarter ..................................     33.06       18.25         0.05
 Fourth Quarter .................................     28.00       17.13         0.05
1999
 First Quarter ..................................     27.19       22.00         0.05
 Second Quarter .................................     25.13       19.81         0.06
 Third Quarter ..................................     21.81       16.25         0.06
 Fourth Quarter .................................     19.69       14.75         0.06
2000
 First Quarter (through March 27, 2000) .........     17.00       11.31         0.06


NORTH FORK DIVIDEND POLICY

     The holders of North Fork common stock receive dividends if and when declared by the North Fork board of directors out of funds legally available therefor. North Fork expects to continue paying quarterly cash dividends on North Fork common stock. However, North Fork cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends after the merger will depend upon business conditions, operating results, capital and reserve requirements and the North Fork board of directors' consideration of other relevant factors.

         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)


     The following Pro Forma Condensed Combined Financial Statements (Unaudited) are based upon the historical financial statements of North Fork, Reliance, JSB, and Dime, under the assumptions and adjustments set forth in the accompanying notes. The North Fork Combined column includes: (i) the Reliance merger, with respect to information for September 30, 1999 and 1998 and the year ended December 31, 1998, and (ii) the JSB merger with respect to all periods presented. The North Fork Combined financial information was previously filed in the JSB Acquisition Prospectus and is incorporated herein by reference. See "Where You Can Find More Information" on page 4. The unaudited pro forma financial information with respect to the North Fork-Dime merger is presented for September 30, 1999 and 1998 and the year ended December 31, 1998.



     The Pro Forma Condensed Combined Balance Sheets (Unaudited) give effect to the Reliance, JSB and North Fork-Dime mergers as if such transactions had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income (Unaudited) give effect to (a) the JSB merger as if it had been consummated at the beginning of the periods presented and (b) each of the Reliance merger and the North Fork-Dime merger as if it had been consummated at the beginning of each of the nine months ended September 30, 1999 and 1998 and the year ended December 31, 1998. The pro forma information assumes that the North Fork-Dime merger is accounted for using the purchase method of accounting.


     North Fork has not had access to additional proprietary and confidential corporate financial and other information of Dime and has not had an opportunity to undertake any due diligence procedures. Such information and procedures may provide North Fork with additional information that could materially affect the assumptions and pro forma adjustments and, accordingly, the purchase price allocation and remaining net tangible assets.


     Furthermore, the ultimate determination of the net intangible assets recognized in connection with the acquisition of Dime may change significantly from the amount assumed in the Pro Forma Condensed Combined Financial Statements (Unaudited) and these differences may be material.


     The Pro Forma Condensed Combined Financial Statements (Unaudited) are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of North Fork would have been had the acquisitions of Reliance, JSB, and/or Dime occurred on the respective dates assumed, nor is it necessarily indicative of future consolidated operating results or financial position.


     The Pro Forma Condensed Combined Financial Statements (Unaudited) do not give effect to the anticipated cost savings and revenue enhancement opportunities that could result from these transactions. The pro forma information is not necessarily indicative of the combined financial position or the results of operations of the companies in the future or of the combined financial position or the results of operations which would have been realized had these transactions been completed during the periods or as of the dates for which the pro forma information is presented.


     The Pro Forma Condensed Combined Financial Statements (Unaudited) should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of North Fork, Reliance, JSB and Dime that are incorporated herein by reference. You should not rely on the Pro Forma Condensed Combined Financial Statements (Unaudited) as an indication of the consolidated results of operations or financial position that would have been achieved if the business combinations had taken place earlier or of the consolidated results of operations or financial position of North Fork after the completion of such transactions. See "Where You Can Find More Information" on page 4. Certain Reliance, JSB and Dime financial information has been reclassified to conform with North Fork's financial information.

                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC., AND DIME BANCORP, INC.
                  PRO FORMA CONDENSED COMBINED BALANCE SHEETS
                                  (UNAUDITED)
                              SEPTEMBER 30, 1999
                            (dollars in thousands)




                                                                        NORTH FORK
                                                        NORTH FORK     COMBINED (1)        DIME
                                                     --------------- --------------- ---------------
ASSETS
Cash & Due from Banks ..............................   $   164,416     $   182,906     $   307,639
Money Market Investments ...........................       200,156         232,656          56,414
Securities:
 Available-for-Sale ................................     3,598,197       4,557,186       4,165,499
 Held-to-Maturity ..................................     1,279,978       1,783,197              --
                                                       -----------     -----------     -----------
  Total Securities .................................     4,878,175       6,340,383       4,165,499
                                                       -----------     -----------     -----------
Loans, net of Unearned Income & Fees ...............     6,386,042       8,626,381      15,973,014
 Allowance for Loan Losses .........................        68,950          83,955         137,077
                                                       -----------     -----------     -----------
  Net Loans ........................................     6,317,092       8,542,426      15,835,937
                                                       -----------     -----------     -----------
Premises & Equipment, Net ..........................        73,600         109,689         190,089
Accrued Interest Receivable ........................        71,989          94,977         102,603
Mortgage Servicing Asset ...........................                            --         938,243
Intangible Assets ..................................        81,052         342,516         323,221
Other Assets .......................................       128,367         205,677         681,506
                                                       -----------     -----------     -----------
  TOTAL ASSETS .....................................   $11,914,847     $16,051,230     $22,601,151
                                                       ===========     ===========     ===========
Liabilities and Stockholders' Equity
Demand Deposits ....................................   $ 1,461,517     $ 1,579,057     $   806,880
Savings N.O.W. & Money Market Deposits .............     2,893,521       4,192,721       6,256,897
Time Deposits ......................................     2,215,860       3,497,648       6,229,971
                                                       -----------     -----------     -----------
  Total Deposits ...................................     6,570,898       9,269,426      13,293,748
                                                       -----------     -----------     -----------
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase ..........................     2,676,416       3,004,750       3,141,236
Other Borrowings ...................................     1,494,000       1,877,655       4,164,595
Accrued Expenses & Other Liabilities ...............       256,649         419,240         374,850
                                                       -----------     -----------     -----------
  Total Liabilities ................................    10,997,963      14,571,071      20,974,429
                                                       -----------     -----------     -----------
Capital Securities .................................       199,308         244,308         152,213
Stockholders' Equity
Preferred Stock ....................................            --              --              --
Common Stock .......................................       362,816           1,729           1,203
Additional Paid in Capital .........................        34,685         343,499       1,166,087
Retained Earnings ..................................       646,373         955,123         615,619
Accumulated Other Comprehensive Income --
 Unrealized (Losses)/Gains on Securities
 Available-for-Sale, net of taxes ..................       (51,018)        (12,514)        (70,716)
Deferred Compensation ..............................       (21,944)        (21,944)         (5,310)
Treasury Stock .....................................      (253,336)        (30,042)       (232,374)
                                                       -----------     -----------     -----------
 Total Stockholders' Equity ........................       717,576       1,235,851       1,474,509
                                                       -----------     -----------     -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........   $11,914,847     $16,051,230     $22,601,151
                                                       ===========     ===========     ===========
Selected Capital Ratios:
Tier 1 capital Ratio ...............................         12.76%          12.39%           9.11%
Risk Adjusted Capital Ratio ........................         13.75           13.58           10.02
Leverage Ratio .....................................          7.65            7.46            6.17



                                                         PRO FORMA        PRO FORMA     NORTH FORK COMBINED/DIME
                                                          DEBITS           CREDITS             PRO FORMA
                                                     ---------------- ---------------- -------------------------
ASSETS
Cash & Due from Banks ..............................  $    250,000 6   $    250,000 6         $   490,545
Money Market Investments ...........................                                              289,070
Securities:
 Available-for-Sale ................................       121,329 8        220,129 5           4,785,351
                                                               408 2c        14,499 2a
                                                             1,068 2c        11,867 7
                                                           250,000 6         25,739 2b
                                                                            197,905 8
                                                                          1,840,000 6
                                                                          2,000,000 5
 Held-to-Maturity ..................................                                            1,783,197
                                                                                              -----------
  Total Securities .................................       372,805        4,310,139             6,568,548
                                                      ------------   --------------           -----------
Loans, net of Unearned Income & Fees ...............                        256,623 8          24,342,772
 Allowance for Loan Losses .........................                                              221,032
                                                      ------------   --------------           -----------
  Net Loans ........................................            --          256,623            24,121,740
                                                      ------------   --------------           -----------
Premises & Equipment, Net ..........................                                              299,778
Accrued Interest Receivable ........................                                              197,580
Mortgage Servicing Asset ...........................                                              938,243
Intangible Assets .................................  .   1,871,035 2a     1,545,225 2d          1,224,970
                                                            14,499 2a       195,035 8
                                                               515 7        104,000 6
                                                            25,739 2b
                                                           196,262 4
                                                           128,638 8
                                                           166,805 8
Other Assets .......................................           277 7         50,613 8             906,734
                                                            72,450 4        105,018 8
                                                            69,267 8         56,000 6
                                                            89,818 8            174 2c
                                                                                456 2c
                                                      ------------     ------------           -----------
  TOTAL ASSETS .....................................  $  3,258,110   $    6,873,283           $35,037,208
                                                      ============   ==============           ===========
Liabilities and Stockholders' Equity
Demand Deposits ....................................        34,274 8                          $ 2,230,270
                                                           121,393 6
Savings N.O.W. & Money Market Deposits .............       265,779 8                            9,242,510
                                                           941,329 6
Time Deposits ......................................       937,278 6                            8,790,341
                                                      ------------   --------------           -----------
  Total Deposits ...................................     2,300,053               --            20,263,121
                                                      ------------   --------------           -----------
Federal Funds Purchased & Securities Sold Under
 Agreements to Repurchase ..........................                                            6,145,986
Other Borrowings ...................................     2,000,000 5                            4,042,250
Accrued Expenses & Other Liabilities ...............                        268,712 4           1,062,802
                                                      ------------   --------------           -----------
  Total Liabilities ................................     4,300,053          268,712            31,514,159
                                                      ------------   --------------           -----------
Capital Securities .................................        11,075 7                              385,446
Stockholders' Equity
Preferred Stock ....................................                        250,000 6             250,000
Common Stock .......................................         1,203 2d         1,024 2a              2,753
Additional Paid in Capital .........................     1,166,087 2d     1,649,882 2a          1,993,381
Retained Earnings ..................................       615,619 2d                             955,123
Accumulated Other Comprehensive Income --
 Unrealized (Losses)/Gains on Securities
 Available-for-Sale, net of taxes ..................                         70,716 8             (11,668)
                                                                                234 2c
                                                                                612 2c
Deferred Compensation ..............................                          5,310 2d            (21,944)
Treasury Stock .....................................                        232,374 2d            (30,042)
                                                      ------------   --------------           -----------
 Total Stockholders' Equity ........................     1,782,909        2,210,152             3,137,603
                                                      ------------   --------------           -----------
 TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ........  $  6,094,037   $    2,478,864           $35,037,208
                                                      ============   ==============           ===========
Selected Capital Ratios:
Tier 1 capital Ratio ...............................                                                 9.84%
Risk Adjusted Capital Ratio ........................                                                10.90
Leverage Ratio .....................................                                                 6.89

--------
(1)   As previously reported in the JSB Acquisition Prospectus.

                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC. AND DIME BANCORP, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                   (in thousands, except per share amounts)




                                                                             NORTH FORK
                                                                NORTH FORK    COMBINED        DIME
                                                               ------------ ------------ -------------
Interest Income ..............................................   $604,444     $799,839    $1,033,385
Interest Expense .............................................    267,591      363,939       608,754
                                                                 --------     --------    ----------
 Net Interest Income .........................................    336,853      435,900       424,631
Provision for Loan Losses ....................................      3,750        3,913        22,500
                                                                 --------     --------    ----------
 Net Interest Income after Provision for Loan Losses .........    333,103      431,987       402,131
Non-Interest Income ..........................................     54,214       63,035       435,625
Other Non-Interest Expense ...................................    112,943      161,862       445,373
Capital Securities Costs .....................................     12,633       15,706            --
Amortization of Intangible Assets ............................      6,267       16,072        10,603
Amortization of Mortgage Servicing Assets ....................         --           --        93,797
                                                                 --------     --------    ----------
 Income before Income Taxes and Extraordinary Items ..........    255,474      301,382       287,983
Provision for Income Taxes ...................................     89,416      113,146       106,374
                                                                 --------     --------    ----------
 Net Income before Extraordinary Items .......................    166,058      188,236       181,609
Extraordinary Items -- Losses on Early Extinguishment
 of Debt, Net of Tax .........................................         --           --        (4,127)
                                                                 --------     --------    ----------
 Net Income ..................................................    166,058      188,236       177,482
Preferred Dividends ..........................................         --           --            --
                                                                 --------     --------    ----------
 Net Income for Common Shareholders ..........................   $166,058     $188,236    $  177,482
                                                                 ========     ========    ==========
Basic Earnings per Common Share:
 Income before Extraordinary Items ...........................   $   1.21     $   1.11    $     1.63
 Net Income ..................................................   $   1.21     $   1.11    $     1.59
Diluted Earnings per Common Share: ...........................
 Income before Extraordinary Items ...........................   $   1.20     $   1.09    $     1.61
 Net Income ..................................................   $   1.20     $   1.09    $     1.57
Earnings per Share after Preferred Dividends:
 Basic .......................................................   $   1.21     $   1.11    $     1.59
 Diluted .....................................................   $   1.20     $   1.09    $     1.57
 Weighted Average Shares Outstanding -- Basic ................    137,342      169,969       111,664
 Weighted Average Shares Outstanding -- Diluted ..............    138,197      172,335       112,937



                                                                                               NORTH FORK
                                                                  PRO FORMA     ADJUSTMENTS   COMBINED/DIME
                                                                   DEBITS         CREDITS       PRO FORMA
                                                               -------------- -------------- --------------
Interest Income ..............................................  $   216,000 5,6 $ 66,671 8    $1,683,895
Interest Expense .............................................       40,507 8    176,250 5,6     836,950
                                                                -----------     --------      ----------
 Net Interest Income .........................................      256,507      242,921         846,945
Provision for Loan Losses ....................................                                    26,413
                                                                -----------     --------      ----------
 Net Interest Income after Provision for Loan Losses .........      256,507      242,921         820,532
Non-Interest Income ..........................................                                   498,660
Other Non-Interest Expense ...................................                                   607,235
Capital Securities Costs .....................................                                    15,706
Amortization of Intangible Assets ............................       33,092 3     10,603 3        49,164
Amortization of Mortgage Servicing Assets ....................                                    93,797
                                                                -----------    ---------      ----------
 Income before Income Taxes and Extraordinary Items ..........      289,599      253,524         553,290
Provision for Income Taxes ...................................                    14,707 5,6     204,813
                                                                               ---------      ----------
 Net Income before Extraordinary Items .......................      289,599      268,231         348,477
Extraordinary Items -- Losses on Early Extinguishment
 of Debt, Net of Tax .........................................           --           --          (4,127)
                                                                -----------    ---------      ----------
 Net Income ..................................................      289,599      268,231         344,350
Preferred Dividends ..........................................       14,063 6                     14,063
                                                                -----------    ---------      ----------
 Net Income for Common Shareholders ..........................  $   303,662    $ 268,231       $ 330,287
                                                                ===========    =========      ==========
Basic Earnings per Common Share:
 Income before Extraordinary Items ...........................                                 $    1.27
 Net Income ..................................................                                 $    1.26
Diluted Earnings per Common Share: ...........................
 Income before Extraordinary Items ...........................                                 $    1.20
 Net Income ..................................................                                 $    1.18
Earnings per Share after Preferred Dividends:
 Basic .......................................................                                 $    1.21
 Diluted .....................................................                                 $    1.14
 Weighted Average Shares Outstanding -- Basic ................                                   273,839 9
 Weighted Average Shares Outstanding -- Diluted ..............                                   290,765 9

SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC. AND DIME BANCORP, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                    (in thousands, except per share amounts)




                                                                 NORTH FORK
                                                    NORTH FORK    COMBINED        DIME
                                                   ------------ ------------ -------------
Interest Income ..................................   $560,984     $753,136    $1,073,899
Interest Expense .................................    245,888      343,486       679,830
                                                     --------     --------    ----------
 Net Interest Income .............................    315,096      409,650       394,069
Provision for Loan Losses ........................     14,500       15,141        24,000
                                                     --------     --------    ----------
 Net Interest Income after Provision for Loan
  Losses .........................................    300,596      394,509       370,069
Non-Interest Income ..............................     43,906       54,305       380,405
Other Non-Interest Expense .......................    111,681      160,135       416,539
Capital Securities Costs .........................     12,633       14,379            --
Amortization & Write-down of Intangible
 Assets ..........................................     12,403       22,207         8,554
Amortization of Mortgage Servicing Asset .........         --           --        61,465
Merger Related Restructure Charge ................     52,452       52,452            --
                                                     --------     --------    ----------
 Income before Income Taxes and
  Extraordinary Items ............................    155,333      199,641       263,916
Provision for Income Taxes .......................     44,394       59,124        84,452
                                                     --------     --------    ----------
 Net Income before Extraordinary Items ...........    110,939      140,517       179,464
Extraordinary Items -- Losses on Early
 Extinguishment of Debt, Net of Tax ..............         --           --        (4,057)
                                                     --------     --------    ----------
Net Income .......................................    110,939      140,517       175,407
Preferred Dividends ..............................         --           --
                                                     --------     --------    ----------
 Net Income for Common Shareholders ..............   $110,939     $140,517    $  175,407
                                                     ========     ========    ==========
Basic Earnings per Common Share:
 Income before Extraordinary Items ...............   $   0.79     $   0.82    $     1.57
 Net Income ......................................   $   0.79     $   0.82    $     1.54
Diluted Earnings per Common Share:
 Income before Extraordinary Items ...............   $   0.78     $   0.80    $     1.55
 Net Income ......................................   $   0.78     $   0.80    $     1.51
Earnings per Share after Preferred Dividends:
 Basic ...........................................   $   0.79     $   0.82    $     1.54
 Diluted .........................................   $   0.78     $   0.80    $     1.51
 Weighted Average Shares
  Outstanding -- Basic ...........................    140,547      171,539       114,140
 Weighted Average Shares
  Outstanding -- Diluted .........................    141,680      174,645       115,919



                                                                                   NORTH FORK
                                                      PRO FORMA     ADJUSTMENTS   COMBINED/DIME
                                                       DEBITS         CREDITS       PRO FORMA
                                                   -------------- -------------- --------------
Interest Income ..................................  $   216,000 5,6 $    66,671 8    $1,677,706
Interest Expense .................................       40,507 8       176,250 5,6     887,573
                                                    -----------    ------------      ----------
 Net Interest Income .............................      256,507         242,921         790,133
Provision for Loan Losses ........................                                       39,141
                                                    -----------    ------------      ----------
 Net Interest Income after Provision for Loan
  Losses .........................................      256,507         242,921         750,992
Non-Interest Income ..............................                                      434,710
Other Non-Interest Expense .......................                                      576,674
Capital Securities Costs .........................                                       14,379
Amortization & Write-down of Intangible
 Assets ..........................................       33,092 3         8,554 3        55,299
Amortization of Mortgage Servicing Asset .........                                       61,465
Merger Related Restructure Charge ................                                       52,452
                                                    -----------    ------------      ----------
 Income before Income Taxes and
  Extraordinary Items ............................      289,599         251,475         425,433
Provision for Income Taxes .......................                       14,707 5,6     128,869
                                                    -----------    ------------      ----------
 Net Income before Extraordinary Items ...........      289,599         266,182         296,564
Extraordinary Items -- Losses on Early
 Extinguishment of Debt, Net of Tax ..............                                       (4,057)
                                                    -----------    ------------      ----------
Net Income .......................................      289,599         266,182         292,507
Preferred Dividends ..............................       14,063 6                        14,063
                                                    -----------    ------------      ----------
 Net Income for Common Shareholders ..............  $   303,662    $    266,182      $  278,444
                                                    ===========    ============      ==========
Basic Earnings per Common Share:
 Income before Extraordinary Items ...............                                   $     1.07
 Net Income ......................................                                   $     1.05
Diluted Earnings per Common Share:
 Income before Extraordinary Items ...............                                   $     1.00
 Net Income ......................................                                   $     0.99
Earnings per Share after Preferred Dividends:
 Basic ...........................................                                   $     1.00
 Diluted .........................................                                   $     0.94
 Weighted Average Shares
  Outstanding -- Basic ...........................                                      277,712 9
 Weighted Average Shares
  Outstanding -- Diluted .........................                                      295,849 9

SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"


                        NORTH FORK BANCORPORATION, INC.
COMBINED WITH RELIANCE BANCORP, INC., JSB FINANCIAL, INC. AND DIME BANCORP, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1998
                   (in thousands, except per share amounts)




                                                                  NORTH FORK
                                                     NORTH FORK    COMBINED        DIME
                                                    ------------ ------------ -------------
 Interest Income ..................................   $753,100    $1,010,162   $1,420,885
 Interest Expense .................................    328,456       459,204      893,652
                                                      --------    ----------   ----------
  Net Interest Income .............................    424,644       550,958      527,233
 Provision for Loan Losses ........................     15,500        16,501       32,000
                                                      --------    ----------   ----------
  Net Interest Income after Provision for
   Loan Losses ....................................    409,144       534,457      495,233
 Non-Interest Income ..............................     64,318        77,728      525,030
 Other Non-Interest Expense .......................    146,607       210,477      561,863
 Capital Securities Costs .........................     16,843        19,591           --
 Amortization & Write-down of Intangible
  Assets ..........................................     14,479        27,552       11,487
 Amortization of Mortgage Servicing Asset .........         --            --       92,291
 Merger Related Restructure Charge ................     52,452        52,452           --
                                                      --------    ----------   ----------
  Income before Income Taxes and
   Extraordinary Items ............................    243,081       302,113      354,622
 Provision for Income Taxes .......................     75,106        95,102      113,479
                                                      --------    ----------   ----------
  Net Income before Extraordinary Items ...........    167,975       207,011      241,143
 Extraordinary Items -- Losses on Early
  Extinguishment Of Debt, Net of Tax ..............         --            --       (4,057)
                                                      --------    ----------   ----------
 Net Income .......................................    167,975       207,011      237,086
 Preferred Dividends ..............................         --            --           --
                                                      --------    ----------   ----------
  Net Income for Common Shareholders ..............   $167,975    $  207,011   $  237,086
                                                      ========    ==========   ==========
 Basic Earnings per Common Share:
  Income before Extraordinary Items ...............   $   1.19    $     1.21   $     2.13
  Net Income ......................................   $   1.19    $     1.21   $     2.09
 Diluted Earnings per Common Share:
  Income before Extraordinary Items ...............   $   1.18    $     1.19   $     2.09
  Net Income ......................................   $   1.18    $     1.19   $     2.06
 Earnings per Share after Preferred
  Dividends:
  Basic ...........................................   $   1.19    $     1.21   $     2.09
  Diluted .........................................   $   1.18    $     1.19   $     2.06
  Weighted Average Shares
   Outstanding -- Basic ...........................    140,706       171,395      113,452
  Weighted Average Shares
   Outstanding -- Diluted .........................    141,766       174,332      115,153



                                                                                    NORTH FORK
                                                       PRO FORMA     ADJUSTMENTS   COMBINED/DIME
                                                        DEBITS         CREDITS       PRO FORMA
                                                    -------------- -------------- --------------
 Interest Income ..................................  $   288,000 5,6 $    88,894 8    $2,231,941
 Interest Expense .................................       54,009 8       235,000 5,6   1,171,865
                                                     -----------    ------------      ----------
  Net Interest Income .............................      342,009         323,894       1,060,076
 Provision for Loan Losses ........................                                       48,501
                                                     -----------    ------------      ----------
  Net Interest Income after Provision for
   Loan Losses ....................................      342,009         323,894       1,011,575
 Non-Interest Income ..............................                                      602,758
 Other Non-Interest Expense .......................                                      772,340
 Capital Securities Costs .........................                                       19,591
 Amortization & Write-down of Intangible
  Assets ..........................................       44,123 3        11,487 3        71,675
 Amortization of Mortgage Servicing Asset .........                                       92,291
 Merger Related Restructure Charge ................                                       52,452
                                                     -----------    ------------      ----------
  Income before Income Taxes and
   Extraordinary Items ............................      386,132         335,381         605,984
 Provision for Income Taxes .......................                       19,610 5,6     188,971
                                                     -----------    ------------      ----------
  Net Income before Extraordinary Items ...........      386,132         354,991         417,013
 Extraordinary Items -- Losses on Early
  Extinguishment Of Debt, Net of Tax ..............                                       (4,057)
                                                     -----------    ------------      ----------
 Net Income .......................................      386,132         354,991         412,956
 Preferred Dividends ..............................       18,750 6                        18,750
                                                     -----------    ------------      ----------
  Net Income for Common Shareholders ..............  $   404,882    $    354,991      $  394,206
                                                     ===========    ============      ==========
 Basic Earnings per Common Share:
  Income before Extraordinary Items ...............                                   $     1.51
  Net Income ......................................                                   $     1.49
 Diluted Earnings per Common Share:
  Income before Extraordinary Items ...............                                   $     1.41
  Net Income ......................................                                   $     1.40
 Earnings per Share after Preferred
  Dividends:
  Basic ...........................................                                   $     1.42
  Diluted .........................................                                   $     1.34
  Weighted Average Shares
   Outstanding -- Basic ...........................                                      276,928 9
  Weighted Average Shares
   Outstanding -- Diluted .........................                                      294,823 9

SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                   (in thousands, except per share amounts)




                                                                                 NORTH FORK
                                                                  NORTH FORK      COMBINED
                                                                 ------------   -----------
Interest Income ..............................................     $724,424      $834,035
Interest Expense .............................................      326,803       366,677
                                                                   --------      --------
 Net Interest Income .........................................      397,621       467,358
Provision for Loan Losses ....................................        8,100         8,748
                                                                   --------      --------
 Net Interest Income after Provision for Loan Losses .........      389,521       458,610
Non-Interest Income ..........................................       59,322        79,382
Other Non-Interest Expense ...................................      157,182       184,616
Capital Securities Costs .....................................        9,235         9,235
Amortization of Intangible Assets ............................        7,292         7,292
                                                                   --------      --------
 Income before Income Taxes ..................................      275,134       336,849
Provision for Income Taxes ...................................      104,613       129,238
                                                                   --------      --------
 Net Income ..................................................     $170,521      $207,611
                                                                   ========      ========
Earnings Per Share -- Basic ..................................     $   1.24      $   1.25
Earnings Per Share -- Diluted ................................     $   1.22      $   1.22
Weighted Average Shares Outstanding -- Basic .................      136,761       166,335
Weighted Average Shares Outstanding -- Diluted ...............      139,333       169,903

SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                        NORTH FORK BANCORPORATION, INC.
                       COMBINED WITH JSB FINANCIAL, INC.
               PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME
                                  (UNAUDITED)
                     FOR THE YEAR ENDED DECEMBER 31, 1996
                   (in thousands, except per share amounts)




                                                                                 NORTH FORK
                                                                  NORTH FORK      COMBINED
                                                                 ------------   -----------
Interest Income ..............................................     $613,762      $722,107
Interest Expense .............................................      281,107       321,324
                                                                   --------      --------
 Net Interest Income .........................................      332,655       400,783
Provision/(Recovery) for Loan Losses .........................        8,000         8,640
                                                                   --------      --------
 Net Interest Income after Provision for Loan Losses .........      324,655       392,143
Non-Interest Income ..........................................       44,826        49,173
Other Non-Interest Expense ...................................      154,643       180,201
 SAIF Recapitalization Charge ................................       17,782        17,782
Capital Securities Costs .....................................           25            25
Amortization of Intangible Assets ............................        6,364         6,364
Merger Related Restructure Charge ............................       21,613        21,613
                                                                   --------      --------
 Income before Income Taxes ..................................      169,054       215,331
Provision for Income Taxes ...................................       74,606        94,158
                                                                   --------      --------
 Net Income ..................................................     $ 94,448      $121,173
                                                                   ========      ========
Earnings Per Share -- Basic ..................................     $   0.69      $   0.73
Earnings Per Share -- Diluted ................................     $   0.68      $   0.71
Weighted Average Shares Outstanding -- Basic .................      136,504       166,690
Weighted Average Shares Outstanding -- Diluted ...............      138,707       170,015

SEE "NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)"

                                   NOTES TO
         PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS (UNAUDITED)


Note (1) Basis of Presentation


     The pro forma information presented is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Reliance merger, JSB merger and North Fork-Dime merger become effective as of January 1, 1998. The pro forma information presented is not necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. It is anticipated that the North Fork-Dime merger will be completed during the third quarter of 2000.


     The North Fork-Dime merger will be accounted for under the purchase method of accounting and, as such, the assets and liabilities of Dime will be recorded at their estimated fair values. The Pro Forma Condensed Combined Balance Sheets (Unaudited) reflect estimated adjustments necessary to allocate a portion of the purchase price paid for Dime to the individual assets acquired and liabilities assumed in the North Fork-Dime merger. The remaining purchase price in excess of the fair value of the assets and liabilities acquired has been reflected as an intangible asset.


     The Pro Forma Condensed Combined Balance Sheets (Unaudited) give effect to the North Fork-Dime merger as if the transaction had become effective as of September 30, 1999. The Pro Forma Condensed Combined Statements of Income give effect to the North Fork-Dime merger as if it has become effective as of January 1, 1998.


     The North Fork Combined information included in the Pro Forma Condensed Combined Financial Statements (Unaudited) includes: (i) the Reliance merger, with respect to information for September 30, 1999 and 1998 and the year ended December 31, 1998, and (ii) the JSB merger with respect to all periods presented. The details regarding the pro forma adjustments for the North Fork Combined information are set forth on pages 93 to 104 of the JSB Acquisition Prospectus, which is incorporated herein by reference. See "Where You Can Find More Information" on page 4.


Note (2)


     The terms of the North Fork-Dime merger reflect a $17.00 per share purchase price consisting of 0.9302 shares of North Fork common stock and $2.00 net in cash per share for each of the 110,755,150 Dime shares outstanding as of September 30, 1999 (reduced by the 690,900 shares of Dime common stock owned by North Fork). The equivalent number of North Fork shares to be issued is 102,381,765. The cash consideration is approximately $220.1 million, or $2.00 per share.


     Pro forma adjustments to stockholders' equity at September 30, 1999 reflect the North Fork-Dime merger accounted for in accordance with the purchase method of accounting through:


   (a) The issuance of 102,381,765 shares of North Fork common stock at $16.125 (the closing price of North Fork common stock on March 3, 2000) in exchange for the 110,064,250 outstanding common shares of Dime based on the exchange ratio of 0.9302. This excludes the 690,900 shares of Dime common stock owned by North Fork in its Available-For-Sale portfolio at an average per share cost of $20.99, which are assumed to be retired at cost.


   (b) A cash payment of $25.7 million for the satisfaction of a portion of the Dime stock options outstanding at September 30, 1999. Based on information set forth in Dime's December 31, 1998 Form 10-K, the most recently available public information, approximately 3.9 million of Dime's then outstanding 6.2 million stock options have strike prices below $17.00. The weighted average strike price of these 3.9 million options is estimated to be $10.51. All of the aforementioned options are assumed to be satisfied by cash payments for the excess of $17.00 over the estimated $10.51 strike price and no tax benefit has been recognized.

   (c) The reversal of Dime's Available-For-Sale mark to market which is included in Available-for-Sale Securities, Other Assets and Accumulated Other Comprehensive Income. The entire investment portfolio will be recorded at the fair value as detailed in Note
              (8).

   (d) The elimination of Dime stockholders' equity at September 30, 1999.


Note (3)

     The North Fork-Dime merger results in an increase in the consolidated intangible assets of $882.5 million. The items that give rise to the increase are detailed below and are more fully described in the detailed components in notes (4) through (8). The incremental intangible asset will be amortized on a straight-line basis over a 20-year period.

     A reconciliation of the excess consideration paid by North Fork over the fair value of Dime's net assets acquired is as follows (in thousands):



North Fork Common Stock (102,381,765 shares at $16.125 per share).........                  $     1,650,906
Cash Consideration at $2.00 per share.....................................                          220,129
North Fork Investment in Dime, at cost (690,900 shares at $20.99 per
  share) .................................................................                           14,499
Cash Payments for Exercise of Options ....................................                           25,739
Transaction Costs, net of taxes ..........................................                          196,261
Other Items, net .........................................................                              514
                                                                                            ---------------
      Total Consideration Paid ...........................................                  $     2,108,048
  Dime Equity ............................................................       1,474,509
  Historical Goodwill ....................................................        (323,221)
  Historical Available-For-Sale mark-to-market, net of tax ...............          70,716
  Fair value adjustments to Assets/Liabilities, net of tax ...............        (100,409)
                                                                                  --------
   Dime Tangible Book Value, as adjusted, at September 30, 1999 ..........                        1,121,595
                                                                                                  ---------
      Consideration in excess of Dime Tangible Book Value, as adjusted ...                          986,453
  Less: Gain on Sale of Branches, net of taxes ...........................                         (104,000)
                                                                                                  ---------
Net Intangible Asset Recognized in Dime Acquisition ......................                  $       882,453
                                                                                            ---------------

Note (4)

     Transaction costs of approximately $196.3 million, net of $72.5 million in related tax benefits, will be incurred upon consummation of the North Fork-Dime merger and reflected as a component of the purchase price for financial reporting purposes. A summary of the transaction costs, based on North Fork preliminary estimates, is as follows:




TYPE OF COST                                                              EXPECTED COSTS
------------                                                              --------------
                                                                          (IN THOUSANDS)
    Transaction Costs ..................................................     $ 81,323
    Change in Control and Severance Agreements for Dime Senior Officers       108,200
    Other Employee Compensation and Severance Costs ....................       39,839
    Facilities and Systems Costs .......................................       33,750
    Other Merger Related Costs .........................................        5,600
                                                                             --------
      Total Pre-Tax Transaction Costs ..................................      268,712
    Less: Related Tax Benefit ..........................................       76,527
    Add: State and Local Tax Bad Debt Recapture, Net of Federal Benefit         4,077
                                                                             --------
    Total Transaction Costs, Net of Taxes ..............................     $196,262
                                                                             ========

     Transaction costs consist primarily of investment banking, legal fees, other professional fees, expenses associated with stockholder and customer notifications and an estimate of the fees associated with the termination of the proposed Dime-Hudson merger transaction. Other employee compensation and severance costs consist primarily of employee severance, transitional staffing and related employee benefit expenses. Facility and system costs consist primarily of lease termination charges and equipment write-offs resulting from the consolidation of overlapping branch locations, duplicate headquarters and operational facilities. Also reflected are estimates of the costs associated with the potential cancellation of certain data and item processing contracts and the deconversion of Dime's computer systems. Other merger related costs arise primarily from the application of North Fork's accounting practices to the accounts of Dime and other expenses associated with the integration of operations. Refinements to the foregoing estimates may occur subsequent to the completion of the Dime merger.

     The effect of the proposed charge has been reflected in the Pro Forma Condensed Combined Balance Sheet (Unaudited) as of September 30, 1999; however, it has not been reflected in the Pro Forma Condensed Combined Statements of Income (Unaudited). Although no assurance can be given, North Fork expects that cost savings will be achieved at an annual rate of approximately $100.0 million on an after-tax basis by the end of 2001 as a result of steps to be taken to integrate operations and to achieve efficiencies in certain combined lines of business. These anticipated merger related cost savings were determined based upon preliminary estimates. The pro forma financial information does not give effect to these expected cost savings, nor does it include any estimates of revenue enhancements that could be realized as a result of the North Fork-Dime merger. See "Reasons for the North Fork Offer" beginning on page 26.


Note (5)

     Reflects the liquidation of $4.086 billion in Available-For-Sale securities. A portion of these proceeds is utilized to fund the $220.1 million cash component of the purchase consideration and the $25.7 million cash payout for the Dime stock options. An additional $2.0 billion in proceeds is utilized to reduce short term liabilities of the combined company. These securities, with a weighted average yield of 7.50%, are assumed to be liquidated at their respective book values. The borrowings to be repaid are assumed to have a weighted average cost of funds of 6.25%. The net income adjustment (pre-tax) is $25.0 million on an annual basis and $18.75 million for the nine-month periods. All adjustments are prepared utilizing North Fork's effective tax rate of 37% for all periods indicated. The balance of the proceeds will fund the $1.84 billion payment to FleetBoston made in connection with the branch sale and $2.0 billion of deposit liabilities FleetBoston will assume as described more fully in Note (6).


Note (6)

     Reflects the issuance of $250.0 million of Series B Non-Cumulative Convertible Preferred Stock (the "Preferred Stock") and Common Stock Purchase Rights. The Preferred Stock will have a 7.50% annual dividend ($18.8 million on an annual basis and $14.1 million for the nine-month periods) to be paid quarterly and is convertible at $18.69 per share into 13.4 million shares of North Fork common stock. The Preferred Stock is callable at par by North Fork on the third anniversary of the issue date and will qualify for Tier 1 capital. The Common Stock Purchase Rights provide the holder with the right to purchase
7.5 million shares of North Fork common stock at a price of $17.88 per share. The Pro Forma Condensed Combined Balance Sheet (Unaudited) does not reflect any exercise of these Common Stock Purchase Rights. The Preferred Stock and Common Stock Purchase Rights will be purchased by FleetBoston concurrently with North Fork's purchase of Dime common stock in the offer. The proceeds from the sale of the Preferred Stock and Common Stock Purchase Rights are reinvested in the Available for Sale Portfolio.

     In addition to purchasing the Preferred Stock and Common Stock Purchase Rights, FleetBoston has committed to purchase from North Fork 17 branches of Dime (7 in Suffolk County, 5 in Nassau County and 5 in Manhattan). The deposit liabilities to be assumed in the branch purchases by FleetBoston are approximately $2.0 billion. FleetBoston will pay an 8.00% premium on the assumed liabilities. The after tax gain on this sale is approximately $104.0 million and will be recorded as reduction to the incremental goodwill created in the transaction.

     The Pro Forma Condensed Combined Statements of Income (Unaudited) reflect the effect on income from the sale of the branches, the transfer of $2.0 billion in liabilities and the resultant liquidation of $1.84 billion in securities due to the 8.00% premium on the transferred deposit liabilities. The net income adjustments (pre-tax) of $28.0 million on an annual basis and $21.0 million for the nine month periods assume a weighted average yield of 7.50% on the securities and a cost of liabilities, including branch overhead, of 5.50%. All adjustments are prepared utilizing North Fork's effective tax rate of 37% for all periods indicated.


Note (7)

     Reflects the elimination of $11.075 million in Dime Capital Securities owned by North Fork in its Available-For-Sale portfolio, at a fair value of $10.798 million (the amortized cost is $11.867 million). The difference between North Fork's amortized cost and the amount reflected by Dime as Capital Securities is $0.792 million and is reflected as an adjustment to goodwill totaling $0.515 million, net of tax.


Note (8)

     The financial assets and liabilities of Dime have been adjusted to their fair market value utilizing assumptions regarding North Fork management's best estimate of the composition of the underlying instruments, the current interest rate environment and general market conditions. These instruments are sensitive to many factors, including changes in market interest rates, and the value of the adjustments may change between now and the date of consummation of the Dime acquisition based on additional information.

     The estimated fair value of Dime's $14.2 billion loan portfolio is approximately $14.0 billion or a discount of approximately 1.8%. The approximate pre-tax discount of $256.6 million is reflected as a reduction in the loan carrying value with the after tax amount of $166.8 million reflected as an adjustment to goodwill. The Investment Portfolio was initially restated back to amortized historical cost and the Available-For-Sale mark to market of $121.3 million, pre-tax, or $70.7 million after tax was reflected as an adjustment to Dime equity. The Investment Portfolio with an amortized cost of approximately $4.0 billion, exclusive of $328 million of Federal Home Loan Bank stock (valued at par), has an estimated fair value of $3.76 billion or a discount of approximately 5.00%. The approximate discount of $197.9 million is reflected as a reduction to the carrying value of the Available-For-Sale portfolio with the after tax amount of $128.6 million reflected as an adjustment to goodwill. These discounts approximate management's reasonable estimates utilizing market experience with its existing loan and securities portfolios and past experience and knowledge with similar asset types.

     Management's best estimate of the core deposit intangible to be recorded, which is a measure of the value of consumer demand and savings deposits to be assumed, approximates $300 million, or 5.00% of Dimes core deposits. The core deposits (total deposits, net of time deposits) represent approximately 53% of Dime's total deposits. The amount of core deposits was reduced by an estimate of the core deposits to be sold to FleetBoston. The pre-tax amount is reflected as an adjustment to the carrying value of the liabilities with the after tax amount of $195.0 million reflected as an adjustment to goodwill. The borrowing liabilities are principally short term in nature and their fair value is assumed to be approximately the carrying value of the liabilities.

     The Pro Forma Condensed Combined Statements of Income (Unaudited) reflect adjustments to recognize the accretion of fair value discounts over the estimated lives of the underlying instruments. The loans and securities have an estimated 7-year life and the accretion of the discount is reflected as a yield adjustment to interest income on a basis that approximates a level yield. Approximately 50% of the securities portfolio is assumed to be liquidated in conjunction with the sale of branches to FleetBoston and, as such, the accretion of the fair value discounts has been reduced by this amount. The fair value adjustment for deposits is amortized on an accelerated basis over 10 years using the sum of the years digits method.

Note (9)


     The pro forma weighted average shares outstanding for the nine month periods ended September 30, 1999 and 1998 and year ended December 31, 1998 reflect: (a) an exchange ratio of 0.9302 shares of North Fork common stock for each average share of Dime common stock outstanding during such periods (Dime options remaining with strike prices above the implied $17.00 offer price are assumed to have no dilutive effect on pro forma weighted average shares outstanding); and (b) the pro forma weighted average common stock equivalents of the $250 million in Preferred Stock at a price of $18.69 (13.376 million common stock equivalents). All outstanding Common Stock Purchase Rights at a strike price of $17.88 are assumed to have no dilutive effect on the pro forma weighted average shares outstanding.

               SCHEDULE A: DIRECTORS AND OFFICERS OF NORTH FORK

     The name, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of North Fork are set forth below. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with North Fork and each individual has held such occupation for at least the last five years. Each individual's business address is 275 Broad Hollow Road, Melville, New York 11747. Each director and executive officer listed below is a citizen of the United States.

                                                  PRESENT PRINCIPAL OCCUPATION OR
    NAME AND BUSINESS ADDRESS       AGE       EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
--------------------------------   -----   ---------------------------------------------
Park T. Adikes .................    68     Director of North Fork since 2000. Former
                                           Chairman of JSB Financial, Inc.
John Bohlsen ...................    57     Director of North Fork since 1986. Vice
                                           Chairman of the Company and North Fork
                                           Bank; President, The Helm Development
                                           Corp. (real estate company)
Irvin L. Cherashore ............    64     Director of North Fork since 1997. Director
                                           of Winchester Group, Inc. (money
                                           management and institutional brokerage
                                           company); Former Director of North Side
                                           Savings Bank.
Allan C. Dickerson .............    68     Director of North Fork since 1988. Former
                                           President of Roy H. Reeve Agency, Inc.
                                           (general insurance company) (1975-1994).
Lloyd A. Gerard ................    68     Director of North Fork since 1981. Antique
                                           dealer and auctioneer.
Daniel M. Healy ................    57     Director of North Fork since 2000. Executive
                                           Vice President and Chief Financial Officer
                                           of the Company and North Fork Bank.
John Adam Kanas ................    53     Director of North Fork since 1981.
                                           Chairman, President and Chief Executive
                                           Officer of the Company and North Fork
                                           Bank.
Thomas M. O'Brien ..............    49     Director of North Fork since 1997. Vice
                                           Chairman of the Company and North Fork
                                           Bank (since January 1997); Former
                                           Chairman, President and Chief Executive
                                           Officer of North Side Savings Bank.
Patrick E. Malloy, III .........    57     Director of North Fork since 1998. Former
                                           Chairman of New York Bancorp Inc.;
                                           President Malloy Enterprises, Inc. (private
                                           investment company).
Raymond A. Nielsen .............    49     Director of North Fork since 2000. Former
                                           President of Reliance Bancorp, Inc.
James F. Reeve .................    59     Director of North Fork since 1988. President
                                           of Harold R. Reeve & Sons, Inc. (general
                                           construction company).
George H. Rowsom ...............    64     Director of North Fork since 1981. President
                                           of S.T. Preston & Son, Inc. (retail marine
                                           supplies company).

                                                PRESENT PRINCIPAL OCCUPATION OR
   NAME AND BUSINESS ADDRESS       AGE      EMPLOYMENT; FIVE-YEAR EMPLOYMENT HISTORY
-------------------------------   -----   -------------------------------------------
Dr. Kurt R. Schmeller .........    62     Director of North Fork since 1994. Former
                                          President of Queens Borough Community
                                          College, CUNY.
Raymond W. Terry, Jr. .........    69     Director of North Fork since 1988. Former
                                          Chairman and President of Southold Savings
                                          Bank.

                  SCHEDULE B: OWNERSHIP OF SHARES OF CERTAIN
                  BENEFICIAL OWNERS AND NORTH FORK MANAGEMENT

     Set forth below is certain information concerning beneficial ownership of North Fork common stock, as of September 30, 1999, by (i) each director of North Fork, (ii) each executive officer of North Fork, and (iii) all executive officers and directors of North Fork as a group. As of the North Fork record date there was no person known by the North Fork board of directors to be the beneficial owner of more than 5% of the outstanding shares of North Fork common stock.




                                                                                              PERCENTAGE
NAME                                                               NUMBER OF SHARES (1)   BENEFICIALLY OWNED
----                                                               --------------------   ------------------
John Adam Kanas (2) .............................................        2,091,279               1.55%
John Bohlsen (3) ................................................          887,721                  *
Thomas M. O'Brien (4) ...........................................          993,190                  *
Daniel M. Healy (5) .............................................          649,681                  *
Irvin L. Cherashore .............................................           63,204                  *
Allan C. Dickerson (6) ..........................................           50,151                  *
Lloyd A. Gerard (7) .............................................          177,677                  *
Patrick E. Malloy, III ..........................................        2,581,177               1.91%
James F. Reeve (8) ..............................................          167,554                  *
George H. Rowsom (9) ............................................           28,358                  *
Kurt R. Schmeller ...............................................           78,190                  *
Raymond W. Terry, Jr.(10) .......................................          108,000                  *
All executive officers and directors as a group (12 persons) (11)        7,876,182               5.82%

----------
*     Less than 1%

(1) Beneficial ownership of shares, as determined in accordance with applicable SEC rules, includes shares as to which a person directly or indirectly has or shares voting power and/or investment power (which includes the power to dispose) and all shares which the person has a right to acquire within 60 days of the reporting date. Further, with respect to Messrs. Kanas, Bohlsen and Healy, the number of shares beneficially owned includes shares held in North Fork's 401(k) plan as of December 31, 1998.

(2) Includes 690,136 shares of restricted stock and options to purchase 413,677 shares previously granted to Mr. Kanas under North Fork's compensatory stock plans, 55,300 shares held by him in joint tenancy with his wife, 62,823 shares held by his wife, 14,900 shares held by his dependent children, 400 shares held by his wife in joint tenancy with his son, and 400 shares held by his wife as custodian for their son. Excludes 95,000 shares held by the John A. Kanas and Elaine M. Kanas Family Foundation, a charitable foundation established by Mr. Kanas that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Kanas disclaims beneficial ownership.

(3) Includes 239,899 shares of restricted stock and options to purchase 178,371 shares previously granted to Mr. Bohlsen under North Fork's compensatory stock plans, 2,568 shares held by his wife and 33,416 shares held by his dependent children. Excludes 40,000 shares held by the John and Linda Bohlsen Family Foundation, a charitable foundation established by Mr. Bohlsen that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. Bohlsen disclaims beneficial ownership.

(4) Includes 62,500 shares of restricted stock, 268,605 shares held in joint tenancy with his wife, 648 shares in his name as custodian for his son, options to purchase 108,583 shares previously granted to Mr. O'Brien under North Fork's compensatory stock plans and 648 shares held by his dependent son. Excludes 32,500 shares held by The Galway Bay Foundation, a charitable foundation established by Mr. O'Brien that is qualified under section 501(c)(3) of the Internal Revenue Code, as to which Mr. O'Brien disclaims beneficial ownership.

(5) Includes 125,985 shares of restricted stock and options to purchase 212,020 shares previously granted to Mr. Healy under North Fork's compensatory stock options, 9,000 shares held by his wife and 6,000 shares held in his name as custodian for a daughter.

(6)   Includes 24,483 shares held by Mr. Dickerson's wife.

(7) Includes 5,983 shares held by Mr. Gerard in joint tenancy with his daughter, 3,000 shares held by his wife and 300 shares held by his wife in her capacity as custodian for a granddaughter.

(8)   Includes 55,625 shares held by Mr. Reeve's wife.

(9) Includes 3,000 shares held by Mr. Rowsom in joint tenancy with his wife, 934 shares held by his wife and 9,000 shares held by the S.T. Preston & Sons, Inc. Profit Sharing Trust, in which Mr. Rowsom shares voting power with two others.

(10)  Includes 45,000 shares held by Mr. Terry.

(11) Includes 1,118,520 shares of restricted stock and options to purchase an aggregate of 912,651 shares previously granted to such persons under North Fork's compensatory stock plans.

                                  SCHEDULE C


         SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

     (a) Notwithstanding any other provisions of this chapter, a corporation shall not engage in any business combination with any interested stockholder for a period of 3 years following the time such stockholder became an interested stockholder, unless:

     (1) prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or

     (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

     (3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

     (b) The restrictions contained in this section shall not apply if:

     (1) the corporation's original certificate of incorporation contains a provision expressly electing not to be governed by this section;

     (2) the corporation, by action of its board of directors, adopts an amendment to its bylaws within 90 days of the effective date of this section, expressly electing not to be governed by this section, which amendment shall not be further amended by the board of directors.

     (3) the corporation, by action of its stockholders, adopts an amendment to its certificate of incorporation or bylaws expressly electing not to be governed by this section, provided that, in addition to any other vote required by law, such amendment to the certificate of incorporation or bylaws must be approved by the affirmative vote of a majority of the shares entitled to vote. An amendment adopted pursuant to this paragraph shall be effective immediately in the case of a corporation that both (i) has never had a class of voting stock that falls within any of the three categories set out in subsection
(b)(4) hereof, and (ii) has not elected by a provision in its original certificate of incorporation or any amendment thereto to be governed by this section. In all other cases, an amendment adopted pursuant to this paragraph shall not be effective until 12 months after the adoption of such amendment and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption. A bylaw amendment adopted pursuant to this paragraph shall not be further amended by the board of directors;

     (4) the corporation does not have a class of voting stock that is (i) listed on a national securities exchange, (ii) authorized for quotation on the NASDAQ Stock Market or (iii) held of record by more than 2,000 stockholders, unless any of the foregoing results from action taken, directly or indirectly, by an interested stockholder or from a transaction in which a person becomes an interested stockholder;

     (5) a stockholder becomes an interested stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an interested stockholder and (ii) would not, at any time within the 3 year period immediately prior to a business combination between the corporation and such stockholder, have been an interested stockholder but for the inadvertent acquisition of ownership;

     (6) the business combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an interested stockholder during the previous 3 years or who became an interested stockholder with the approval of the corporation's board of directors or during the period described in paragraph (7) of this subsection (b); and (iii) is approved or not opposed by a majority of the members of the board of directors then in office (but not less than 1) who were directors prior to any person becoming an interested stockholder during the previous 3 years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to
(x) a merger or consolidation of the corporation (except for a merger in respect of which, pursuant to section 251 (f) of the chapter, no vote of the stockholders of the corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation (other than to any direct or indirect wholly-owned subsidiary or to the corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; or (z) a proposed tender or exchange offer for 50% or more of the outstanding voting stock of the corporation. The corporation shall give not less than 20 days notice to all interested stockholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph; or

     (7) The business combination is with an interested stockholder who became an interested stockholder at a time when the restrictions contained in this section did not apply by reason of any paragraphs (1) through (4) of this subsection (b), provided, however, that this paragraph (7) shall not apply if, at the time such interested stockholder became an interested stockholder, the corporation's certificate of incorporation contained a provision authorized by the last sentence of this subsection (b).

     Notwithstanding paragraphs (1), (2), (3) and (4) of this subsection, a corporation may elect by a provision of its original certificate of incorporation or any amendment thereto to be governed by this section; provided that any such amendment to the certificate of incorporation shall not apply to restrict a business combination between the corporation and an interested stockholder of the corporation if the interested stockholder became such prior to the effective date of the amendment.

     (c) As used in this section only, the term;

     (1) "affiliate," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

     (2) "associate," when used to indicate a relationship with any person, means (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

     (3) "business combination," when used in reference to any corporation and any interested stockholder of such corporation, means:

      (i) any merger or consolidation of the corporation or any direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger of consolidation is caused by the interested stockholder and as a result of such merger or consolidation subsection (a) of this section is not applicable to the surviving entity;

      (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of such corporation, to or with the interested stockholder, whether as part of a dissolution or otherwise, of assets of the corporation or of any direct or indirect majority-owned subsidiary of the corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;

      (iii) any transaction which results in the issuance or transfer by the corporation or by any direct or indirect majority-owned subsidiary of the corporation of any stock of the corporation or of such subsidiary to the interested stockholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which securities were outstanding prior to the time that the interested stockholder became such, (B) pursuant to a merger under Section 251(g) of this title; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of such corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of such corporation subsequent to the time the interested stockholder became such, (D) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of said stock, or (E) any issuance or transfer of stock by the corporation, provided however, that in no case under
            (C)-(E) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;

      (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or of any such subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or

      (v) any receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the corporation or any direct or indirect majority owned subsidiary.

     (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

     (5) "interested stockholder" means any person (other than the corporation and any direct or indirect majority-owned subsidiary of the corporation) that
(i) is the owner of 15% or more of the outstanding voting stock of the corporation, or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and associates of such person; provided, however, that the term "interested stockholder" shall not include (x) any person who (A) owned shares in excess of the 15% limitation set forth herein as of, or acquired such shares pursuant to a tender offer commenced prior to, December 23, 1987, or pursuant to an exchange offer announced prior to the aforesaid date and commenced within 90 days thereafter and either (I) continued to own shares in excess of such 15% limitation or would have but for action by the corporation or (II) is an affiliate or associate of the corporation and so continued (or so would have continued but for action by the corporation) to be the owner of 15% or more of the outstanding voting stock of the corporation at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such a person is an interested stockholder or (B) acquired said shares from a person described in (A) above by gift, inheritance or in a transaction in which no consideration was exchanged; or (y) any person whose ownership of shares in excess of the 15% limitation set forth herein in the result of action taken solely by the corporation provided that such person shall be an interested stockholder if thereafter such person acquires additional shares of voting stock of the corporation, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an interested stockholder, the voting stock of the corporation deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph
(8) of this subsection but shall not include any other unissued stock of such corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.


     (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.


     (7) "Stock" means, with respect to any corporation, capital stock and, with respect to any other entity, any equity interest.


     (8) "Voting stock" means, with respect to any corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.


     (9) "owner" including the terms "own" and "owned" when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:


      (i)  beneficially owns such stock, directly or indirectly; or


      (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
           (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or


     (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.


     (d) No provision of a certificate of incorporation or bylaw shall require, for any vote of stockholders required by this section a greater vote of stockholders than that specified in this section.


     (e) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all matters with respect to this section. (Last amended by Ch. 79, L. '95, eff. 7-1-95.)

     The letter of transmittal, certificates for Dime shares and any other required documents should be sent or delivered by each Dime stockholder or his or her broker, dealer, commercial bank, trust company or other nominee to the exchange agent at one of its addresses set forth below.


                     The Exchange Agent for the offer is:



                    FIRST CHICAGO TRUST COMPANY OF NEW YORK




                                            By Hand:
            By Mail:                   First Chicago Trust         By Overnight, Certified or
        First Chicago Trust            Company of New York           Express Mail Delivery:
       Company of New York                 Attention:                  First Chicago Trust
           Attention:                   Corporate Actions              Company of New York
         Corporate Actions          c/o Securities Transfer &              Attention:
           Suite 4660                Reporting Services Inc.            Corporate Actions
         P.O. Box 2565            100 William Street, Galleria        525 Washington Blvd.
   Jersey City, NJ 07303-2565          New York, NY 10038             Jersey City, NJ 07310


     Any questions or requests for assistance or additional copies of the prospectus, the letter of transmittal and the notice of guaranteed delivery and related exchange offer materials may be directed to the information agent or either of the dealer managers at their respective telephone numbers and locations listed below. You may also contact your local broker, commercial bank, trust company or nominee for assistance concerning the offer.


            The Information Agent for the offer and the merger is:



                             D.F. KING & CO., INC.


                                77 Water Street
                           New York, New York 10005


                 Banks and Brokers Call Collect 1-212-269-5550
                         CALL TOLL-FREE 1-800-755-7250

                   The Co-Dealer Managers for the Offer are:




     Salomon Smith Barney        Sandler O'Neill & Partners, L.P.
       388 Greenwich Street           Two World Trade Center
    New York, New York 10013         New York, New York 10048
        (877) 416-3946                    (212) 466-7700